     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 2000



                                                      REGISTRATION NO. 333-94635

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               MEDIBUY.COM, INC.
                        (NAME OF ISSUER IN ITS CHARTER)

                DELAWARE                                   5961                                  33-0822977
      (STATE OR OTHER JURISDICTION             (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NO.)


                        10120 PACIFIC HEIGHTS BOULEVARD

                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 587-7200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                                DENNIS J. MURPHY


                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               MEDIBUY.COM, INC.
                        10120 PACIFIC HEIGHTS BOULEVARD
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 587-7200
             (NAME, ADDRESS, TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:



                  JEREMY D. GLASER, ESQ.                                   FRANK H. GOLAY, JR., ESQ.
                 DENNIS A. CALDERON, ESQ.                                     SULLIVAN & CROMWELL
                    MEDIBUY.COM, INC.                                       1888 CENTURY PARK EAST,
             10120 PACIFIC HEIGHTS BOULEVARD                                       SUITE 2100
               SAN DIEGO, CALIFORNIA 92121                               LOS ANGELES, CALIFORNIA 90067
                      (858) 587-7200                                             (310) 712-6600
                 BARBARA L. BORDEN, ESQ.
                 LARRY W. NISHNICK, ESQ.
                    COOLEY GODWARD LLP
             4365 EXECUTIVE DRIVE, SUITE 1100
               SAN DIEGO, CALIFORNIA 92121
                      (858) 550-6000


                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

---------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------


If this Form is a post-effective amendment filed pursuant to 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

---------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM                                      AMOUNT OF
          TITLE OF SECURITIES               AMOUNT TO BE         OFFERING PRICE           PROPOSED MAXIMUM          REGISTRATION
           TO BE REGISTERED                  REGISTERED             PER UNIT        AGGREGATE OFFERING PRICE(1)        FEE(2)
-----------------------------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par value.........      14,950,000              $12.00                 $179,400,000               $47,362
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------


(1) Includes shares that the Underwriters will have the option to purchase solely to cover over-allotments, if any. Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.


(2) $19,800 was previously paid.



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  Subject to Completion. Dated March 16, 2000.


                               13,000,000 Shares


                                  MEDIBUY LOGO
                                  Common Stock

                             ----------------------


     This is an initial public offering of our common stock. All of the 13,000,000 shares of common stock are being sold by us.



     Prior to this offering, there has been no public market for our common stock. We anticipate that the initial public offering price per share will be between $10.00 and $12.00. Application has been made for quotation of our common stock on the Nasdaq National Market under the symbol "MBUY".



     See "Risk Factors" on page 9 to read about factors you should consider before buying shares of our common stock.


                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                                              Per Share    Total
                                                              ---------    -----
Initial public offering price...............................
Underwriting discount.......................................
Proceeds, before expenses, to us............................


     To the extent that the underwriters sell more than 13,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,950,000 shares from us at the initial public offering price less the underwriting discount.


                             ----------------------

     The underwriters expect to deliver the shares against payment in New York,
New York on                     , 2000.

GOLDMAN, SACHS & CO.
                     DONALDSON, LUFKIN & JENRETTE
                                         THOMAS WEISEL PARTNERS LLC

                                                        WIT SOUNDVIEW


                             ----------------------

                  Prospectus dated                     , 2000.

INSIDE FRONT COVER

[Picture of a partial map of North America over pictures of two individuals, two hands clasped in a handshake and shipping boxes.]

                               [medibuy.com logo]

            your healthcare business-to-business e commerce solution


                                www.medibuy.com


INSIDE TWO-PAGE GATEFOLD SPREAD

                                               InstaCat(TM) technology interface

[Background contains pictures of a partial map of North America, a personal computer showing the medibuy.com home page, and a stethoscope.]

              Buyers                               [MEDIBUY.COM LOGO]                                        Sellers

----------------------------------         ----------------------------------                   ----------------------------------
             Hospital                                 InstaCat(TM)            S  S                         Distributor
---------------------------------- I              Technology Interface        E  Y              ----------------------------------
                                   n    S                                     L  S
---------------------------------- t    E                                     L  T              ----------------------------------
                    Existing       e    C                                     E  E          F       - Catalog data
---------------------------------- r    U   - Provides access to customers'   R  M       e  I   ----------------------------------
                   Information     n    R     own contract pricing                       P  R       - Marketing information
---------------------------------- e    E                                     D  I       o  E   ----------------------------------
                    Systems        t        - Allows existing ordering        A  N       r  W       - Brand showcase
----------------------------------      Q     systems to conduct              T  T       t  A   ----------------------------------
                                        U     transactions via the Internet   A  E          L       - Customer pricing
                                        E                                     B  R          L   ----------------------------------
----------------------------------      R   - Provides customized Web         A  F                  - Order processing
           M.D. Clinic                  I     sites and e-commerce            S  A              ----------------------------------
---------------------------------- I    E     services                        E  C                  - Inventory & avalability
                                   n    S                                        E              ----------------------------------
---------------------------------- t                                          &
                    Existing       e    A
---------------------------------- r    N                                     F
                   Information     n    D                                     I                 ----------------------------------
---------------------------------- e                                          N                            Manufacturer
                    Systems        t    O  ---------------------------------- A                 ----------------------------------
----------------------------------      R       Group       |                 N
                                        D     Purchasing    |      Data       C                 ----------------------------------
                                        E    Organization   |    Warehouse    I             F       - Catalog data
----------------------------------      R    Price Files    |                 A          e  I   ----------------------------------
          Alternate Site                S  ---------------------------------- L          P  R       - Marketing information
---------------------------------- I                                                     o  E   ----------------------------------
   - Long-term care                n                                                     r  W       - Brand showcase
---------------------------------- t                                                     t  A   ----------------------------------
   - Home care                     e                                                        L       - Customer pricing
---------------------------------- r                                                        L   ----------------------------------
   - Lab                           n                                                                - Order processing
---------------------------------- e                                                            ----------------------------------
   - Other                         t                                                                - Inventory & availability
----------------------------------                                                              ----------------------------------

www.medibuy.com

INSIDE BACK COVER

                               [medibuy.com logo]

                          Global Choice -- Local Power


                                www.medibuy.com

                               PROSPECTUS SUMMARY

     Before making an investment decision, you should read the following summary together with the more detailed information regarding us and our common stock and our financial statements and the notes to our financial statements appearing elsewhere in this prospectus. You should also carefully consider the information discussed in "Risk Factors".

                               MEDIBUY.COM, INC.


     medibuy.com operates a leading business-to-business Internet marketplace for the purchase and sale of medical and non-medical products and services used by the healthcare industry worldwide. Through our Web site at www.medibuy.com, we offer an online marketplace which enables buyers and sellers to reduce many of the inefficiencies of the traditional healthcare supply chain. We provide buyers and sellers with a flexible and secure exchange to conduct daily commerce and access the latest information relating to products, services, pricing and market trends. We capture valuable transaction information which our customers can access through a variety of reporting and analytical tools. To accelerate adoption of our marketplace solution, we have established strategic relationships with a number of companies, including:



     - PREMIER. Premier Purchasing Partners, L.P., an affiliate of Premier, Inc., is one of the largest group purchasing organizations in the United States. Group purchasing organizations aggregate the purchasing volume of their member hospitals in order to negotiate contracts with favorable pricing and terms with sellers of medical and non-medical products and services. We will be the exclusive e-commerce marketplace that Premier will offer to its 1,800 member hospitals.



     - HEALTHEON/WEBMD. We will create and cooperatively market a co-branded online marketplace for Healtheon/WebMD's physician members.



     - DRUGSTORE.COM. We will create and cooperatively market a co-branded online marketplace with drugstore.com for home healthcare providers.



     - ALLIANZ CAPITAL PARTNERS. Allianz will assist us with the expansion of our marketplace in Europe.



     We estimate that the market for new medical products, supplies and equipment used by healthcare providers is $83 billion in the United States and $150 billion worldwide. These estimates do not include services or non-medical or used products, supplies and equipment purchased by healthcare providers, which we believe will contribute significantly to our market opportunity. In the United States, there are over 22,000 medical supplies manufacturers and distributors selling products to approximately 6,000 hospitals and hundreds of thousands of other healthcare providers. In addition, there are non-medical manufacturers and distributors that sell their products to healthcare providers and various organizations that market services such as maintenance, nursing care, home care and medical billing to these providers.



     The traditional process of buying and selling products and services used by the healthcare industry is time consuming and inefficient and does not adequately address the needs of buyers and sellers. A 1996 study published by a consortium of healthcare providers and suppliers known as the Efficient Healthcare Consumer Response found that $11 billion is spent annually in the United States on avoidable costs associated with healthcare supply chain inefficiencies. These inefficiencies result from a number of factors, including the large number of geographically dispersed buyers and sellers, the multi-facility nature of many healthcare providers, and the heavy reliance on telephones, faxes, catalogs and electronic data interchange, or EDI.



     To address these inefficiencies and to better serve buyers and sellers, we have created an online marketplace that spans the breadth of purchasing activities. Our eCatalog service provides buyers with access to the latest market pricing as well as a customer's own contracted product pricing, transaction activity reporting and current product availability information, and provides sellers with cost-effective access to new customers and markets. Our eRFP service automates the time-consuming, paper-based processes of distributing a request-for-proposal to appropriate sellers and coordinating responses from the seller community. Through our eAuction service, we offer auction capabilities enabling users to buy and sell new and used medical equipment. Our eSpecials service allows the seller community to actively promote and sell products and offer discounted prices directly to the buyer. All of our e-commerce services are powered by our proprietary electronic catalog technologies, which enable online transactions with multiple parties.



     Our online marketplace provides substantial benefits to participating buyers and sellers by reducing order processing and tracking costs and improving the utilization of data relating to products, services, transactions, and market trends. In addition, our online marketplace benefits buyers by providing access to a global seller community and by streamlining the purchasing process. Our online marketplace also benefits sellers by providing access to a worldwide buyer community, reducing sales and marketing costs, and improving inventory and rebate management.



     Our primary ongoing revenue model will be to derive transaction fees from the sale of products and services through our electronic marketplace. For the year ended December 31, 1999, our revenue was derived both from e-commerce transaction fees and fees from e-commerce software development and other services that enable e-commerce transactions.



     It is difficult to evaluate our business and our future prospects because we have only recently introduced our services, and the market for an online marketplace for the purchase and sale of medical and non-medical products and services is new and unproven. We have experienced a history of significant losses with a net loss of $1.4 million through December 31, 1998 and a net loss attributable to common stockholders of $45.9 million for the year ended December 31, 1999. As of December 31, 1999, we had an accumulated deficit of $47.3 million. We expect to continue to incur losses for the foreseeable future. As of December 31, 1999, we had total revenue since inception of $170,000.


     Our objective is to become the preferred marketplace for products and services used by the healthcare industry. To achieve this objective, we intend to pursue a strategy that involves the following key components:


- Accelerate the adoption and use of our marketplace by members of group purchasing organizations and unaffiliated buyers and sellers



- Maintain our neutrality with respect to group purchasing organizations, buyers and sellers who participate in our marketplace


- Maintain our commitment to technological leadership


- Continue to build brand recognition


- Expand our service offerings

- Continue to excel in customer service

- Expand internationally


                   ACQUISITION OF PREMIER HEALTH EXCHANGE LLC



     In March 2000, we entered into an agreement to acquire Premier Health Exchange LLC, the e-commerce provider of Premier Purchasing Partners, L.P., one of the largest group purchasing organizations in the U.S., representing 1,800 member hospitals. Premier Purchasing Partners is an affiliate of Premier, Inc., a national strategic business alliance representing hospitals and health systems. Premier Purchasing Partners negotiates pricing and terms with sellers of medical and non-medical products and services on behalf of its members. In 1999, Premier reported that membership purchases under its contracted purchasing agreements with approximately 400 sellers totaled $10.6 billion. Virtually none of the purchases by Premier members were conducted through an online marketplace in 1999. We cannot assure you that any significant portion of these purchases will be made through our online marketplace in the future. As a result of this acquisition, we will be the exclusive e-commerce marketplace that Premier will offer to its members for a scheduled six-year term. Under an e-commerce outsourcing agreement, we will receive payments of $159 million over the six-year exclusivity period. The agreement also provides for the additional payment of transaction-based fees to us and to Premier for e-commerce transactions with Premier's members through our online marketplace. Prior to the acquisition, Premier Health Exchange's primary activities have been the development of technology for an electronic catalog which provides data that enhances the operation of group purchasing organizations and their members.

                                  THE OFFERING


Common stock offered.........................  13,000,000 shares
Common stock to be outstanding after this
  offering...................................  114,404,743 shares

Proposed Nasdaq National Market symbol.......  "MBUY"

Use of proceeds..............................  We intend to use the net proceeds from the offering for increased sales and marketing
                                               efforts, enhancement and continued
                                               development of our Internet services,
                                               accelerating integration with our customers'
                                               systems, potential acquisitions of
                                               complementary products, services,
                                               technologies and businesses and for other
                                               working capital and general corporate
                                               purposes.



     The number of shares of common stock to be outstanding after the offering is based upon the pro forma number of shares outstanding as of March 1, 2000. Unless otherwise stated, information on our common stock outstanding is as of March 1, 2000 and assumes:



- a 2.5 for 1 split of our common stock that will take effect prior to the effective date of this offering


- no exercise of the underwriters' option to purchase additional shares in this offering


- the completion of our acquisition of Premier Health Exchange and our issuance of 50,000,000 shares of common stock in the transaction



- no exercise of options or warrants to acquire our common stock



     As of March 1, 2000, there were 18,696,400 shares authorized for issuance on exercise of options under our stock option plans, under which 11,111,995 options were outstanding. Additionally, there were 1,235,338 options outstanding that were issued outside of the plans. The weighted average exercise price of the total 12,347,333 options outstanding was $3.02 per share. We have issued or made commitments to issue warrants to purchase an aggregate of 1,174,960 shares of our common stock at an average exercise price of $0.05 per share. In addition, upon our acquisition of Premier Health Exchange, we will issue warrants to acquire 11,162,901 shares of our common stock at an exercise price of $0.01 per share and options to acquire 3,125,701 shares of our common stock at an exercise price of $5.35 per share.

                           -------------------------

                             CORPORATE INFORMATION

     We were incorporated in the State of Delaware on August 18, 1998 under the name HS.com, Inc. In January 1999, we changed our name to medibuy.com, Inc. Our executive offices are located at 10120 Pacific Heights Boulevard, San Diego, California 92121. Our telephone number is (858) 587-7200. Our address on the World Wide Web is http://www.medibuy.com. Information contained at our Web site is not part of this prospectus.

                                   TRADEMARKS

     medibuy.com(TM), medibuy(TM), eRFP(TM), eAuction(TM), eCatalog(TM), eCertified(TM), InstaCat(TM), ePort(TM), cowhorn.com(TM), eSource(TM) and eSpecials(TM) are trademarks of medibuy.com. This prospectus also refers to trade names and trademarks of other organizations.

                      SUMMARY CONSOLIDATED FINANCIAL DATA



     The following consolidated financial information should be read together with the "Selected Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.



                                                            PERIOD FROM
                                                          AUGUST 18, 1998
                                                            (INCEPTION)          YEAR
                                                              THROUGH            ENDED
                                                           DECEMBER 31,      DECEMBER 31,
                                                               1998              1999
                                                          ---------------    -------------
                                                            (IN THOUSANDS, EXCEPT SHARE
                                                                AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues................................................    $       --        $       170
Loss from operations....................................        (1,454)           (40,193)
Net loss................................................        (1,452)           (39,721)
Net loss attributable to common stockholders............        (1,452)           (45,879)
Net loss per share attributable to common stockholders,
  basic and diluted.....................................    $    (0.16)       $     (4.01)
Shares used in per share computations, basic and
  diluted...............................................     8,987,269         11,445,535
Pro forma net loss per share attributable to common
  stockholders, basic and diluted.......................                      $     (1.37)
Shares used in pro forma per share computations, basic
  and diluted...........................................                       28,902,712



                                                                DECEMBER 31, 1999
                                                      -------------------------------------
                                                                                  PRO FORMA
                                                                                     AS
                                                       ACTUAL      PRO FORMA      ADJUSTED
                                                      --------    ------------    ---------
                                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...........................   $63,780      $117,832      $249,372
Working capital.....................................    57,855       106,657       238,197
Total assets........................................    84,682       821,546       953,086
Stockholders' equity................................    76,238       807,852       939,392



     See our consolidated financial statements and accompanying notes for a description of the computation of the net loss per share, pro forma net loss per share and the number of shares used in the per share calculations in consolidated statement of operations data above. Pro forma net loss per share reflects the conversion of our outstanding preferred stock into common stock, retroactive to the date of issuance.


     The pro forma balance sheet data listed above reflects:


- the sale of 1,480,149 shares of Series E preferred stock in January 2000 for net proceeds totaling $30,402,000



- the issuance of 50,000,000 shares of common stock, 3,125,701 options to purchase common stock and 11,162,901 warrants to purchase common stock with an estimated aggregate fair value of $701,212,000 in connection with our acquisition of Premier Health Exchange


- the subsequent conversion of all of our outstanding preferred stock into common stock immediately prior to this offering

     The pro forma as adjusted consolidated balance sheet data listed above also reflects the sale of 13,000,000 shares of our common stock in this offering at an assumed initial public offering price of $11.00 per share after deducting an assumed underwriting discount and estimated offering expenses. See "Use of Proceeds" and "Capitalization" for a discussion about how we intend to use the proceeds from this offering and about our capitalization.



     Immediately prior to this offering, each share of our Series A and Series B preferred stock will convert into 25 shares of common stock and each share of our Series C, Series D and Series E preferred stock will convert into two and one-half shares of common stock.

                                  RISK FACTORS

     Before purchasing our common stock you should carefully consider the risks and uncertainties described below. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

WE EXPECT TO CONTINUE TO INCUR LOSSES AND MAY NEVER ACHIEVE PROFITABILITY, WHICH MAY CAUSE OUR STOCK PRICE TO FALL.


     At December 31, 1999, we had an accumulated deficit of $47.3 million. We had a net loss of $1.4 million from our inception to December 31, 1998 and a net loss attributable to common stockholders of $45.9 million for the year ended December 31, 1999. Since our inception in August 1998, we have never been profitable, and we expect to continue to incur losses for the foreseeable future. Our business strategy has only recently been implemented and our revenues have been minimal. Additionally, we have spent significant amounts on Web site development and sales and marketing efforts, and we expect these costs to continue. If we are unable to achieve profitability, our stock price may fall.



IF WE ARE UNABLE TO MAINTAIN OUR RELATIONSHIP WITH PREMIER AND ITS MEMBERS, OUR BUSINESS COULD BE HARMED AND OUR STOCK PRICE MAY FALL.



     Following our acquisition of Premier Health Exchange, we will be the exclusive e-commerce marketplace that Premier will offer to its 1,800 member hospitals. If we are unable to maintain our relationship with Premier and its members or if Premier's members do not adopt our e-commerce marketplace at the level that we anticipate, our expected revenues will be adversely affected, our business will be harmed and our stock price may fall.


OUR BUSINESS MODEL IS UNPROVEN AND IF WE DO NOT GENERATE SUFFICIENT REVENUES OUR BUSINESS MAY BE HARMED.


     The operation of an online marketplace for the purchase and sale of medical and non-medical products and services is a new, unproven and rapidly evolving business model. As a result, demand and market acceptance for our e-commerce services are subject to a high degree of uncertainty and risk. We are attempting to capitalize on this business model which is not currently implemented by traditional participants in the healthcare supplies industry. We cannot assure you that users in the healthcare industry will adopt this new business model or use our online marketplace for obtaining healthcare supplies. If this new market fails to develop, develops more slowly than expected or becomes saturated with competitors, or our services do not achieve or sustain market acceptance, our business could be harmed.


WE ARE A STARTUP COMPANY AND OUR LIMITED OPERATING HISTORY MAKES AN EVALUATION OF OUR BUSINESS AND PROSPECTS DIFFICULT.


     Since our inception in August 1998, our operating activities have consisted largely of developing the infrastructure necessary to provide our online marketplace. We have only recently begun to provide our online marketplace services to our customers. In addition, our long-term success will depend largely on the success of our strategic relationships. We are still in the early stages of our current strategic relationships and we are unable to predict whether the goals of those relationships will be achieved. Our limited operating history and limited experience with our strategic business partners make it difficult to evaluate our current business and prospects. Before investing, you should evaluate the risks, expenses and problems we may encounter as a result of our early stage of development.

RAPID GROWTH IN OUR OPERATIONS AND INFRASTRUCTURE IS PLACING A SIGNIFICANT STRAIN ON OUR RESOURCES, AND FAILURE TO MANAGE THIS GROWTH EFFECTIVELY COULD DISRUPT OUR OPERATIONS AND HARM OUR BUSINESS.


     We are experiencing a period of rapid expansion in our Web site traffic, number of employees, facilities and infrastructure. Since our inception through March 1, 2000, we have registered over 3,300 buyers and over 2,000 sellers on our Web site. In April 1999, when we began recording transactions, we recorded 485 average daily visitors to our Web site. In December 1999, we recorded 1,228 average daily visitors to our Web site, representing a 153% increase. Our number of employees increased from 15 on December 31, 1998 to 191 on March 1, 2000. We expect further significant expansion will be required to address potential increases in the number of users, the breadth of our service offerings and other opportunities. This expansion has placed, and we expect it will continue to place, a significant strain on our management, operational and financial resources. Our failure to effectively manage our growth could disrupt our operations and harm our business.



IF WE ARE NOT ABLE TO SUCCESSFULLY INTEGRATE OUR SYSTEMS WITH THE INTERNAL INFORMATION SYSTEMS OF OUR CUSTOMERS, INCLUDING PREMIER AND ITS MEMBERS, OUR RELATIONSHIPS WITH THEM WILL BE ADVERSELY AFFECTED.



     In order for buyers and sellers to fully benefit from our e-commerce services, our system must integrate with their systems. There is little uniformity in the systems currently used by our customers, which complicates the integration process. If these systems are not successfully integrated, our relationships with our customers would be adversely affected, and they could choose to not use or reduce their use of our e-commerce services, which would harm our business.



     Following our acquisition of Premier Health Exchange, we will be required to integrate our e-commerce services with the information systems of Premier and its members according to an agreed upon integration plan. We will incur significant costs in order to integrate our systems with Premier's and its members' systems. We also may be delayed in integrating our services and may fail to integrate those systems on a timely basis or in compliance with the timing requirements under the agreement. If we are delayed in integrating those systems, our expected revenue growth may be adversely affected or we may be in breach of the agreement and Premier may terminate the agreement. If we are unable to timely integrate more than a specified percentage of the facilities required to be integrated under the agreement, then Premier will be entitled to terminate our e-commerce outsourcing agreement and will have a license to operate our systems to provide an e-commerce marketplace to its members for a period of up to three years following termination of the agreement.


IF WE ARE UNABLE TO ATTRACT AND RETAIN A CRITICAL MASS OF BUYERS AND SELLERS, OUR BUSINESS WILL BE ADVERSELY AFFECTED.


     Our business depends in large part on our ability to build a critical mass of buyers and sellers. To attract and maintain sellers we must build a critical mass of buyers. However, buyers must perceive value in our e-commerce marketplace which, in large part, depends upon the breadth of the product offerings from our sellers. Creating a network effect, where the value to buyers and sellers alike increases as the number of participants increases, is a key component of our strategy. If we are unable to increase the number of buyers and sellers using our online marketplace, we will not be able to benefit from this network effect. As a result, the overall value of our e-commerce solution would be diminished, which would negatively affect our future revenues and business.



     Under our e-commerce outsourcing agreement with Premier, if at the end of the fourth or fifth year of the agreement, we fail to satisfy specified customer satisfaction standards and customer usage criteria, then Premier may terminate our exclusivity under the agreement. The

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


loss of our exclusivity under the e-commerce outsourcing agreement could adversely affect our revenues and our business.


IF WE ARE UNABLE TO INCREASE OUR TRANSACTION VOLUME OR THE DOLLAR VALUE OF OUR TRANSACTIONS, OUR FUTURE REVENUES MAY SUFFER.


     We expect that a substantial portion of our future revenues will be generated by the products and services offered by sellers through our healthcare supplies online marketplace. Accordingly, our revenues will depend on the dollar volume of transactions conducted through our online marketplace. To maintain revenue growth, we will need to increase the total number of transactions conducted through our online marketplace and their dollar value. In order to increase our transactions and dollar volume, we will need to:


- Generate increasing levels of traffic on our Web site, from both new and repeat customers

- Increase the percentage of visitors to our Web site who purchase or sell healthcare supplies

- Increase the average dollar value of each transaction

     Our failure to do one or more of these could have an adverse effect on our future revenues.


IF OUR WEB SITE AND TRANSACTION PROCESSING SYSTEMS BECOME UNAVAILABLE FOR EXTENDED PERIODS OF TIME OR ARE NOT ABLE TO ADEQUATELY SERVICE INCREASING TRAFFIC LEVELS, OUR REPUTATION AND BUSINESS MAY SUFFER.



     Our success depends in large part on the number of customers who use our online marketplace and services to buy and sell healthcare supplies. Accordingly, our system must be able to service increasing traffic while maintaining adequate customer service. Any significant interruptions or delays in our system would reduce the volume of transactions carried on through our online marketplace and the attractiveness of our e-commerce services, which could reduce customer satisfaction and harm our reputation and business. Substantial increases in the volume of traffic or the number of transactions on our online marketplace will require expansion of and upgrades to our technology infrastructure. We cannot be sure that our systems will be able to accommodate increased traffic in the future. Any failure of our system could result in fewer transactions and, if sustained or repeated, could impair our reputation and the attractiveness of our services or prevent us from providing our services entirely.



     In addition, under our agreement with Premier Purchasing Partners, if our services become unavailable to Premier Purchasing Partners and its members for periods specified in the agreement, then Premier Purchasing Partners will be entitled to terminate our e-commerce outsourcing agreement and will have a license to operate our systems to provide an e-commerce marketplace to its members for a period of up to three years following termination of the agreement.


WE MAY EXPERIENCE SIGNIFICANT DELAYS IN GENERATING REVENUES IF POTENTIAL CUSTOMERS TAKE A LONG TIME TO EVALUATE AND ADOPT OUR SERVICES.

     A key element of our strategy is to market our services directly to large healthcare organizations, manufacturers and distributors. We do not control many of the factors that will influence the decisions of those organizations regarding the use of our services. We expect that the evaluation and adoption process will be lengthy and will involve significant technical evaluation and commitment of resources by these organizations. The use of our services by buyers and sellers may be delayed due to their reluctance to modify existing procedures. Delays in adoption of our services could postpone our realization of revenues and result in increased or prolonged losses.

IF WE DO NOT SUCCESSFULLY MARKET THE MEDIBUY.COM BRAND, OUR BUSINESS MAY SUFFER.

     We believe that establishing, maintaining and enhancing the "medibuy.com" brand is critical in attracting and expanding traffic to our Web site. There are a number of Web sites that offer competing services. Some of these sites already have well-established brands in either online services or the healthcare supplies market. As a result, it is critical that we establish and enhance the medibuy.com brand. We believe that increased competition may make establishing our brand significantly more expensive. Promotion of our brand will depend largely on expanding our sales and marketing capabilities and providing an open marketplace with a large number of buyers and sellers. We intend to use a portion of the proceeds of this offering to expand our sales and marketing activities. We cannot be certain that we will be successful in marketing the medibuy.com brand. If we are unable to successfully promote our brand, our revenues and business may be harmed. If we incur greater expenses than expected in marketing our brand, our financial results may be harmed.


IF WE ARE UNABLE TO ENTER INTO AND MAINTAIN RELATIONSHIPS WITH LARGE HEALTHCARE GROUP PURCHASING ORGANIZATIONS IN ADDITION TO PREMIER, OUR GROWTH AND REVENUES COULD SUFFER.



     We believe that we must establish relationships with large healthcare group purchasing organizations in addition to Premier in order for us to increase our access to a significant portion of the healthcare supplies market. Group purchasing organizations represent groups of buyers in the negotiation of purchasing contracts with sellers and consequently have the ability to significantly influence the purchasing decisions of their members. We do not negotiate prices on behalf of buyers or perform other services traditionally offered by group purchasing organizations. Nonetheless, it is possible that group purchasing organizations may perceive our e-commerce services as competitive with their businesses or they may perceive our relationship with Premier as a threat to their business. The inability to enter into and maintain favorable relationships with other group purchasing organizations and the hospitals they represent could impact the breadth of our customer base and could harm our growth and revenues.



WE EXPECT TO RELY ON A LIMITED NUMBER OF LARGE CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUES IN THE FUTURE. LOSING ONE OR MORE OF THESE CUSTOMERS MAY ADVERSELY AFFECT OUR FUTURE REVENUE GROWTH.



     While our marketing and development efforts address the entire healthcare industry, a significant portion of these efforts are directed at larger organizations that have a concentration of purchasing needs. As a result, we expect that for the foreseeable future we will generate a significant portion of our revenues from a limited number of large customers. Further, our customers are not obligated to use our e-commerce solution for any minimum number of transactions or dollar amounts. As a result, our customers may effectively discontinue use of our e-commerce solution at any time without penalty. If we lose any of our large customers or if we are unable to add new large customers, we may be unable to increase our revenues. For the year ended December 31, 1999, one customer of our subsidiary PartNET, Inc., the U.S. Government, accounted for 61% of our consolidated revenues. However, we do not intend to focus on growing the PartNET portion of our business that provides services to non-healthcare companies.



SINCE WE RELY ON SELLERS TO FULFILL ORDERS FOR OUR BUYERS, WE HAVE LITTLE OR NO CONTROL OVER THE TIMING AND ACCURACY OF ORDER FULFILLMENT AND, CONSEQUENTLY, WE CANNOT CONTROL BUYER SATISFACTION. IF BUYERS ARE NOT SATISFIED WITH THEIR EXPERIENCE WITH SELLERS ON OUR ONLINE MARKETPLACE, OUR REPUTATION AND BUSINESS COULD BE HARMED.


     We do not carry inventory or directly supply products. As a result, we rely on our sellers for timely order fulfillment and other customer service functions relating to delivery of products and services to ensure buyer satisfaction. We have little or no control over the fulfillment of buyers' orders. The fulfillment process is complicated by the numerous and varied products and services offered in our online marketplace, and by the regulatory requirements applicable to healthcare supplies. If our sellers do not provide accurate order fulfillment and high quality customer service, customer satisfaction could be harmed, as well as our reputation and business. Customer dissatisfaction may cause buyers not to pay sellers, which in turn may also negatively impact our ability to collect our transaction fees from sellers. In order to be successful, we must maintain relationships with sellers that will produce, stock and deliver high quality products to buyers through our Web site.



OUR PRIMARY COMPUTER AND TELECOMMUNICATIONS SYSTEMS ARE IN THE SAME GEOGRAPHIC LOCATION, WHICH MAKES THEM MORE VULNERABLE TO DAMAGE OR INTERRUPTION. THIS DAMAGE OR INTERRUPTION COULD HARM OUR BUSINESS.


     Though we do have back-up systems, substantially all of our primary computer and telecommunications systems are located in one geographic area. These systems are vulnerable to damage or interruption from, among other things:

- fire

- earthquake

- water damage

- sabotage

- flood

- power loss

- technical or telecommunications failure

     While we have business interruption insurance, this coverage may not adequately compensate us for our lost business and will not compensate us for any liability to our customers due to our inability to provide services to them. Although we have implemented network security measures, our systems, like all systems, are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. These disruptions could lead to interruptions, delays, loss of data or the inability to accept and confirm buyer purchases. Any of these occurrences would impair our ability to serve our customers and harm our business.

IF WE ARE NOT ABLE TO OFFER NEW SERVICES, WE MAY NOT BE ABLE TO GROW OUR
REVENUES.

     We plan to introduce new and expanded services and to expand our third-party relationships in order to attract more buyers and sellers to our Web site and increase transaction volume. We cannot be certain that we will be able to offer these services in a cost-effective or timely manner. Any new services that are not favorably received by buyers or sellers could damage our reputation. Expansion of our services will require us to devote a significant amount of time and money and may strain our resources and divert the attention of our management. Our failure to expand our services could delay or prevent our revenue growth.

WE FACE INTENSE COMPETITION WHICH COULD LIMIT OUR ABILITY TO MAINTAIN OR EXPAND THE BASE OF BUYERS AND SELLERS OF HEALTHCARE SUPPLIES USING OUR SERVICES.

     The market for business-to-business e-commerce is new and rapidly evolving. Competition is intense and is expected to increase significantly in the future. Barriers to entry are relatively insubstantial. We believe that the critical success factors for companies seeking to create business-to-business e-commerce solutions include the following:

- brand recognition

- breadth, depth and quality of product offerings

- ease of use and convenience

- ability to integrate their services with users' existing systems and software


- identity and number of strategic partners and other business relationships


- quality and reliability of their services

- customer service

- number of users and transaction volume

- the amount of the fees charged to sellers

     The online market for healthcare supplies is new, rapidly evolving and intensely competitive. We believe we face competition in three general market segments:

- Online healthcare supplies marketplaces

- Traditional healthcare supply chain participants

- Other companies providing Internet e-commerce services

     Our current and potential competitors' services may achieve greater market acceptance than our services. Many of our existing and potential competitors have longer operating histories in the healthcare supplies industry, greater name recognition, larger customer bases or greater financial, technical and marketing resources than we do. As a result of these factors, our competitors and potential competitors may be able to respond more quickly to market forces, undertake more extensive marketing campaigns for their brands and services and make more attractive offers to buyers and sellers, potential employees and strategic partners. In addition, new technologies may increase competitive pressures. We cannot be certain that we will be able to expand our buyer and seller base, or retain our current buyer and seller customers. We may not be able to compete successfully against current and future competitors and competition could harm our business.

IF WE ARE UNABLE TO SUCCESSFULLY IMPLEMENT OUR ACQUISITION STRATEGY, WE MAY NOT BE ABLE TO GROW OUR REVENUES.


     We plan to make future acquisitions as a part of our growth strategy. The acquisition of Premier Health Exchange and the acquisition of any other companies in the future involve risks that could harm our future revenues and operating results. For example:


- We may not be able to identify suitable acquisition candidates or to acquire companies on favorable terms.

- We compete with others to acquire companies. We believe that this competition will increase and may result in decreased availability or increased prices for suitable acquisition candidates.

- We may not be able to obtain the necessary financing, on favorable terms or at all, to finance any of our potential acquisitions.


- We may ultimately fail to close an acquisition even if we announce that we plan to acquire a company.



- We may fail to integrate successfully or manage Premier Health Exchange or any other acquired company due to differences in technology, business systems or corporate cultures.


- An acquired company may not perform as we expect.

- We may choose to acquire a company that is not profitable.

- If we fail to integrate successfully Premier Health Exchange or any other acquired company, our business and reputation could be damaged, potentially making it more difficult to market our services or to acquire additional companies in the future.


- Our acquisition strategy may divert management's attention away from our primary service offerings, result in the loss of key customers and/or personnel and expose us to unanticipated liabilities.


IF WE LOSE KEY MEMBERS OF OUR MANAGEMENT TEAM, OR FAIL TO INTEGRATE THEM, OUR BUSINESS AND PROSPECTS MAY BE HARMED.


     Almost all of our management team joined us in 1999. Many of these individuals have not previously worked together and are currently being integrated as a management team. Our future performance will substantially depend on our ability to effectively integrate our management team as well as our ability to retain them. Furthermore, because the growth of our business is dependent upon the individual personal relationships that members of our management team have with contacts elsewhere in the healthcare industry, if some or all of them terminate their employment with us, our business and prospects may be harmed.


     We have employment agreements with Dennis Murphy, our Chief Executive Officer and President, James Hersma, our Executive Vice President, Market Development, Charles Smith, our Executive Vice President, Customer Advocacy, Norman Farquhar, our Executive Vice President and Chief Financial Officer, Robert Witt, our Executive Vice President, Chief Information Officer and Don Brown, President of our PartNET subsidiary; however, those agreements cannot guarantee that any of those officers will not terminate employment with us. Further, we do not maintain any "key person" life insurance policies.


OUR BUSINESS COULD BE HARMED IF WE ARE NOT ABLE TO HIRE AND RETAIN A SUFFICIENT NUMBER OF QUALIFIED EMPLOYEES.

     Our future success will depend on our ability to attract and retain other highly skilled personnel. In particular, competition for healthcare industry professionals and technical personnel is intense. Substantially all of our employees joined us in 1999, and we expect that our hiring will continue. An inability to hire and retain qualified personnel in sufficient numbers may reduce the quality of our service offerings and could harm our business.

WE COULD BE LIABLE FOR PRODUCT LIABILITY CLAIMS RELATED TO PRODUCTS AND SERVICES PURCHASED THROUGH OUR WEB SITE, AND OUR BUSINESS COULD BE HARMED.

     Many of the products obtained by buyers through our system will be used to treat patients. Any defects or other performance problems of these products could result in injury to these patients. A product liability claim brought against us could expose us to substantial liability and, even if not successful, would likely be time consuming and costly, would divert management attention from the operation of our business, and could seriously harm our business. Any insurance coverage we have may not be applicable to such a claim. Even if our insurance is applicable, the amount of coverage may be inadequate.

IF OUR SYSTEMS DAMAGE OUR CUSTOMERS' INFORMATION SYSTEMS OR BUSINESSES, WE COULD BE LIABLE AND OUR REPUTATION AND BUSINESS COULD BE HARMED.

     Our systems are integrated with our customers' information systems. If malfunctions in our system cause our customers to be unable to make purchases or sales of supplies, we may be held liable for any losses that they suffer as a result. In addition, our systems could cause a user's information systems to fail, in whole or in part, which could subject us to substantial liability for their loss of business and adversely affect our reputation and our ability to grow our business.

THE CONTENTS OF OUR WEB SITE OR CO-BRANDED WEB SITES MAY EXPOSE US TO VARIOUS CLAIMS, WHICH COULD RESULT IN SUBSTANTIAL COSTS AND LIABILITIES.



     Our Web site contains information concerning the products offered by sellers, including product descriptions, specifications and pricing. This information is provided by sellers and we generally do not independently verify this information. In addition, we have agreed to develop co-branded Web sites in connection with some of our strategic relationships. To some extent, we will not be able to control or pre-approve content provided by the parties with whom we have developed these co-branded Web sites. We could potentially face liability for slander, libel, fraud, negligence, copyright, patent or trademark infringement and other claims based on the information contained on our Web site or on a co-branded site. A successful claim could subject us to significant liability that would harm our reputation and financial results. Even the successful defense of a claim could divert the attention of our management and damage our brand perception and reputation.


WE RELY ON OUR SELLERS AND THEIR CARRIERS TO COMPLY WITH GOVERNMENT REGULATIONS REGARDING THE SALE AND DISTRIBUTION OF REGULATED PRODUCTS, AND THEIR FAILURE TO COMPLY COULD RESULT IN SUBSTANTIAL CIVIL AND CRIMINAL LIABILITY.

     Many of the products offered through our Web site are subject to direct regulation by governmental agencies. We rely upon sellers who use our services to meet all packaging, distribution, labeling, hazard and health information notice, record keeping and licensing requirements applicable to transactions conducted on our system. We may be subject to liability for violations of these regulations regardless of our actual involvement in a violation. In addition, we rely upon the carriers retained by our sellers to comply with regulations regarding the shipment of any hazardous materials sold through our system. We cannot assure you that our sellers or their carriers will comply with all applicable government regulations. We could be fined or exposed to civil or criminal liability for any violations which could have a negative impact on our business or financial results.

WE INTEND TO EXPAND OUR BUSINESS INTO INTERNATIONAL MARKETS, WHICH WOULD MAKE OUR BUSINESS SUSCEPTIBLE TO NUMEROUS RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

     Our international strategy will necessitate expanding our international operations and hiring additional personnel. A key component of our strategy is to enter into relationships with companies having a significant presence and expertise in the foreign markets we target. Our entry into international markets may require significant management attention and financial resources, which may harm our ability to effectively manage our existing business. We expect to commit significant resources to expand our international sales and marketing activities. Even if we are successful in expanding our operations internationally or entering into international strategic relationships, we will be subject to a number of risks associated with international business activities. These risks include:

- Currency exchange rate fluctuations

- Cultural and language barriers

- Unexpected changes in regulatory requirements

- Tariffs, export controls and other trade barriers

- Longer accounts receivable payment cycles and difficulty collecting receivables

- Difficulties managing and staffing international operations

- Potentially adverse tax consequences, including restrictions on the repatriation of earnings

- Compliance with a wide variety of foreign laws

- Political instability

- Competitors with greater local market knowledge may exist or arise in these markets and impede our growth


IF THE PROTECTION OF OUR INTELLECTUAL PROPERTY IS INADEQUATE, OUR COMPETITORS MAY GAIN ACCESS TO OUR TECHNOLOGY AND WE MAY LOSE CUSTOMERS.


     We depend on our ability to develop and maintain the proprietary aspects of our business strategies and our technology. To protect our proprietary information and technology, we rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets and patent, copyright and trademark laws.

     We seek to avoid disclosure of our trade secrets through a number of means, including requiring those persons with access to our proprietary information to execute confidentiality agreements with us. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We currently have no patents protecting our technology, although we have filed two patent applications through PartNET, Inc., our wholly-owned subsidiary. From time to time, we expect to file additional patent applications directed to aspects of our proprietary technology. We cannot assure you that any of these applications will be approved, that any issued patents will protect our intellectual property or that any issued patents will not be challenged by third parties. We cannot assure you that any of our proprietary rights with respect to our system will be viable or of value in the future because the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

     Despite our efforts to protect our proprietary rights, unauthorized parties may be able to copy aspects of our services or to obtain and use information that we regard proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our service offerings or design around any patents that may be issued to us or our other intellectual property.

     If we are unable to protect our intellectual property, our competitors may be able to duplicate our service offerings. We may then lose customers and our business and financial results could be harmed.

OUR SERVICES AND OTHER PROPRIETARY RIGHTS MAY INFRINGE ON THE PROPRIETARY RIGHTS OF THIRD PARTIES, WHICH MAY EXPOSE US TO LITIGATION.


     There has been a substantial amount of litigation in the Internet industry regarding intellectual property rights. It is possible that in the future third parties may claim that our current or future services infringe their intellectual property. We expect that providers of e-commerce services will increasingly be subject to infringement claims as the number of services and competitors in our industry segment grows and the range of services in different industry segments overlap. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert management attention, cause disruptions in our services or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. Any of these results could harm our financial results and our business.

WE MAY NEED TO OBTAIN ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE OR, IF IT IS AVAILABLE, MAY RESULT IN A REDUCTION IN THE PERCENTAGE OWNERSHIP OF OUR EXISTING STOCKHOLDERS.


     Our available funds are expected to be sufficient to meet our cash requirements for at least the next 12 months. However, in addition to the proceeds of this offering, we may need to raise additional funds in order to:


- Finance unanticipated working capital requirements

- Develop or enhance our technological infrastructure and our existing services

- Fund strategic relationships

- Respond to competitive pressures

- Acquire complementary businesses, technologies, products or services

     Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance technology or services or otherwise respond to competitive pressures would be significantly limited. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our then-existing stockholders will be reduced, and these securities may have rights, preferences or privileges senior to those of our existing stockholders.

RISKS RELATED TO OUR INDUSTRY

OUR BUSINESS IS DEPENDENT ON THE CONTINUED DEVELOPMENT AND MAINTENANCE OF THE INTERNET WHICH IS BEYOND OUR CONTROL. IF THE INTERNET IS NOT DEVELOPED AND MAINTAINED OUR BUSINESS WILL BE HARMED.

     The success of our business will depend on others for the ongoing development and maintenance of the Internet infrastructure. This includes maintenance of a reliable network with the necessary speed, data capacity and security, as well as timely development of complementary products like high speed modems, for providing reliable Internet access and services. Because global commerce on the Internet and the online exchange of information is new and evolving, we cannot predict whether the Internet will prove to be a viable commercial marketplace in the long term. The success of our business is dependent on the continued improvement of the Internet as a convenient means of interaction and commerce, as well as an efficient medium for the purchase and sale of healthcare supplies. If the Internet does not develop into an efficient medium for these transactions, our business and financial condition and results of operation will be harmed.

RAPIDLY CHANGING TECHNOLOGY MAY IMPAIR OUR ABILITY TO DEVELOP AND MARKET OUR SERVICES.

     All businesses which rely on Internet technology, including the healthcare supplies e-commerce marketplace business that we are developing, are subject to risks and uncertainties, including:

- Rapid technological change

- Changing customer needs

- Frequent new service introductions

- Evolving industry standards

- Relatively low barriers to entry

     Internet technologies are evolving rapidly, and the technology used by our e-commerce business is subject to rapid change. These market characteristics are magnified by the emerging nature of the market and the fact that many companies are expected to introduce new Internet products and services in the near future. In addition, use of the Internet may decrease if alternatives are developed or if problems associated with increased Internet use are not resolved. As the communications, computer and software industries continue to experience rapid technological change, we will need to modify our services so that they adapt to those changes. We may experience difficulties that could delay or prevent the successful development and introduction of our services or hinder our ability to respond to technological changes in a timely and cost-effective manner. Moreover, technologically superior service offerings could be developed by competitors. These factors could harm our business and our ability to develop and market our services.

ONLINE COMMERCE AND DATABASE SECURITY CONCERNS COULD REDUCE TRAFFIC ON OUR WEB SITE AND EXPOSE US TO LIABILITY.

     The secure transmission of confidential information over public networks is a fundamental requirement for e-commerce. Concerns over the security of transactions and commercial online services and other privacy issues may inhibit the growth of the Internet and the online commerce industry. We license encryption and authentication technology for the transmission of confidential information, such as buyer credit card numbers, through our online system. In addition, we maintain an extensive confidential database of buyer and seller profiles and transaction information. Technological advances, including new discoveries in the field of cryptography, could result in a compromise or breach of our security systems. Security breaches could harm our reputation and impair our business. An intruder who breaches our security measures could misappropriate proprietary information or cause interruptions in our system. We could be required to spend a significant amount of time and money to protect against security breaches or to alleviate problems caused by breaches. Security breaches could also expose us to litigation and possible liability. We cannot be certain that our security measures will prevent security breaches.

THE APPLICATION OF SALES AND OTHER TAXES TO ONLINE COMMERCE COULD REDUCE DEMAND FOR OUR SERVICES AND MAY BE ADMINISTRATIVELY BURDENSOME FOR US OR OUR CUSTOMERS.

     The application of sales and other taxes by state and local governments to e-commerce is uncertain and may take years to resolve. In particular, a number of states are currently reviewing the appropriate tax treatment of e-commerce, and new state tax regulations may subject us, our sellers or our buyers to additional state sales and income taxes. The imposition of additional sales taxes on transactions conducted through our Web site could make our service less valuable to buyers and sellers and reduce transaction volume. This effect would harm our revenues. In addition, the collection and payment of such taxes may cause us or our customers to incur significant administrative effort and expense. Our failure to properly collect and pay such taxes in any jurisdiction could subject us to penalties.

     Federal legislation imposing limitations on the ability of states to tax Internet access was enacted in 1998. The Internet Tax Freedom Act, as this legislation is known, exempts specific transactions conducted over the Internet from multiple or discriminatory state and local taxation through October 21, 2001. It is possible that this legislation will not be renewed when it terminates in October 2001. Failure to renew this legislation could allow state and local governments to impose taxes on particular transactions, and these taxes could decrease the demand for our services or increase our costs of operations.

GOVERNMENT REGULATION OF THE INTERNET OR HEALTHCARE E-COMMERCE COULD HARM OUR BUSINESS.

     Our services may be subject to extensive and frequently changing regulation at federal, state and local levels. The Internet and its associated technologies are also subject to government regulation. Many existing laws and regulations, when enacted, did not anticipate the

Internet or the methods of healthcare supplies e-commerce we are developing. We believe, however, that some of these laws and regulations may nonetheless be applied to our business. Our reliance on relationships with group purchasing organizations such as Premier may affect our business indirectly. For example, regulatory action against a group purchasing organization may adversely affect our business with its members. In addition, numerous jurisdictions have laws and regulations that may affect the services we offer, such as regulations affecting auctions or regulations affecting escrow arrangements. Our business may be affected by current regulations as well as future regulations specifically targeting the healthcare supplies industry, group purchasing organizations or the nature of our services.


     We intend to conduct our business in compliance with the federal, state and local laws and regulations governing our operations. However, the impact of regulatory developments in the healthcare supplies industry is complex and difficult to predict, and we cannot assure you that our business will not be harmed by existing or new regulatory requirements or interpretations. It is also possible that those requirements or interpretations could limit the effectiveness of the use of the Internet for the methods of e-commerce we are developing. Application of any regulations or requirements to our business could harm our business. Please refer to "Business -- Government Regulation" for a more detailed description of the regulations generally applicable to our business.

THE CHANGING UNITED STATES HEALTHCARE ENVIRONMENT COULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

     In recent years, the healthcare industry has undergone significant change driven by various efforts to reduce costs and to improve access and quality. Those efforts include potential national healthcare reform, trends toward managed care, reductions in reimbursement, consolidation of healthcare suppliers and the further development of large, sophisticated purchasing groups. This industry is expected to continue to undergo significant changes for the foreseeable future. Other factors that could have an adverse effect on our business include:

- Changes in governmental support or payment for healthcare services

- Changes in purchasing and reimbursement policies of third-party insurers, not just government payors

- Changes in methods by which healthcare services are delivered or the prices for healthcare services

- Adoption of other legislation or regulations governing healthcare services or mandated benefits

RISKS RELATED TO THIS OFFERING

WE HAVE BROAD DISCRETION TO USE THE OFFERING PROCEEDS, AND OUR INVESTMENT OF THESE PROCEEDS MAY NOT YIELD A FAVORABLE RETURN.


     The net proceeds of this offering are intended to be used as designated under the heading "Use of Proceeds" in this prospectus. However, we have broad discretion in our use of these funds. Our management can spend the proceeds from this offering in ways with which the stockholders may not agree. We cannot predict that the proceeds will be invested to yield a favorable return.



OUR EXECUTIVE OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS WILL CONTROL 60.7% OF OUR COMMON STOCK AFTER THIS OFFERING, AND THIS CONCENTRATION OF OWNERSHIP MAY DETER A CHANGE IN CONTROL OR OTHER TRANSACTION THAT IS FAVORABLE TO OUR STOCKHOLDERS.



     After this offering, executive officers, directors and holders of 5% or more of our outstanding common stock will, in the aggregate, beneficially own approximately 60.7% of our outstanding common stock. In particular, Premier will beneficially own approximately 43.7% of our common stock after this offering. These stockholders would be able to effectively control all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also delay, deter or prevent a change in control and may make some transactions more difficult or impossible to complete without the support of these stockholders, even if the transaction is favorable to our stockholders. In addition, because of their ownership of our common stock, these stockholders will be in a position to affect significantly our corporate actions in a manner that could conflict with the interests of our public stockholders.


IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY, AND THIS COULD DEPRESS OUR STOCK PRICE.

     Delaware corporate law and our certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of us or our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions:

- Authorize the issuance of "blank check" preferred stock, which is preferred stock that can be created and issued by the Board of Directors without prior stockholder approval, with rights that are superior to those of common stock


- Provide for a staggered board of directors, so that no more than two directors could be replaced each year and it would take three successive annual meetings to replace all directors


- Prohibit stockholder action by written consent

- Establish advance notice requirements for submitting nominations for election to the Board of Directors and for proposing matters that can be acted upon by stockholders at a meeting

- Restrict business combinations with any interested stockholder


CHANGES IN OUR BUSINESS MAY CAUSE THE PRICE OF OUR STOCK TO FLUCTUATE SIGNIFICANTLY.



     Due in part to the early stage of our business, the undeveloped market for the online purchase and sale of healthcare supplies and the nature of Internet company stocks, the market price for our common stock is likely to be highly volatile and is likely to experience wide fluctuations in response to factors including the following:


- Actual or anticipated variations in our quarterly operating results

- Announcements of technological innovations or new services by us or our competitors

- Changes in financial estimates by securities analysts

- Conditions or trends in the e-commerce or healthcare supplies industries

- Changes in the economic performance or market valuations of other e-commerce or healthcare supplies companies

- Announcements by us or our competitors of significant acquisitions, strategic relationships, joint ventures or capital commitments

- Additions or departures of key personnel

- Release of lock-up or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock

- Potential litigation

- Changes in overall market conditions

     The market prices of the securities of Internet related companies have been especially volatile. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Moreover, an active public market for our common stock may not develop or be sustained after this offering. In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we were sued in securities class action, it could result in substantial costs and liabilities and a diversion of management's attention and resources and would adversely affect our stock price.



YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.



     The initial public offering price is substantially higher than the net tangible book value of each outstanding share of our common stock. As a result, purchasers of our common stock in this offering will suffer immediate and substantial dilution. The dilution will be $8.64 per share in the net tangible book value of the common stock from the initial public offering price (or $8.51 per share if the underwriters' option to purchase additional shares is exercised in full). This dilution is described in greater detail under "Dilution" in this prospectus. If outstanding options or warrants to purchase shares of common stock are exercised, there will be further dilution.


FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.


     If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decline. Based on pro forma shares outstanding as of March 1, 2000, upon completion of this offering we will have outstanding 114,404,743 shares of common stock, assuming no exercise of the underwriters' option to purchase additional shares. Of these shares, the 13,000,000 shares of our common stock sold in this offering will generally be freely tradeable, without restriction, in the public market. Our directors, officers and stockholders and optionees have entered into lock-up agreements in connection with this offering generally providing that, for 180 days after the date of this prospectus, they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock without the prior written consent of Goldman, Sachs & Co. According to the lock-up agreements, at any time beginning on the third business day following the public release of our earnings for the quarter ended March 31, 2000, each stockholder may offer, sell, transfer, assign, pledge or otherwise dispose of up to 10% of his or her shares owned or issuable upon exercise of an option to purchase our shares outstanding as of the date of this prospectus; and at any time beginning on the third business day following the public release of our earnings for the quarter ended June 30, 2000, each stockholder may offer, sell, transfer, assign, pledge or otherwise dispose of up to an additional 15% of his or her shares owned or issuable upon exercise of an option to purchase our shares outstanding as of the date of this prospectus. The lock-up restrictions will expire as to the remaining shares on the date that is 180 days after the date of this prospectus. Any sales of shares released from lockup restrictions will be subject to the requirements of Rule 144 under the Securities Act, including the requirement that we have been reporting under the Exchange Act for at least 90 days prior to the sale. As a result and subject to the requirements of Rule 144, a substantial number of shares of our common stock will be eligible for sale in the public market prior to the expiration of the customary 180-day lock-up period following an initial public offering.



     In addition to the scheduled releases of shares under the underwriters' lock-up agreements with our stockholders, the underwriters will have broad discretion to waive any stockholder's lock-up restrictions at any time prior to the scheduled release of those shares. Goldman, Sachs & Co. have indicated that they do not intend to waive any of the lock-up agreements. In deciding whether to grant a waiver, they would consider the market prices and trading volumes of our common stock at that time, market conditions generally, the size and timing of the requested waiver and any special circumstances of the requesting person. The release of shares from the lock-up restriction at any time may cause significant drops in our stock price.



     In connection with our acquisition of Premier Health Exchange, we will enter into Lock-up and Registration Rights Agreement with Premier Purchasing Partners. Under the agreement, Premier Purchasing Partners will agree that subject to limited exceptions, it will not transfer any of the shares of our common stock received upon our acquisition of Premier Health Exchange for a period of one year following this offering. We will have broad discretion to release any or all of their shares from the transfer restrictions under this agreement. The release of shares from the lock-up restriction at any time may cause significant drops in our stock price.



     Although we do not currently plan to register any additional shares of our common stock prior to the release of the lock-up restrictions, other than a registration with respect to our employee benefit plans, it is possible that if permitted by our underwriters, we could register additional shares for sale to the public, including the registration of the resale of shares of common stock issued upon the exercise of our warrants or shares of common stock held by Premier. The release of shares from lock-up restrictions and the registration and sale of additional shares to the public could cause our stock price to fall.



     As of March 1, 2000, we have issued or committed to issue warrants to purchase an aggregate of 1,174,960 shares of our common to other parties in connection with some of our strategic relationships. We have also reserved an additional 13,925,000 shares of our common stock for issuance upon exercise of warrants that may be issued in connection with our strategic relationships in the future. In addition, our board may authorize the issuance of more warrants in the future. These warrants are, and with respect to warrants that may be issued in the future are expected to be, subject to lock-up restrictions equivalent to those described above. Shares of our common stock purchased upon exercise of these warrants will be eligible for sale in the public market subject to performance- or time-based vesting, as applicable, the expiration of lock-up restrictions and restrictions imposed under Rule 144 under the Securities Act.



     In addition, approximately 12,347,333 shares under outstanding options and approximately 7,584,405 shares reserved for future issuance under our stock option plans as of March 1, 2000 will be eligible for sale in the public market subject to vesting, the expiration of lock-up agreements and restrictions imposed under Rules 144 and 701 under the Securities Act. See "Shares Eligible for Future Sale" for a more detailed description of shares of our stock that may become available for public sale in the future and the applicable lock-up and other restrictions.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical facts included in this prospectus, regarding our strategy, future operations, financial position, revenues or revenue growth, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "may", "intend", "will", "should", "could", "potential", "expect", "anticipate", "believe", "estimate", "plan", "predict", or "continue" and similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All forward-looking statements speak only as of the date of this prospectus. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance to you that these plans, intentions or expectations will be achieved. We disclose important factors which could cause our actual results to differ materially from our expectations under "Risk Factors" and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                                USE OF PROCEEDS


     We estimate that our net proceeds from this offering will be approximately $131.5 million (based upon an assumed initial public offering price of $11.00 per share), after deducting an assumed underwriting discount and estimated offering expenses. If the underwriters' option to purchase additional shares is exercised in full, we estimate that net proceeds will be $151.5 million.



     We presently intend to use the net proceeds of this offering as follows:



- approximately $25 million for increased sales and marketing efforts



- approximately $25 million for enhancement and continuing development of our Internet services



- approximately $25 million for accelerating integration with our customers' systems



- the balance for working capital and general corporate purposes



     In addition, use of proceeds may include potential acquisitions of complementary products, services, technologies and businesses. Pending these uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment-grade securities. Other than our agreement to acquire Premier Health Exchange, we are not currently a party to any contracts or letters of intent with respect to acquisitions of any businesses.


                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions, any contractual restrictions and other factors that the board of directors may deem relevant.

                                 CAPITALIZATION




     The following table sets forth our capitalization as of December 31, 1999:


     - On an actual basis

     - On a pro forma basis after giving effect to:


       -- the sale of 1,480,149 shares of Series E preferred stock in January
          2000 for net proceeds totaling $30,402,000



       -- the issuance of 50,000,000 shares of common stock, 3,125,701 options to purchase common stock and 11,162,901 warrants to purchase common stock with an estimated aggregate fair value of $701,212,000 in connection with our acquisition of Premier Health Exchange


       -- the subsequent conversion of all of our outstanding preferred stock into common stock immediately prior to this offering


     - On a pro forma as adjusted basis to further reflect the estimated net assumed proceeds from the sale of 13,000,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share after deducting an assumed underwriting discount and estimated offering expenses.



     You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes to those statements included elsewhere in this prospectus.



                                                                  DECEMBER 31, 1999
                                                          ----------------------------------
                                                                                  PRO FORMA
                                                           ACTUAL    PRO FORMA   AS ADJUSTED
                                                           ------    ---------   -----------
                                                           (IN THOUSANDS, EXCEPT SHARE AND
                                                                   PER SHARE DATA)
Long-term liabilities...................................  $    878   $    878     $    878
                                                          --------   --------     --------
Stockholders' equity:
  Preferred stock, $0.001 par value; 15,000,000 shares
     authorized; 9,086,361 shares issued and outstanding
     (actual), no shares issued or outstanding (pro
     forma and pro forma as adjusted)...................         9         --           --
  Common Stock, $0.001 par value; 40,000,000 shares
     (300,000,000 shares pro forma and pro forma as
     adjusted) authorized; 15,895,185 shares issued and
     outstanding (actual), 101,379,118 shares issued and
     outstanding (pro forma), 114,379,118 shares issued
     and outstanding (pro forma as adjusted)............        16        101          114
  Additional paid-in capital............................   135,925    867,463      998,990
  Unearned stock-based compensation.....................   (12,381)   (12,381)     (12,381)
  Accumulated deficit...................................   (47,331)   (47,331)     (47,331)
                                                          --------   --------     --------
          Total stockholders' equity....................    76,238    807,852      939,392
                                                          --------   --------     --------
          Total capitalization..........................  $ 77,116   $808,730     $940,270
                                                          ========   ========     ========

                                    DILUTION


     Our pro forma net tangible book value as of December 31, 1999 was $138,055 or $1.36 per share of common stock. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities divided by the total number of shares of common stock outstanding and gives effect to:



- the sale of 1,480,149 shares of Series E preferred stock in January 2000 for net proceeds totaling $30,402,000



- the issuance of 50,000,000 shares of common stock, 3,125,701 options to purchase common stock and 11,162,901 warrants to purchase common stock with an estimated aggregate fair value of $701,212,000 in connection with our acquisition of Premier Health Exchange.


- the subsequent conversion of all of our outstanding preferred stock into common stock immediately prior to this offering


     After giving effect to our sale of common stock offered by this prospectus at an assumed initial public offering price of $11.00 per share, and our receipt of the estimated net proceeds from the offering, our pro forma net tangible book value as of December 31, 1999 would have been approximately $269,595,000 million, or $2.36 per share. This represents an immediate increase in net tangible book value of $1.00 per share to existing stockholders and an immediate dilution of $8.64 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............           $11.00
  Pro forma net tangible book value per share before the
     offering...............................................  $1.36
  Increase per share attributable to new investors..........   1.00
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................             2.36
                                                                       ------
Dilution per share to new investors.........................           $ 8.64
                                                                       ======



     The above table assumes that the underwriters' option to purchase additional shares is not exercised. If the option is exercised in full, there would be an immediate increase in pro forma net tangible book value of $1.13 per share to existing stockholders and an immediate dilution of $8.51 per share to new investors.



     The following table summarizes, on the same pro forma basis as of December 31, 1999, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting an assumed underwriting discount and our estimated offering expenses.



                                 SHARES PURCHASED         TOTAL CONSIDERATION
                              ----------------------    -----------------------    AVERAGE PRICE
                                NUMBER       PERCENT       AMOUNT       PERCENT      PER SHARE
                              -----------    -------    ------------    -------    -------------
Existing stockholders(1)....  101,379,118      88.6%    $118,559,297      45.3%       $ 1.17
New investors(2)............   13,000,000      11.4%     143,000,000      54.7%        11.00
                              -----------     -----     ------------     -----
          Total.............  114,379,118     100.0%    $261,559,297     100.0%
                              ===========     =====     ============     =====


---------------

(1) As of December 31, 1999, there were options outstanding to purchase a total of 10,074,710 shares of common stock, with a weighted average exercise price of $1.74 per share. To the extent that any of these options are exercised, there will be further dilution to new investors.



(2) If the underwriters exercise their option to purchase additional shares in full, we will issue an additional 1,950,000 shares of common stock to new investors (1.7% of the total of 116,329,118 shares of common stock outstanding) and the total consideration from new investors will be $164,450,000 (58.1% of the total of $283,009,297 consideration paid for all shares of common stock outstanding).

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)


     The consolidated statement of operations data presented below for the period from August 18, 1998 (inception) through December 31, 1998 and the year ended December 31, 1999 and the selected balance sheet data at December 31, 1998 and December 31, 1999 are derived from our consolidated financial statements that have been audited and are included elsewhere in this prospectus.



                                                                  PERIOD FROM           YEAR
                                                                AUGUST 18, 1998        ENDED
                                                              (INCEPTION) THROUGH   DECEMBER 31,
                                                               DECEMBER 31, 1998        1999
                                                              -------------------   ------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues....................................................      $       --        $       170
                                                                  ----------        -----------
Operating expenses:
  Cost of revenues, contract and other services.............              --                 57
  Sales and marketing.......................................             368             10,846
  Systems development and operations........................              84              8,478
  General and administrative................................             731             15,037
  Amortization of stock-based compensation(*)...............             271              5,945
                                                                  ----------        -----------
          Total operating expenses..........................           1,454             40,363
                                                                  ----------        -----------
Loss from operations........................................          (1,454)           (40,193)
Interest income.............................................               2                439
                                                                  ----------        -----------
Loss before income taxes....................................          (1,452)           (39,754)
Income tax benefit..........................................              --                (33)
                                                                  ----------        -----------
Net loss....................................................          (1,452)           (39,721)
Beneficial conversion feature associated with the sale of
  preferred stock...........................................              --             (6,158)
                                                                  ----------        -----------
Net loss attributable to common stockholders................      $   (1,452)       $   (45,879)
                                                                  ==========        ===========
Net loss per share attributable to common stockholders,
  basic and diluted.........................................      $    (0.16)       $     (4.01)
                                                                  ==========        ===========
Shares used in per share computations, basic and diluted....       8,987,269         11,445,535
                                                                  ==========        ===========
Pro forma net loss per share attributable to common
  stockholders, basic and diluted (unaudited)...............                        $     (1.37)
                                                                                    ===========
Shares used in pro forma per share computations, basic and
  diluted (unaudited).......................................                         28,902,712
                                                                                    ===========


---------------


(*)Amortization of stock-based compensation:
          Sales and marketing...............................      $       --        $     1,311
          Systems development and operations................              --                539
          General and administrative........................             271              4,095
                                                                  ----------        -----------
                                                                  $      271        $     5,945
                                                                  ==========        ===========

                                                                 DECEMBER 31,
                                                              -------------------
                                                              1998         1999
                                                              -----       -------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  54       $63,780
Working capital.............................................   (471)       57,855
Total assets................................................    520        84,682
Stockholders' equity (deficit)..............................    (26)       76,238



     See our consolidated financial statements and accompanying notes for a description of the computation of the net loss per share, pro forma net loss per share and the number of shares used in the per share calculations in statement of operations data above. Pro forma net loss per share reflects the conversion of our outstanding preferred stock into common stock, retroactive to the date of issuance.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion should be read in conjunction with our consolidated financial statements and related notes and the other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results contemplated by these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this prospectus, particularly under the heading "Risk Factors."


                                    OVERVIEW


     We operate a business-to-business online marketplace for the purchase and sale of medical and non-medical products and services used by the healthcare industry worldwide. Through our marketplace, registered buyers and sellers purchase and sell medical and surgical products and equipment, commodity items, capital equipment, and other non-medical supplies used in the operation of healthcare facilities. Our business consists of a single operating segment, and our operations and customers are located primarily in the United States.



     Our marketplace offers a number of different services. Our eCatalog service provides buyers with access to current market pricing and customer-specific, pre-negotiated product pricing, transaction activity reporting and current product availability information, and provides sellers with cost-effective access to new customers and markets. Our eRFP service automates the time-consuming, paper-based processes of distributing a request-for-proposal to appropriate sellers and coordinating responses from the seller community. Through our eAuction service, we offer auction capabilities enabling users to buy and sell new and used medical equipment. Our eSpecials service allows the seller community to actively promote and sell products and offer discounted prices directly to the buyer. Our e-commerce services are powered by our proprietary technologies, including InstaCat and ePort technologies, which enable transactions with multiple parties.



     We were incorporated in August 1998, and the remainder of 1998 and the first quarter of 1999 were spent primarily developing an Internet interface for our business and developing industry relationships. Accordingly, we did not record any revenue in 1998 or the first quarter of 1999.



     Our revenue is derived from two primary sources: e-commerce transaction fees paid by sellers and calculated as a percentage of the gross transaction value of sales through our online marketplace, and fees from e-commerce software development and other services to enable e-commerce transactions.



     We do not take title to the underlying equipment or products sold through our online marketplace. Through December 31, 1999, we generated transaction fee revenue from our eAuction and eRFP services.



     eAuction transaction fees are recognized when the buyer accepts the related equipment. All other e-commerce transaction fees are recognized at the time a buyer's order is confirmed by a seller and collection is reasonably assured.



     Contract and other services revenue is recognized as services are performed. Through December 31, 1999, contract and other services revenues consisted primarily of software development services performed under a long-term contract with the United States Government that expires in 2001 and provides for the reimbursement of costs plus a fixed percentage fee. Revenues earned on this contract totaled $103,000 which represents approximately 92% and 61% of contract and other services revenues and total revenues, respectively. Government contract costs, including indirect costs, are subject to audit by the United States Government.

Contract and other services revenues are stated at amounts that are expected to be realized upon final settlement.



     Provisions for doubtful accounts are provided at the time revenue is recognized based upon our historical experience and expectations.



     We have entered into rebate agreements with some buyers which provide for rebate payments to buyers calculated as a percentage of the e-commerce transaction fees earned by us for products and services purchased by the buyers through our online marketplace. We record rebates payable under these agreements, which to date have been insignificant, as a reduction of revenue.



     We have entered into agreements with companies that require us to make payments to them as compensation for buyer referrals and other marketing services. Payments are based on contracted percentages of certain e-commerce transaction fees generated in our online marketplace. We record fees payable under these agreements, which to date have been insignificant, as a sales and marketing expense.



     We have recorded minimal revenues to date and our ability to generate significant revenues in the future is uncertain. We have incurred significant losses since inception. We currently expect our losses to increase, and we cannot assure you that we will ever achieve or sustain profitability. Our expenditures are anticipated to increase substantially, primarily in the areas of sales and marketing and systems development and operations. Due to our limited operating history, our business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets such as electronic commerce.



     On November 22, 1999, we acquired all of the outstanding stock of PartNET, Inc., an Internet software company, in exchange for 1,462,622 shares of common stock and the issuance of 724,813 stock options to purchase shares of our common stock. This acquisition was accounted for under the purchase method of accounting. Accordingly, we recorded an aggregate of approximately $10.8 million in purchased technology and goodwill in the fourth quarter of 1999, both of which are being amortized on a straight-line basis over their respective estimated useful lives of three years. The results of PartNET have been incorporated into our financial statements subsequent to the purchase date.



     Effective upon the closing of this offering, we will be acquiring Premier Health Exchange LLC in exchange for 50,000,000 shares of common stock, the issuance of 3,125,701 stock options and 11,162,901 warrants to purchase shares of our common stock. Premier Health Exchange is an organization formed by Premier Purchasing Partners, an affiliate of Premier to exclusively manage electronic commerce purchasing for Premier's 1,800 member hospitals. This acquisition will be accounted for under the purchase method of accounting. We estimate that the fair value of the acquisition is $706.5 million. Goodwill will be amortized on a straight-line basis over ten years.


                             RESULTS OF OPERATIONS


     For the period since our inception on August 18, 1998 through December 31, 1998, we recorded a net loss totaling $1.4 million. For the year ended December 31, 1999, our net loss attributable to common stockholders was $45.9 million. Given our short operating history and our limited operations in 1998, we believe that comparisons between any period in 1999 and the comparable period in 1998 would not be meaningful; therefore, these comparisons are not discussed.



     REVENUES. Since our inception through the first quarter of 1999, we were in a development stage. As a result, in 1998 and the first quarter of 1999 we did not transact any business through our online marketplace and did not record any revenues. For the year ended December 31, 1999,

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


we recorded revenues of $170,000, $58,000 of which represents e-commerce transaction fees, and $112,000 of which represented e-commerce software development primarily derived from a long-term software development contract with the United States Government that ends in January 2001 and provides for reimbursement of costs plus a fixed percentage fee. This customer accounted for $103,000, or 61% of our consolidated revenues in 1999.



     SALES AND MARKETING. For the period from our inception through December 31, 1998, our sales and marketing expenses totaled $368,000. For the year ended December 31, 1999, these expenses totaled $10.8 million, including non-cash compensation totaling $487,000. Sales and marketing expenses consisted primarily of sales and marketing personnel costs and associated travel. We anticipate that these expenses will increase as our sales force and our product offerings continue to grow. Additionally, as demand dictates, we have and plan to continue to use outside consultants to accommodate customer implementation of our online marketplace. We also expect to incur significant advertising costs in order to increase brand awareness and to attract additional buyers and sellers.



     SYSTEMS DEVELOPMENT AND OPERATIONS. These expenses include amounts expended for our Web site development, design and improvements, as well as recurring operating expenses related to maintaining and enhancing our Web site. These expenses totaled $84,000 for the period from our inception to December 31, 1998 and consisted primarily of personnel costs.



     For the year ended December 31, 1999, systems development and operations expenses totaled $8.5 million. There were three primary sources of expense: amortization of capitalized Web site development costs, consulting expenses and personnel expenses. We anticipate our Web site will continue to undergo improvements in functionality and capability. In connection with these improvements, and our commitments to develop co-branded Web sites, we anticipate spending a material amount on systems maintenance and development. These increased expenses will be the result of increased staffing levels and increased utilization of consultants. Expenditures related to Web site development and significant enhancements are capitalized and amortized over the useful lives of new products developed. Estimated useful lives are based on planned or expected significant modification or replacement of software applications, in response to the rapid rate of change in the Internet industry and technology in general. During the year ended December 31, 1999, we capitalized approximately $6.7 million in Web site development costs of which approximately $4.5 million was amortized to systems development and operations expense. Of the $6.7 million, $2.9 million was paid in cash and $3.8 million represented the value of vesting common stock provided to software design firms which assisted us in enhancing our Web site.



     GENERAL AND ADMINISTRATIVE. General and administrative expenses totaled $731,000 and $15.0 million, including non-cash compensation expense of $519,000 and $9.8 million for the period from our inception to December 31, 1998 and for the year ended December 31, 1999, respectively. For 1998, this category primarily includes personnel costs, office rent and supplies, and various general expenses.


     In 1999, we recorded expenses relating to the hiring and relocation of some of our management personnel. General and administrative expenses also include recruiting fees for other personnel hires, consulting fees, travel expenses, general office expenses and personnel costs. These costs are expected to continue to increase as our personnel base expands and our business activity increases.


     Non-cash charges totaled $519,000 for the period from August 18, 1998 to December 31, 1998 and $9.8 million for the year ended December 31, 1999. The 1998 amount and $6.1 million of the 1999 amount represent the value of stock-based compensation issued to non-employees as measured over their respective service periods which were completed by December 31, 1999. In addition, in June 1999, we arranged for two investors of our Series C preferred stock to purchase a total of 1,353,750 shares of common stock from existing stockholders, including two of our officers. These investors paid more for the common stock than the deemed fair value of the stock at the time of sale. This difference of $3.7 million was attributed to the company and therefore recorded as non-cash compensation expense included in general and administrative expenses in the second quarter of 1999.



     AMORTIZATION OF STOCK-BASED COMPENSATION. Stock-based compensation represents the aggregate difference between the deemed fair value of common stock at the time of issuance and the actual purchase price of stock sold to employees and directors, or the exercise price in the case of stock options. Stock-based compensation is amortized to expense, as a non-cash charge, over the related vesting periods of the options and vesting stock using an accelerated graded method. These non-cash charges totaled $271,000 for the period from August 18, 1998 to December 31, 1998 and $5.9 million for the year ended December 31, 1999.



     The remaining unearned stock-based compensation of $12.4 million at December 31, 1999 will be recognized as expense in future years as follow: $6.6 million in 2000, $3.5 million in 2001, $1.8 million in 2002 and $500,000 in 2003. The amount of stock-based compensation expense to be recorded in future periods could decrease if awards are forfeited for which accrued but unamortized compensation expense has been recorded.



     We anticipate recording additional unearned stock-based compensation of at least approximately $8.0 million in 2000, as we have continued to issue stock options to employees below the deemed fair value of our common stock.



     INTEREST INCOME. We invest our excess cash in a combination of money market accounts and investments in Treasury Bills with maturities of less than three months from the date of purchase. In 1998, we recorded interest income of $2,000 and for the year ended December 31, 1999, we recorded interest income of $439,000.


                        LIQUIDITY AND CAPITAL RESOURCES


     As of December 31, 1999, our primary source of liquidity consisted of $63.8 million in cash and cash equivalents. At December 31, 1998, we had $54,000 in cash and cash equivalents. This increase is directly attributable to the sales of our preferred stock.



     Since our inception, we have financed our operations primarily through private placements of equity securities. During 1998, and for the year ended December 31, 1999, we received $636,000 and $86.6 million, respectively, in net proceeds from the sale of our capital stock. Subsequent to December 31, 1999, we sold additional capital stock for net proceeds of $30.4 million.



     From September 1998 through January 1999, we sold common stock for net proceeds of $681,000. In January 1999, this common stock was exchanged for Series A preferred stock of an equivalent amount. On an as-converted basis, this preferred stock is equivalent to 1,702,500 shares of our common stock.



     In March 1999, we sold shares of our Series B preferred stock to investors for net proceeds of $4.9 million. These shares are convertible into 8,372,675 shares of our common stock.



     In June 1999, we sold shares of our Series C preferred stock to investors for net proceeds of $15.4 million. These shares are convertible into 11,145,830 shares of our common stock. In August through December 1999, we sold shares of our Series D preferred stock for net proceeds of $29.1 million. The Series D preferred stock is convertible into 6,059,140 shares of our common stock.



     In December 1999 we sold shares of our Series E preferred stock for net proceeds of $37.0 million. These securities are convertible into 4,503,415 shares of our common stock.

     In January 2000, we sold 1,480,149 additional shares of Series E preferred stock for net proceeds of $30.4 million. These securities are convertible into 3,700,372 shares of our common stock.


     Immediately prior to consummation of this offering, all issued and outstanding shares of preferred stock will be converted into common stock.


     Effective September 1999, we entered into a renewable three-month agreement with Ernst & Young under which its Healthcare Consulting group is assisting us to expedite the implementation and use of our e-commerce solution into the healthcare supply chain. Under the arrangement, we made payments to Ernst & Young LLP totalling $1.2 million in the fourth quarter of 1999. In 2000, we extended the agreement through February 29, 2000 at an additional cost of approximately $720,000.



     In November 1999, we entered into a strategic agreement with Physiciansite.com, Inc. under which Physiciansite.com will refer physicians and their staffs to our online marketplace. While there are no minimum payment obligations during the three-year term of the agreement and for up to two years following the expiration or termination of the agreement, we are required to make payments to Physiciansite.com based on a contracted percentage of e-commerce transaction fees generated by joint users of our online marketplace.



     In December 1999, we entered into an agreement to license software and to obtain support services from Vitria Technology, Inc. The agreement provides for payments from us of up to $5.0 million. In addition, Vitria Technology has agreed to pay us fees equal to a percentage of net software license revenue Vitria Technology receives for each qualified customer referral by us. Through December 31, 1999, we have not earned any such fees.



     In January 2000, we entered into one-year agreements with two investors, including Allianz Capital Partners, Gmbh, to provide us strategic information and assistance services in connection with the development of our business in Europe. Allianz is a global leader in insurance and asset management and is headquartered in Munich, Germany. While there are no minimum payment obligations by us in connection with these agreements, we issued the investors fully vested warrants to purchase a total of 474,960 shares of our common stock. These warrants are valued at $3.8 million, which will be recorded as a sales and marketing expense in 2000.



     In January 2000, we entered into a three-year strategic agreement with Healtheon/WebMD Corporation, an Internet healthcare company, to develop, maintain and market a co-branded online marketplace for the procurement of medical, surgical and general office supplies. The agreement requires us to make payments of at least $45.5 million over three years compensating Healtheon/WebMD for its obligations to exclusively promote our online marketplace to their customers. Additionally, Healtheon/WebMD is required to make payments of approximately $22.8 million over three years compensating us for software development and maintenance services associated with building a co-branded Web site.



     In February 2000, we entered into a renewable five-year agreement with drugstore.com, Inc. an online drug retailer, to develop, maintain and market a co-branded online marketplace to offer products and services to the home healthcare industry. The agreement may be terminated earlier by either party upon the occurrence of specified events. The agreement requires drugstore.com to pay e-commerce transaction fees on a quarterly basis to us for goods it sells on the co-branded Web site. drugstore.com will also pay new customer referral fees on a quarterly basis to us for customers we refer to drugstore.com. We are required to make quarterly payments to drugstore.com based on the volume of goods or services sold by sellers other than drugstore.com on the co-branded Web site. These payments are calculated as a contracted percentage of e-commerce transaction fees generated on the co-branded Web site from sellers other than drugstore.com. We are also required to spend at least $10.0 million over the five-year term of the agreement to promote the co-branded Web site. In connection with the agreement, we have agreed to issue warrants to purchase 700,000 shares of our common stock.



     We have entered into an agreement to acquire Premier Health Exchange concurrent with this offering. In March 2000, Premier Health Exchange entered into a ten-year e-commerce outsourcing agreement with Premier Purchasing Partners to develop, integrate and maintain an online marketplace on behalf of Premier Purchasing Partners. Premier Health Exchange will receive aggregate payments from Premier Purchasing Partners of $159 million over a six-year exclusivity period of the agreement for integration and maintenance services. Additionally, Premier Health Exchange will receive e-commerce transaction fees from Premier Purchasing Partners based on a percentage of the gross transaction value of certain products and services purchased on the marketplace through standard group purchasing agreements in excess of contracted minimum purchasing volumes. Premier Health Exchange is required to pay Premier Purchasing Partners a sales commission equal to a contracted percentage of the e-commerce transaction fees it earns on the online marketplace related to goods and services not purchased through the standard group purchasing agreements maintained by Premier Purchasing Partners.



     In March 2000, Premier Health Exchange also entered into a renewable ten-year agreement with Premier, Inc., whereby Premier, Inc, will provide promotion, marketing and management support services for certain e-commerce offerings of Premier Health Exchange. Premier Health Exchange is required to make minimum payments totaling $20.0 million over the ten-year term of the agreement.



     Net cash used in operating activities was $109,000 from our inception to December 31, 1998. For the year ended December 31, 1999, we used $14.7 million of cash in operating activities. Those amounts consisted of our net losses offset primarily by equity-based non-cash compensation expense and increases in accounts payable and accrued expenses. We anticipate that we will continue to use cash on hand to fund our operations.



     Net cash used in investing activities was $473,000 during 1998 and $8.2 million for the year ended December 31, 1999. These expenditures were primarily for the purchase of computer equipment, acquired and internally developed software, telephone systems, leasehold improvements and furniture. We anticipate that we will continue to incur significant capital expenditures as we continue to develop our online marketplace and acquire fixed assets to support our expanding employee base.



     During 1999, we entered into a non-cancellable lease for office space in Cincinnati, Ohio. The lease has a five-year term with minimum lease payments of $347,000 over the term. In July 1999, we signed a five-year non-cancellable lease agreement for our new corporate office facilities in San Diego, California. Minimum rental obligations for this lease total $2.3 million over the five-year term of the lease which commenced November 1, 1999. At December 31, 1999, we also had leased offices in Salt Lake City, Utah, Tulsa, Oklahoma and Palo Alto, California. In 2000, we expanded our lease in Salt Lake City.



     In October, we entered into an operating lease with a manufacturer to lease computer equipment and related software. The lease is a two-year operating lease with monthly rentals of $22,000. Additionally, we are leasing portions of our office equipment and furniture.



     We currently anticipate that our available funds, without taking into account anticipated proceeds of this offering, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months. Our future long-term capital needs will be highly dependent on achieving sufficient revenue to achieve profitability. Thus, any projections of future long-term cash needs and cash flows are subject to substantial uncertainty.



     To the extent our revenues increase in the future, we anticipate significant increases in our working capital requirements to finance higher relative levels of associated accounts receivable, prepaid expenses and other current assets, partially offset by increases in accounts payable and other liabilities. However, we do not expect that the increases in accounts payable and other liabilities will offset the increases in accounts receivable, prepaid expenses and other current assets. We intend to meet our anticipated increases in working capital requirements with our current available funds and the proceeds from this offering.



     If the net proceeds of this offering, together with our available funds and cash generated from operations are insufficient to satisfy our long-term liquidity requirements, we may seek to sell additional equity or debt securities, obtain a line of credit or curtail our expansion plans. The terms of any credit facility we may obtain could contain restrictions on our ability to incur debt or issue equity securities. In addition, if we issue additional securities to raise funds, those securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all.



RECENTLY ISSUED ACCOUNTING STANDARDS


     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction and, if it is, the type of hedge transaction. We do not expect that the adoption of SFAS No. 133 will have a material impact on our financial statements because we do not currently hold any derivative instruments and do not engage in any hedging activities.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We invest our excess cash balances in a combination of U.S. Treasury Bills and money market funds. All of the cash equivalent investments we have purchased have maturity dates of less than three months from the date of purchase. We do not currently hold, and we have never held, any derivative financial instruments. As a result, we do not expect changes in interest rates to have a material impact on our results of operations or financial position.


     To date, all of our revenues have been denominated in United States dollars and are primarily from customers in the United States. We have not engaged in foreign currency hedging. In the future, a portion of our revenues we expect to derive from international operations may be denominated in foreign currencies. As a result, our operating results could become subject to significant fluctuations based upon the changes in the exchange rates of those international revenues as translated into United States dollars. Although currency fluctuations are currently not a material risk to our operating results, we will continue to monitor our exposure to currency fluctuations and if appropriate, use financial hedging techniques in order to minimize the effect of these fluctuations in the future. We cannot assure you that exchange rate fluctuations will not harm our business in the future or that any financial hedging techniques will be successful in reducing the impact of exchange rate fluctuations.


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                                    BUSINESS

OVERVIEW


     medibuy.com operates a leading business-to-business Internet marketplace for the purchase and sale of medical and non-medical products and services used by the healthcare industry worldwide. Through our Web site at www.medibuy.com we provide buyers and sellers with a secure online marketplace to conduct daily commerce and access information relating to products, services and market trends. Buyers who participate in our marketplace may or may not be affiliated with group purchasing organizations. The medibuy.com online marketplace provides substantial benefits to participating buyers and sellers by reducing order processing and tracking costs and improving the utilization of data relating to products, services, transactions and market trends. In addition, our marketplace benefits buyers by providing access to a global seller community and by streamlining the purchasing process, and benefits sellers by providing access to a worldwide buyer community, reducing sales and marketing costs, and improving inventory and rebate management.



     Our primary ongoing revenue model will be to derive transaction fees from the sale of products and services through our electronic marketplace. For the year ended December 31, 1999, our revenue was derived both from e-commerce transaction fees and fees from e-commerce software development and other services that enable e-commerce transactions.


INDUSTRY BACKGROUND

GROWTH OF BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE

     The Internet is one of the fastest growing means of communication and is dramatically changing the competitive landscape of many industries, creating significant opportunities for companies to expand and grow their businesses. Companies are increasingly using the Internet to develop business-to-business e-commerce solutions to streamline complex processes, lower costs and enable buyers and sellers in fragmented markets to reduce supply chain inefficiencies. According to Forrester Research, business-to-business e-commerce is expected to grow from $109 billion in 1999 to $1.3 trillion in 2003, accounting for more than 90% of the dollar value of e-commerce in the United States by 2003.

     The expected growth of business-to-business commerce on the Internet has given rise to a variety of business-to-business electronic marketplaces where buyers and sellers can come together to conduct transactions, communicate, share ideas and manage inventory. Some of these marketplaces are "horizontal" in the sense that they provide a specific application, such as auctions, across a variety of industries. Others are "vertical" in the sense that they serve the needs of a specific industry such as agricultural products, steel or healthcare supplies. Both horizontal and vertical marketplaces are growing in popularity because they offer the potential to bring together large numbers of buyers and sellers, reduce paperwork and transaction costs, and streamline buyers' supply chains.

     The dynamics of business-to-business electronic marketplaces differ from those of other e-commerce forums, particularly in the business-to-consumer area. Because business-to-business electronic marketplaces automate or otherwise impact business processes related to the purchase and sale of products and services, they must be closely integrated with the existing business information systems of buyers and sellers. In addition, employees of both buyers and sellers must be trained in the use of these marketplaces. Consequently, the decision by a buyer or seller to use a particular electronic marketplace represents a significant commitment, and the cost of switching to an alternative marketplace is high.

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THE HEALTHCARE SUPPLIES MARKET


     HEALTHCARE SUPPLIES. We estimate that in 1998 the market for new medical products, supplies and equipment totaled an estimated $150 billion worldwide, including approximately $83 billion in the United States. These estimates do not include services or non-medical or used products, supplies and equipment purchased by healthcare providers, which we believe will contribute significantly to our market opportunity. The market for healthcare supplies includes over 500,000 medical and non-medical products and services. Medical products include consumables such as syringes, gloves and bandages and capital equipment such as diagnostic and monitoring devices. Non-medical products and services include such items as office supplies, computer equipment and maintenance and janitorial services used in the operation of healthcare facilities.



     BUYERS. The buyers of healthcare supplies are comprised of a large number of geographically dispersed healthcare providers, including hospitals, clinics, long-term care facilities, home healthcare organizations and physician offices. According to the American Hospital Association, there are over 5,740 non-federal hospitals and 275 federally-owned hospitals in the United States. According to the American Medical Association, there are over 650,000 practicing physicians in the United States.


     The end users of healthcare supplies can be classified as acute care providers or non-acute care providers. Acute care providers serve patients needing immediate medical or surgical care and consequently consume a large volume of healthcare products and services. Acute care providers are primarily individual hospitals linked together in hospital systems, such as integrated delivery networks. Acute care providers account for the substantial majority of total healthcare supply expenditures made annually in the U.S. Non-acute care providers include clinics, physician offices, and long-term care facilities such as nursing homes or rehabilitation clinics.


     GROUP PURCHASING ORGANIZATIONS. Acute care providers typically affiliate with group purchasing organizations for access to contracts for the purchase of healthcare supplies. Group purchasing organizations aggregate the purchasing volume of their member hospitals in order to negotiate contracts with favorable pricing and terms with sellers of medical and non-medical products and services. According to SMG Marketing Inc., more than half of total purchases of healthcare supplies by hospitals in the U.S. are made under group purchasing organization contracts. Measured by number of participating hospitals, the largest group purchasing organizations in the U.S. are Premier with 1,800 participating members, Novation, LLC with 2,100 participating members and AmeriNet with 1,500 participating members. Buyers at local hospitals have varying degrees of discretion to purchase under group purchasing organization contracts or outside these contracts. Non-acute care providers typically negotiate and purchase products and services individually.



     SELLERS. According to One Source Online Database, there are approximately 21,000 medical products manufacturers in the United States and 800 medical/surgical distributors, 350 dental distributors and 450 x-ray distributors. In addition, there are non-medical manufacturers and distributors that sell their products to the healthcare industry, and according to a February 2000 report by Deutsche Banc Alex. Brown, more than 10,000 organizations that market a diverse array of services such as maintenance, nursing care, home care and medical billing to these providers. While the collective number of potential sellers in the healthcare supplies market is quite large and difficult to determine with accuracy, HIDA reports that fewer than 800 sellers account for more than 80% of the dollar value of medical products sold in the U.S. healthcare market.


LIMITATIONS OF TRADITIONAL PURCHASING METHODS FOR HEALTHCARE SUPPLIES

     The traditional process of locating and purchasing medical and non-medical products and services is inefficient and does not adequately address the needs of buyers or sellers. A

1996 study published by a consortium of healthcare providers and suppliers known as the Efficient Healthcare Consumer Response found that in the United States, $11 billion is spent annually on avoidable costs associated with healthcare supply chain inefficiencies.



     LIMITATIONS AFFECTING BUYERS. A healthcare system will typically purchase and manage approximately 100,000 different products and services on a regular basis. Healthcare purchasers are responsible for coordinating their purchases with their group purchasing organization contracts, if any, securing these products and services and delivering them to widely dispersed locations. Their efforts are limited by a number of factors, including:



- INEFFICIENT PURCHASING PROCESS. Buyers typically make purchases, place and track orders and manage their accounts payable using a combination of manual and automated processes. The manual processes, involving telephone, fax, paper and e-mail, are labor intensive, expensive and prone to error. Automated processes, involving electronic data interchange, commonly known as EDI, are limited to interactions with a few specific sellers and do not facilitate the process of requesting product or pricing proposals from multiple sellers.



- LIMITED ACCESS TO SELLERS. Identifying, assessing and purchasing from the large number of available sellers is time consuming and expensive. Sellers are geographically dispersed and market their products through a variety of means including catalogs, trade advertising and sales forces. Many sellers specialize in a limited number of products and services. Even though many sellers are developing proprietary Web sites, we believe that many do not have online ordering capability. Even where sellers offer online ordering, it is inefficient for healthcare buyers to search, navigate and order from multiple Web sites.



- LIMITED PRODUCT INFORMATION. Buyers have limited access to information regarding product selection, availability and pricing. Historically, there have been no comprehensive product catalogs available for sourcing and purchasing healthcare supplies that reflect changes in a seller's information as they occur. Nor have there been any widely available online cross-reference tools for locating and comparing alternative products. Buyers also have difficulty accessing other product information such as product recalls, clinical information and basic product specifications.



- LIMITED TRANSACTION DATA. Buyers typically have no comprehensive repository of their historical transaction data because they tend to place orders from multiple locations using a variety of purchasing methods with a large number of sellers. Group purchasing organizations also have limited access to their members' transactional data. Group purchasing organizations require access to comprehensive and accurate transaction data to negotiate the most favorable terms on behalf of their members. Although buyers and group purchasing organizations often rely on sellers to track and report their purchasing activities, sellers typically have difficulty providing this information.



- UNCOORDINATED PURCHASING. The healthcare purchasing function is often decentralized and uncoordinated. Expediency requires that purchase decisions be made by multiple parties within the buyer organization, but decentralized purchasing is difficult to coordinate and frequently results in purchases being made without the benefit of prices contracted through group purchasing organizations.



     LIMITATIONS AFFECTING SELLERS. In order to grow their businesses, sellers must devote significant resources to market and sell their products and services to a large, fragmented group of buyers and to efficiently manage transactions and inventory. Their challenges include the following:



- INEFFICIENT SALES PROCESS. The traditional ways of finding and selling to motivated buyers and processing their orders is inefficient. EDI partially addresses this inefficiency, but only for a limited number of buyers and sellers, and applies only to processing orders. Sellers that do not have EDI-enabled systems typically receive orders by telephone, fax, mail and e-mail. Processing these orders manually is time consuming, labor intensive and prone to error.

- LIMITED ACCESS TO BUYERS. Due to the important role existing relationships play in healthcare commerce and the inherent geographical limitations of a traditional sales force, sellers are not able to access a broad range of potential customers for their products.


- HIGH SALES AND MARKETING COSTS. Establishing a traditional sales and marketing presence is costly and time consuming. Sellers must hire, train and supervise local, regional and national sales forces to reach a broad variety of buyers. In addition, sellers must print catalogs and distribute them to potential buyers in multiple market segments. These sales and marketing expenditures are further constrained by market pressures on sellers for cost-savings. Smaller manufacturers are particularly disadvantaged by high sales and marketing costs because they have limited financial resources and do not have the economies of scale to negotiate advantageous terms with distributors and group purchasing organizations.


- INEFFICIENT INVENTORY MANAGEMENT. Sellers often have difficulty effectively managing their inventory because they cannot accurately estimate demand for their products. Estimating demand is difficult for manufacturers and distributors because both parties have a limited ability to access and use industry data to project trends in product demand. Manufacturers have two additional problems when trying to accurately estimate demand. First, distributors often provide incomplete coverage of a manufacturer's inventory in their catalogs due to space constraints. Second, because distributors frequently perform the marketing function for manufacturers, manufacturers are not sufficiently close to the preferences of buyers to know when product demand is changing.


- INEFFICIENT REBATE AND ADMINISTRATIVE FEE MANAGEMENT. Under traditional methods, sellers often have difficulty keeping accurate records of rebates owed to buyers and administrative fees owed to group purchasing organizations. Managing rebate programs requires dedicated personnel and systems to track aggregate sales and calculate rebates due.


OPPORTUNITY FOR A BUSINESS-TO-BUSINESS E-COMMERCE SOLUTION


     The emergence of the Internet and the potential benefits of business-to-business e-commerce solutions have highlighted the inefficiencies inherent in the traditional healthcare supplies market and put increasing pressure on healthcare buyers and sellers to streamline their business processes. External pressures such as reductions in healthcare reimbursement by government and third-party payors compound the need for more cost-effective processes. A business-to-business e-commerce solution provides healthcare organizations an opportunity to reduce their costs and streamline their procurement processes, and allows manufacturers and distributors of healthcare supplies to grow their revenues and increase market share. In addition to buyers and sellers, group purchasing organizations and their members can benefit from an e-commerce solution as it provides increased information for group purchasing organizations to manage their contracts and identify additional opportunities for its members. The combination of rising cost pressures and new technologies creates an opportunity for an efficient, easily adaptable e-commerce marketplace solution for healthcare supplies.


THE MEDIBUY.COM SOLUTION


     medibuy.com operates a leading business-to-business Internet marketplace for the purchase and sale of medical and non-medical products and services used by the healthcare industry worldwide. Through our Web site, we provide buyers and sellers with a secure online marketplace to conduct daily commerce and access information relating to products, transactions and market trends. We believe our services address the limitations of the traditional healthcare supply chain by enabling our users to efficiently and cost-effectively buy and sell a broad variety of medical and non-medical healthcare products and services in an open, online marketplace.

The following table illustrates how our solution addresses limitations of the traditional healthcare supply chain:


         -----------------------------------------------------------------------------------------
                         LIMITATIONS OF
              TRADITIONAL HEALTHCARE SUPPLY CHAIN            BENEFITS OF MEDIBUY.COM SOLUTION
 -------------------------------------------------------------------------------------------------
          - Inefficient purchasing process               - Automated, cost-effective purchasing
          - Limited access to sellers                      process
 BUYERS   - Limited product information                  - Expanded access to sellers
          - Limited transaction data                     - Extensive product information
          - Uncoordinated purchasing                     - Extensive transaction data
                                                         - Coordinated purchasing
--------------------------------------------------------------------------------------------------
          - Inefficient sales process                    - Automated, cost-effective sales process
          - Limited access to buyers                     - Expanded access to buyers
          - High sales and marketing costs               - Reduced sales and marketing costs
SELLERS   - Inefficient inventory management             - Improved inventory management
          - Inefficient rebate and administrative fee    - More effective rebate and
            management                                     administrative fee management
--------------------------------------------------------------------------------------------------


BENEFITS TO BUYERS


     AUTOMATED, COST-EFFECTIVE PURCHASING PROCESS. Our Web-based solution allows buyers to streamline the process of finding, comparing, purchasing, tracking and managing the procurement of medical and non-medical healthcare supplies. Our solution allows buyers to automate and integrate order processing, consolidate purchase orders and payments and obtain the latest inventory and pricing information.



     EXPANDED ACCESS TO SELLERS. Using our Web-based solution, buyers have online access to a broad range of participating sellers.



     EXTENSIVE PRODUCT INFORMATION. Our marketplace gives buyers online access to sellers' product catalogs with the latest market and customer-specific pricing and product information for a broader range of products than traditionally available. Buyers can search our sellers' product databases to compare pricing, product attributes and technical information across multiple sellers, including sellers not previously used by or available to the buyer.



     EXTENSIVE TRANSACTION DATA. By using our Web-based, integrated solution, buyers and group purchasing organizations are able to access a single repository of transaction data to better track and report their and their members' purchasing, product use and pricing. Group purchasing organizations can use this data to identify products and processes that can result in improved patient care, negotiate improved contract pricing and identify new contracting opportunities. Buyers can use this data for improved contract negotiation, budget forecasting and assessing and comparing operational performance.



     COORDINATED PURCHASING. With our solution, buyers can streamline their purchasing process by combining purchasing information from multiple points of care into one centralized purchasing source. This solution enables buyers, including participating group purchasing organization members, to more efficiently use their resources and ensure that purchases take advantage of their pre-negotiated contract prices.


BENEFITS TO SELLERS

     AUTOMATED, COST-EFFECTIVE SALES PROCESS. Our Web-based solution allows sellers to streamline the process of finding and selling to motivated buyers. Our solution enables sellers to compress their payment cycles, automate and standardize order processing and provide the latest product pricing and availability information to buyers.



     EXPANDED ACCESS TO BUYERS. Our solution enables sellers to reach a broad range of buyers at potentially reduced cost. Sellers can access buyers in multiple locations and in various markets associated with the delivery of care, ranging from hospitals, group purchasing organizations and integrated delivery networks to long-term care facilities and physician offices. Our services give sellers of all sizes direct online access to decision makers in buyers' procurement processes.


     REDUCED SALES AND MARKETING COSTS. Our solution allows sellers to sell their products directly to buyers online and to more easily market their brand to a wider audience without corresponding increases in sales and marketing costs. Our services also permit sellers to potentially reduce existing sales and marketing costs and avoid the expenses of developing and maintaining their own e-commerce or EDI solution.

     IMPROVED INVENTORY MANAGEMENT. Using our Web-based system, manufacturers and distributors are better able to predict demand through enhanced access to information about historical transactions. In addition, manufacturers are not dependent on distributor catalogs for the breadth of their offerings and can gauge buyer preferences more directly. As a result, both manufacturers and distributors are better able to manage their inventory.


     MORE EFFECTIVE REBATE AND ADMINISTRATIVE FEE MANAGEMENT. By consolidating and tracking transaction information about specific buyers' purchases, sellers are better able to manage their rebate programs with buyers and their group purchasing organization administrative fees. This results in improved relationships with buyers and group purchasing organizations and better-informed budgeting for negotiating.


THE MEDIBUY.COM STRATEGY

     Our objective is to become the preferred marketplace for products and services used by the healthcare industry. Key elements of our strategy include:


     ACCELERATE ADOPTION AND USE OF OUR MARKETPLACE. We intend to accelerate the adoption and use of our marketplace by group purchasing organizations and individual buyers and sellers. We intend to attract new customers through dedicated sales and marketing efforts and by continuing to build brand awareness and negotiating referral and co-marketing agreements where appropriate. We have developed an implementation team to assist in the technical integration of our services with customers' existing systems. This team minimizes the initial commitment of time and capital for new users of our solution. We also provide ongoing post-implementation support and education concerning the benefits of our solution. We believe that integration of our e-commerce marketplace with our customers' systems allows our customers to receive the full benefit of our services and enables us to develop long-term relationships that cannot be easily changed without significant switching costs. We believe our focus on implementation and ongoing support and education will accelerate adoption and use of our marketplace services.



     MAINTAIN OPEN AND UNBIASED MARKETPLACE. We intend to maintain our neutrality with respect to group purchasing organizations, buyers and sellers in order to promote an open marketplace allowing unbiased access to a broad range of products for a large number of diverse market participants. We offer equal access and functionality to users regardless of their size, product focus and affiliation. We believe that our neutrality with respect to group purchasing organizations, buyers and sellers maximizes the attractiveness of our marketplace and provides us with a competitive advantage over single- or limited-source solutions.



     MAINTAIN COMMITMENT TO TECHNOLOGICAL LEADERSHIP. We believe our technology gives us an important competitive advantage. Our technology includes InstaCat, an expandable distributed catalog technology providing online transactions and access to product pricing and availability information, and ePort, a technology allowing automated responses to specific queries from buyers directly from sellers' databases. Through our acquisition of Premier Health Exchange we acquired technology that allows us to identify and service our customers' specific pricing, product requirements and contract terms. We intend to continue to internally develop and acquire technologies to maintain our technological leadership. We also intend to continue to bolster our competitive position through alliances with leading technology and software producers.



     CONTINUE TO BUILD BRAND RECOGNITION. To enhance awareness of our healthcare marketplace solution, we are pursuing an aggressive brand development strategy through targeted trade advertising, participation in industry events, trade shows and trade associations, promotional activities and public relations. We intend to continue to invest heavily in building the medibuy.com brand by accelerating our marketing, sales, advertising and public relations efforts.



     EXPAND SERVICE OFFERINGS. Through internal efforts or by acquisition, we have developed and intend to continue to develop innovative service offerings to meet the needs of our customers. Initially we offered our eRFP service and then expanded our services to include eCatalog, eAuction and eSpecials. We will continue to develop and acquire new service offerings, technologies and businesses to provide opportunities for our users to increase revenues and profitability while reducing their costs. For example, we plan to expand the range of our services to provide content, data warehousing and data mining services. In addition, we intend to apply our model to create separate, specialized marketplaces focused on other segments in healthcare, such as dental and eye care.


     CONTINUE TO EXCEL IN CUSTOMER SERVICE. We believe that attentive customer support and service is a critical component to the success of business-to-business e-commerce. We intend to continue to emphasize a high level of customer support in order to attract and retain users. We believe that our commitment to excellent service will produce new referrals from satisfied participants in our marketplace and enhance customer retention.


     EXPAND INTERNATIONALLY. We plan to leverage our technology, expertise and existing seller and strategic relationships to expand our marketplace to selected international markets. We believe the international reach of the Internet and the fragmented nature of many international healthcare supplies markets present opportunities to expand internationally.


THE MEDIBUY.COM MARKETPLACE


     We derive our marketplace revenues from transaction fees related to the sale of products and services through our online marketplace. Our fees vary depending on the type of transaction and service being used. The percentage used to calculate our fee will differ depending on whether the transaction is completed through eCatalog, eRFP, eAuction or eSpecials. Our fees are paid by sellers and are calculated as a percentage of the gross transaction value of sales. eAuction transaction fees are earned when the buyer accepts the purchased equipment. For all other service offerings, we earn our fee at the time a buyer's order is confirmed by a seller and collection is reasonably assured. We expect that transaction fees will be our primary source of revenues in the future. In addition to transaction fees, we plan to generate revenues from a variety of sources, potentially including software development fees, servicing fees, seller subscriptions, data warehousing and data access. We do not take legal title to any products sold through our online marketplace.

ECOMMERCE SERVICE OFFERINGS

     We have developed a suite of service offerings designed to address a wide variety of needs of companies engaged in the purchase and sale of healthcare supplies. Our offerings include the following:


     ECATALOG. Our eCatalog service, launched in December 1999, provides our buyers with the ability to purchase a large variety of products and services through our electronic catalog. Buyers can use eCatalog to compare products and services based on product characteristics and price and to purchase and automatically re-order these products and services.



     The information provided through our eCatalog service is electronically linked with our sellers' databases, ensuring current and accurate seller pricing and immediate access to available inventory information. Our eCatalog service provides consistently updated seller information reflecting changes to a seller's product database. In addition, our eCatalog service coordinates pricing structures to offer buyers either current market pricing or specific pre-negotiated contract pricing. eCatalog enables sellers to provide targeted electronic marketing information to accompany their product listings, allowing them to compete on product features and not just price. The technology to be acquired by us through our acquisition of Premier Health Exchange allows us to recognize a buyer's group purchasing organization affiliation, if any, and provide the buyer with relevant tiered pricing, associated commitment requirements and other purchasing terms according to its contract. Should a buyer ultimately decide that a product's price, availability or other terms are not attractive, the buyer can immediately use eRFP to solicit proposals from potential sellers in an attempt to improve these terms.



     ERFP. Our eRFP service, launched in April 1999, automates and reduces inefficiencies in the request-for-proposal process for the procurement of healthcare supplies. Through eRFP, a buyer can anonymously submit a request-for-proposal, commonly known as an RFP, to sellers registered within the product categories selected by the buyer. In this manner, buyers can submit RFPs for items in our eCatalog as well as other items and services not currently in our eCatalog. Sellers can then submit proposals in response to the RFP. The buyer can review aggregated responses and accept the proposal that best meets its needs. Both the buyer and the seller are notified electronically of the terms of the accepted proposal. The seller then confirms the buyer's order. eRFP gives sellers an equal opportunity to submit proposals against RFPs in an anonymous setting and is designed to lower costs and reduce the time required for buyers to locate products and services.


     EAUCTION. Our eAuction service, launched in June 1999, gives users the opportunity to buy and sell new and used equipment in an auction style format. Through eAuction, buyers can access information about and submit bids for items being auctioned by sellers. Buyers can browse available auctioned products or conduct specific searches through hundreds of products ranging from pre-owned, "as-is" products to reconditioned and seller-warranted products.

     Through eAuction, sellers can maximize the value of their excess assets by offering them for sale on a worldwide basis. The auction style format helps distributors, manufacturers and healthcare providers by automating and reducing the costs of liquidating excess inventory.


     ESPECIALS. Our eSpecials service, launched in December 1999, gives buyers direct access to sellers' discounted offerings and allows sellers to actively promote and merchandise specials. For example, registered sellers can offer unused healthcare supplies through this service to facilitate inventory closeouts or for special promotions at reduced costs.


FUTURE OFFERINGS


     In addition to our existing service offerings, we have recently begun developing new services aimed at giving our customers valuable information to further assist them in their purchasing, selling and planning functions. We anticipate that our new services will become available over the course of the next two years and will include the following:



     ESERVICE OFFERINGS. We plan to expand our existing electronic commerce offerings to include:



- ECERTIFIED. Our eCertified service will allow sellers to offer reconditioned, pre-owned and excess equipment. Products offered through eCertified will have been inspected by third party inspectors and may have 90 day seller-provided warranties, optional extended seller warranties and service manuals.



- ESOURCE. Our eSource service will allow buyers to request our assistance in locating hard-to-find healthcare products and services. Buyers will be able to provide us with information about their needs, time frame, planned use and other purchase requirements, and we will assist them in locating these items.



     DATA WAREHOUSING AND MINING. Currently we provide our users archive transaction history data. We are developing a data warehouse to give our customers enhanced reporting and analytical capabilities. Our data warehouse will allow users to access their transactional data to track and respond to business trends and to facilitate forecasting and planning efforts. Although our current reporting is offered free of charge, we anticipate charging fees for customized data services. As we develop this offering, we will provide our customers with the following:


- Access to Web-enabled forecasting and statistical analysis tools

- Secure access to the customers' own transactional information

- Access to enhanced reporting functions such as price analysis


     THE MEDIBUY.COM DESKTOP. We plan on introducing the medibuy.com desktop, which will integrate our e-commerce solution with buyers' existing desktop systems. We intend to broaden and deepen the usefulness of the site to include the following:


- Product-oriented clinical information

- E-mail

- Delivery of seller and product updates

- User chat rooms and bulletin boards

     ASSET MANAGEMENT. We are developing asset management offerings, which may include the following:

- Equipment assessment services

- Life cycle planning services

- Finance and leasing services

ENABLING TECHNOLOGIES

     Our service offerings are enabled by a combination of internally developed and acquired technologies. Our e-commerce offerings are driven by our proprietary InstaCat technology, which runs on our system, and our proprietary ePort technology, which runs on the sellers' systems.


- ePort is a search mechanism at the seller's database which returns buyer-specific product information such as pricing and availability.



- InstaCat enables online transactions and retrieves data from the ePort at the seller's database, instantly incorporating it into our eCatalog.

     The following chart illustrates our eCatalog service using our proprietary InstaCat and ePort technologies:


              Buyers                               [MEDIBUY.COM LOGO]                                        Sellers

----------------------------------         ----------------------------------                   ----------------------------------
             Hospital                                   InstaCat              S  S                         Distributor
---------------------------------- I              Technology Interface        E  Y              ----------------------------------
                                   n    S                                     L  S
---------------------------------- t    E                                     L  T              ----------------------------------
                    Existing       e    C                                     E  E          F       - Catalog data
---------------------------------- r    U   - Provides access to customers'   R  M       e  I   ----------------------------------
                   Information     n    R     own contract pricing                       P  R       - Marketing information
---------------------------------- e    E                                     D  I       o  E   ----------------------------------
                    Systems        t        - Allows existing ordering        A  N       r  W       - Brand showcase
----------------------------------      Q     systems to conduct              T  T       t  A   ----------------------------------
                                        U     transactions via the Internet   A  E          L       - Customer pricing
                                        E                                     B  R          L   ----------------------------------
----------------------------------      R   - Provides customized Web         A  F                  - Order processing
           M.D. Clinic                  I     sites and e-commerce            S  A              ----------------------------------
---------------------------------- I    E     services                        E  C                  - Inventory & avalability
                                   n    S                                        E              ----------------------------------
---------------------------------- t                                          &
                    Existing       e    A
---------------------------------- r    N                                     F
                   Information     n    D                                     I                 ----------------------------------
---------------------------------- e                                          N                            Manufacturer
                    Systems        t    O  ---------------------------------- A                 ----------------------------------
----------------------------------      R       Group       |                 N
                                        D     Purchasing    |      Data       C                 ----------------------------------
                                        E    Organization   |    Warehouse    I             F       - Catalog data
----------------------------------      R    Price Files    |                 A          e  I   ----------------------------------
          Alternate Site                S  ---------------------------------- L          P  R       - Marketing information
---------------------------------- I                                                     o  E   ----------------------------------
   - Long-term care                n                                                     r  W       - Brand showcase
---------------------------------- t                                                     t  A   ----------------------------------
   - Home care                     e                                                        L       - Customer pricing
---------------------------------- r                                                        L   ----------------------------------
   - Lab                           n                                                                - Order processing
---------------------------------- e                                                            ----------------------------------
   - Other                         t                                                                - Inventory & availability
----------------------------------                                                              ----------------------------------



     Additionally, our technology employs widely used customer identification standards to verify the identity of buyers and sellers to enhance the usefulness of our services to users.



     To use our services, a customer must register as either a buyer or a seller. To register as a buyer, a user must provide healthcare services and purchase goods or services for use and not resale. To register as a seller, a user must manufacture or acquire goods for sale to healthcare providers. We have licensed Dun & Bradstreet's Supplier Assessment Management System to help us identify buyers and sellers in the registration process and to determine that they are qualified to use our Web site. This system allows us to gather information that can be used to verify a customer's registration information. The system also provides a user identification which becomes part of our buyer and seller information database.



     In addition, we require buyers to provide us their Healthcare Identification Number, or HIN, in the registration process. The buyer's HIN is a unique identifier commonly used in the healthcare industry. The buyer's HIN accompanies the buyer's transactions on our system and enables our sellers' efforts to match the buyer with any seller-customized information for the buyer, such as special pricing.

OUR CUSTOMERS

BUYERS


     We have initially targeted our marketing efforts on high-volume healthcare purchasers, with particular emphasis on multi-facility integrated delivery networks and hospitals. We also serve nursing homes, assisted-living facilities, large clinics, outpatient surgery centers and physician and dental practices. We have designed our services and pricing structures to coordinate with group purchasing organizations and to permit group purchasing organizations to provide improved value to their members. As of March 1, 2000, we had over 3,300 registered buyers.



     To date, revenues from our customers have been minimal. Our buyers have included integrated delivery networks such as Fairview Health System and BJC Health System, independent hospitals such as Wyoming Medical Center, Glendale Memorial and Mercy Regional Medical Center, hospitals associated with group purchasing organizations such as Child Health Corporation of America, free-standing surgery centers such as Central Kentucky Surgical Institute, and the U.S. military and Veterans Administration hospitals.



GROUP PURCHASING ORGANIZATIONS



     We have initially targeted our marketing efforts on the largest group purchasing organizations in the U.S. as a means of rapidly increasing the number of buyers using our online marketplace. To date, we have entered into an agreement with Premier, and we intend to target other large group purchasing organizations in the future.



     Upon our acquisition of Premier Health Exchange, we will be the exclusive e-commerce marketplace that Premier will offer to its 1,800 members for a scheduled six year term. In 1999, Premier reported that membership purchases under its contracted purchasing agreements with approximately 400 sellers totaled $10.6 billion. In addition, these member hospitals purchase products and services that are not included in Premier's group purchasing contracts. Virtually none of the purchases by Premier members were conducted through an online marketplace in 1999. We cannot assure you that any significant portion of these purchases will be made through our online marketplace in the future.


SELLERS


     We have initially targeted our marketing efforts on large-volume healthcare manufacturers and distributors. In addition, we plan to recruit smaller medical and non-medical manufacturers and distributors. As of March 1, 2000, we had over 2,000 registered sellers. The following is a representative list of registered sellers on our Web site:



3M Healthcare                                  Hitachi Medical Corporation
Alcon Laboratories                             Johnson & Johnson Medical, Inc.
Boise Cascade Office Products                  Kimberly-Clark
CompUSA                                        Medline
B&K Medical                                    Roche Diagnostics Corporation
BM Healthcare                                  Terumo Medical Corporation
Hewlett-Packard Company


PARTNET CUSTOMERS


     We acquired PartNET in order to obtain access to its proprietary ePort technology. As a result of this acquisition, we also obtained several new customers from different industries engaged in Internet commerce. These customers have already installed the ePort software on their systems to enable distributed catalog access for their businesses. Although we do not anticipate expanding the non-healthcare aspects of this business, we will continue to provide system development services to these customers, which include the U.S. Government and

Newark Electronics. For 1999, the U.S. Government accounted for 61% of our consolidated revenues.


STRATEGIC RELATIONSHIPS

     We have in the past established, and will continue to seek to establish, strategic relationships with firms whose products, services, or market presence enhance our ability to execute our core strategies. We enter alliances with the overall goal of improving the benefits and attractiveness of our services to our customers. We believe the integration of our services with existing information systems technology and processes will accelerate the acceptance of our services and the growth of our transaction volume. We have entered into strategic relationships with a variety of companies to expedite this integration. Among the most significant relationships are the following:


- PREMIER PURCHASING PARTNERS, L.P., an affiliate of Premier, Inc., is one of the largest group purchasing organizations in the nation, representing over 1,800 member hospitals. Upon our acquisition of Premier Health Exchange, we will be the exclusive e-commerce marketplace that Premier will offer to its members for a scheduled six-year term. Under our ten-year agreement, Premier will pay us fees based on products and services purchased under Premier contracts using our online marketplace. For providing integration and maintenance services, Premier has agreed to pay us $159 million over the six-year exclusivity period. Additionally, we will receive e-commerce transaction fee revenue based on a percentage of the gross transaction value of products and services purchased on our marketplace under Premier contracts in excess of contracted minimum purchasing volumes. We also will earn fees from the sale of non-contracted products and services to Premier's members. For non-contracted purchases we are obligated to pay to Premier Purchasing Partners a sales commission calculated as a contracted percentage of the transaction fees earned by us. In addition, under a separate ten-year marketing support agreement, we will be paying Premier an aggregate of $20 million for providing marketing and support services to us.



- HEALTHEON/WEBMD CORPORATION is an Internet healthcare company that connects physicians and consumers with the healthcare industry and provides healthcare information and services for healthcare professionals. In January 2000, we entered into a three-year joint marketing and promotion agreement with Healtheon/WebMD to create a co-branded Web site to customize our online marketplace services for its physician members. We have agreed to cooperatively market the co-branded Web site. We will pay Healtheon/WebMD at least $45.5 million over three years for marketing of the co-branded Web site. We will receive development and maintenance fees of approximately $22.8 million over three years for developing and maintaining the Web site.



- DRUGSTORE.COM, INC. is an online drugstore site which offers health, beauty, wellness, personal care and pharmacy products. In February 2000, we entered into a renewable five-year strategic alliance agreement with drugstore.com to develop a co-branded Web site to offer our online marketplace services to home healthcare professionals. drugstore.com will be the exclusive provider of personal care, wellness, health and beauty products through the co-branded site. The agreement requires drugstore.com to pay to us e-commerce transaction fees for products it sells on the co-branded site as well as new customer referral fees for customers we refer to drugstore.com. We are required to make payments to drugstore.com based on a contracted percentage of e-commerce transaction fees generated on the co-branded Web site from sellers other than drugstore.com. We are also required to spend at least $10.0 million over the five-year term of the agreement to promote the co-branded Web site. The agreement may be terminated early by a party upon the occurrence of a specified termination event.



- OWEN HEALTHCARE, INC. is a leading provider of hospital pharmacy and materials management services. In October 1999, we entered into a one-year agreement to license Owen Healthcare's

  Supplyline database to enhance our service offerings and made a one-time payment to Owen Healthcare for the license. The Supplyline database classifies up to 500,000 consumable healthcare products and enables us to allow buyers on our system to compare products before placing an order for healthcare supplies. The Supplyline database is widely used among healthcare providers, group purchasing organizations, distributors, and the federal government.



- PHYSICIANSITE.COM, INC. is an Internet-based physician portal site. In November 1999, we entered into a three-year strategic agreement with Physiciansite.com to channel physicians and their staffs to our Web site. Under our agreement, Physiciansite.com will establish a healthcare supplies service that will link directly to our Web site. Physiciansite.com users may register on our Web site and will be able to purchase healthcare supplies using our services. We have agreed to cooperatively market our joint offering to attract users to our respective Web sites. We are required to make payments to Physiciansite.com based on a contracted percentage of e-commerce transaction fees generated by joint users of our online marketplace.



- ALLIANZ CAPITAL PARTNERS, GMBH is a global leader in insurance and asset management, headquartered in Munich, Germany. In January 2000, we entered into a one-year agreement with Allianz Capital Partners to provide us with information and assistance in connection with the development of our business in Europe. Allianz Capital Partners will assist us in expanding our marketplace in Europe by providing information and assistance relating to European distribution channels and healthcare customs and practices as well as introducing us to potential strategic partners and customers. In connection with the agreement, we issued to Allianz Capital Partners a warrant to purchase shares of our common stock.


CUSTOMER SUPPORT


     Our customer support organization's primary purpose is to provide support services to buyers and sellers. We believe that our commitment to high quality customer support differentiates us in the marketplace. Services provided by our customer support staff go beyond simple e-mail or phone contact and include buyer and seller account management, buyer and seller registration, technical support and field service. Our customer support programs are divided into three distinct groups based on our customers' differing needs: buyer support, seller support and technical support.


     BUYER SUPPORT. Our buyer account coordination group is responsible for:

- monitoring and managing transactions by territory for quality assurance

- training buyers to use the site

- recruiting additional sellers to respond to buyers' needs

- ensuring that buyers are qualified healthcare providers

     SELLER SUPPORT. Our seller account coordination group is responsible for:

- working with current and prospective sellers to help them realize the value of using our services to sell their healthcare supplies

- obtaining and registering catalog information for sellers

     TECHNICAL SUPPORT. Our technical support staff is responsible for:

- performing field installations and system configuration

- addressing technical questions regarding Internet access and the implementation of our e-commerce applications

- training customers on ePort implementation


     Our customer support operations are located at our corporate headquarters in San Diego, California and in Cincinnati, Ohio. As of March 1, 2000, we had 19 employees in our customer support organization.

SALES AND MARKETING

     We market and sell our services through a combination of direct sales and traditional and Internet marketing initiatives. We are leveraging our management team's relationships in the healthcare industry to build and promote our business. To track and target potential customers, we use a corporate management contact system that contains over 50,000 names and other key contact information for executives at over 17,000 medical manufacturers, distributors, hospitals, nursing homes and significant outpatient facilities in the United States.

     Our sales force concentrates on selling our services to the leading healthcare providers in the top 50 U.S. metropolitan statistical areas. Our sales staff are located in field positions around the United States and internationally. Our field representatives target senior executives, materials managers and buyers.

     We conduct a variety of marketing activities to build our brand and attract buyers and sellers to our marketplace. These activities include:

- targeted direct mail

- telemarketing

- print and online advertising

- customer testimonials

- trade shows

- industry forums

- speaking engagements


     We also conduct comprehensive public relations programs that include establishing and maintaining relationships with key trade press, business press and industry analysts. As of March 1, 2000, we had 62 employees in our sales and marketing group.


TECHNOLOGY


     Our system is built on an open, multi-tier, distributed architecture using well-established software applications and hardware from leading technology companies such as Sun Microsystems, Oracle Corporation, Cisco Systems, and Veritas Software. Our technology platform integrates eCatalog, eRFP, eAuction, eSpecials, our enterprise resource planning system, our enterprise application integrator and a growing number of other services into a single system architecture. We use industry standard technology and tools in the development of our architecture and e-commerce applications.



     SCALABILITY. Our technology infrastructure is modular and enables us to continuously expand and enhance our services to meet the evolving needs of our users. Our distributed architecture enables us to readily add capacity as our services change and the number of users and transactions increase on our system.


     SECURITY. We have implemented a variety of features to ensure the security and integrity of transaction communications through our system. For example:

- We use secure sockets layer, or SSL, an Internet security technology, at appropriate points in the transaction flow to protect user information during transactions

- User information is encrypted to provide a high degree of security

- Our employees do not have access to user information, except as necessary to perform customer support functions

- We use standard secure login and password systems to authenticate users

     In addition, we have off-site stand-by systems for rapid disaster recovery. Our e-commerce server hardware is co-located with Level (3) Communications, Inc., our data center service provider, in San Diego, California, which provides physical security for the premises, redundant battery- and generator-backed electrical power, redundant climate control, and redundant high-capacity Internet connections. In addition, our operations can be transferred to an offsite server in the event of material disruptions in our services.

     INTEGRATION WITH CUSTOMERS' INFORMATION SYSTEMS. Our system is designed with an enterprise applications integrator to enable us to transfer data to and from our customers' internal systems related to their healthcare supplies purchasing and sale functions. Our distributed technology provides continuous communication and access between trading partners regardless of the customers' existing technology platforms.

COMPETITION

     The online market for healthcare supplies is new, rapidly evolving and intensely competitive. We believe we face competition in three general market segments:

- online healthcare marketplaces

- traditional healthcare supply chain participants

- other companies providing Internet e-commerce services


     We face competition from e-commerce providers that have established online marketplaces for healthcare supplies. These competitors include companies such as Neoforma and Promedix. Neoforma provides an auction site for the sale of used, refurbished and surplus products, and has e-commerce services for new products. Currently, Neoforma's marketplace solution is directed at individual physicians' offices, though it is possible that this emphasis may change. Promedix currently offers a Web site for the sale of new healthcare products. Promedix was recently acquired by Ventro, Inc. (formerly known as Chemdex), a provider of e-commerce solutions to the life sciences industry. In addition, new companies may also be formed to offer healthcare supplies e-commerce marketplaces to directly compete with us.



     We also face competition from the numerous existing traditional healthcare supplies manufacturers, distributors and group purchasing organizations. Traditional healthcare supplies manufacturers, distributors and group purchasing organizations have well-established businesses, customer relationships and infrastructures. Many of these competitors have long-standing relationships with buyers of healthcare supplies. In addition, they have well-trained sales forces and substantial marketing resources. A number of these companies have or may in the future seek to establish their own e-commerce initiatives for the purchase and sale of healthcare supplies or contract for those services from other providers. Moreover, live auction houses focusing on medical products may establish online auction services that compete with our eAuction service.



     We also face competition from a number of other Internet e-commerce participants. Many companies have created Web sites to serve the information needs of healthcare professionals, providing medical information, discussion groups, bulletin boards and directories. Many of these companies are introducing e-commerce purchasing functions that compete with our services. In addition, providers of online marketplaces and online auction services that currently focus on other industries could expand the scope of their services to include healthcare supplies.


     We believe that companies in our market compete based on:

- brand recognition

- breadth, depth and quality of product offerings

- ease of use and convenience

- ability to integrate their services with users' existing systems and software

- quality and reliability of their services

- customer service

- number of users and transaction volume

- the amount of the fees charged to sellers

     Competition is likely to intensify as our market matures. As competitive conditions intensify, competitors may:

- enter into strategic or commercial relationships with larger, more established healthcare supplies and Internet companies

- secure services and products from sellers on more favorable terms

- devote greater resources to marketing and promotional campaigns

- secure exclusive arrangements with buyers that impede our sales

- devote substantially more resources to Web site and systems development

     Our current and potential competitors' services may achieve greater market acceptance than our services. Many of our existing and potential competitors have longer operating histories in the healthcare supplies industry, greater name recognition, larger customer bases or greater financial, technical and marketing resources than we do. As a result of these factors, our competitors and potential competitors may be able to respond more quickly to market forces, undertake more extensive marketing campaigns for their brands and services and make more attractive offers to purchasers and sellers, potential employees and strategic partners. In addition, new technologies may increase competitive pressures. We cannot be certain that we will be able to expand our buyer and seller base or retain our current buyer and seller customers. We may not be able to compete successfully against current and future competitors, and competition could seriously harm our business.

GOVERNMENT REGULATION

     Many aspects of the healthcare supplies industry are subject to regulation by federal, state and local government agencies. Many of the healthcare supplies offered by sellers who use our system are subject to compliance with laws and regulations, including operating and security standards for the sellers and their distribution centers, and regulation by agencies including the Food and Drug Administration, the Drug Enforcement Agency, the Occupational Safety and Health Administration, state boards of pharmacy and, in some areas, state boards of health. We rely upon sellers who use our services to meet all packaging, distribution, labeling, hazard and health information notices to buyers, record keeping and licensing requirements applicable to transactions conducted through our system. We cannot guarantee that the sellers are in compliance with applicable laws and regulations. If sellers have failed, or fail in the future, to adequately comply with any of the relevant laws or regulations and we are found in any way to be legally responsible, we could be subject to governmental penalties or fines, as well as private lawsuits to enforce these laws and regulations. Any damage awards, injunctions, penalties or fines resulting from any of those actions could harm our business.

     Regulation of the auction business varies by jurisdiction. Numerous states, including California, the location of our headquarters, have regulations regarding the manner in which auctions may be conducted and the liability of auctioneers in conducting such auctions. In addition, we may be subject to licensure requirements in various jurisdictions with respect to some of the properties that may be sold on eAuction. Those regulations and licensure requirements have not imposed a material impediment to our business to date, but may affect the market generally for healthcare supplies sold through electronic auctions. In addition, to the extent we operate eAuction in an international setting, we could be subject to laws and regulations that are not directed solely to the auction business, including, but not limited to, import and export regulations and value added sales taxes. Our failure to comply with current or future laws and regulations could subject us to civil and/or criminal penalties and fines, and any penalties or fines or changes in laws and regulations could negatively impact the operation of our eAuction service and harm our business.

     Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted or interpreted in the United States and abroad with particular applicability to the Internet. It is also possible that new laws and regulations may be adopted or interpreted by the United States and foreign governments to address the sale and distribution of healthcare supplies using the Internet. It is possible that governments will enact legislation that may be applicable to us in areas including content, product distribution, network security, encryption, the use of measures for data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and re-transmission activities. Moreover, the applicability to the Internet of existing laws governing issues like property ownership, content, taxation, defamation, personal privacy, product liability and environmental protection, as well as the necessity for governmental permits, labeling, certifications and the need to supply information to relevant parties, is uncertain. Most of these laws were adopted before the widespread use and commercialization of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Any export or import restrictions, new legislation or regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase our cost of doing business or increase our liability exposure. Any of these factors could harm our business.

PROPRIETARY RIGHTS

     There are limited technological barriers to entry into the business of providing an online healthcare supplies e-commerce marketplace system. Consequently, others can develop, market and sell services substantially equivalent to our services, or use technologies similar to those used by us.

     We rely on a combination of copyright, trademark, trade secret and other intellectual property law, nondisclosure agreements and other protective measures to protect our proprietary rights. We also use proprietary know-how and trade secrets and employ various methods to protect our trade secrets and know-how. We currently have no patents protecting our technology, although we have filed two patent applications through PartNET, Inc., our wholly-owned subsidiary. From time to time, we expect to file additional patent applications directed to aspects of our proprietary technology. We cannot assure you that any of these applications will be approved, that any issued patents will protect our intellectual property or that any issued patents will not be challenged by third parties. In addition, other parties may independently develop similar or competing technologies or design around any patents that may be issued to us. We cannot assure you that our intellectual protection measures will be sufficient to prevent misappropriation of our technology. In addition, the laws of many foreign countries do not protect our intellectual property to the same extent as the laws of the United States.

     We believe that our proprietary technology does not infringe on any third party's patents; however, we cannot be certain that we will not become involved in litigation involving patents or proprietary rights. Patent and proprietary rights litigation entails substantial legal and other costs, and we do not know if we will have the necessary financial resources to defend or prosecute our rights in connection with any litigation. Responding to, defending or bringing claims related to our intellectual property rights may require our management to redirect our human and monetary resources to address these claims.

EMPLOYEES


     As of March 1, 2000, we had 200 full-time employees. Our employees are not represented by unions, and we consider our employee relations to be good.


FACILITIES


     Our executive offices are located in San Diego, California. We lease approximately 36,091 square feet with an option to expand by an additional 16,828 square feet in a commercial building under a lease that expires October 2004. We have an option to renew the lease for an additional five years. We also lease satellite office space under leases that have terms of 14 months to five years. As of March 1, 2000, these facilities are located in Salt Lake City, Utah; Cincinnati, Ohio; Tulsa, Oklahoma; and Palo Alto, California. We believe that these facilities are adequate for our present and anticipated levels of operations for the foreseeable future.


LEGAL PROCEEDINGS

     We are not presently involved in any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The following table sets forth our directors and executive officers, their ages and the positions held by them with us as of March 15, 2000. In addition, the table below denotes the changes in our board of directors effective upon the acquisition of Premier Health Exchange, LLC.



                NAME                   AGE                           POSITION
                ----                   ---                           --------
Richard A. Norling(1)................  54    Chairman of the Board
Dennis J. Murphy(1)..................  41    Chief Executive Officer, President and Director
James L. Hersma(2)...................  51    Executive Vice President, Market Development and
                                             Director
Charles R. Smith.....................  55    Executive Vice President, Customer Advocacy
Norman R. Farquhar...................  53    Executive Vice President, Chief Financial Officer and
                                             Secretary
Robert B. Witt.......................  48    Executive Vice President, Chief Information Officer
Don R. Brown.........................  39    President of PartNET, Inc.
Douglas C. Allred(4).................  49    Director
Brook H. Byers(2)(3).................  54    Director
Ann H. Lamont(3).....................  43    Director
John H. Stevens(3)(4)................  39    Director
Mark A. Stevens(4)...................  40    Director
       (5)...........................


---------------

(1) Mr. Murphy will resign as Chairman and Mr. Norling will be elected as a director and Chairman of the Board effective upon our acquisition of Premier Health Exchange.



(2) Will resign as a director effective upon our acquisition of Premier Health Exchange.



(3) Member of the audit committee.



(4) Member of the compensation committee.



(5) Premier will have the right to appoint up to four additional directors in connection with our acquisition of Premier Health Exchange. There will also be one additional director appointed that is mutually acceptable to Premier and us.



     DENNIS J. MURPHY has served as a member of our board of directors and our Chief Executive Officer since March 1999. In November 1999, Mr. Murphy was also appointed President and the Chairman of our Board of Directors. From June 1998 to November 1998, Mr. Murphy was President of McKesson Health Systems, Inc., a healthcare distributor. From August 1993 to June 1998, Mr. Murphy was a director and Chief Operating Officer for Paper Pak, Inc., a healthcare product manufacturer. Mr. Murphy has also held various management positions with Baxter Healthcare Corporation, a healthcare distributor and manufacturer, including Director of National Accounts, Vice President of Sales for the Hospital Division, Area Manager and Western Zone Vice President.


     JAMES L. HERSMA has served as a member of our board of directors and as our Executive Vice President, Market Development since June 1999. From January 1998 to February 1999, Mr. Hersma was President and Chief Executive Officer of Novation, LLC, a healthcare group purchasing organization. Mr. Hersma worked as an independent consultant to the healthcare industry from June 1996 to December 1997. From November 1993 to May 1996, Mr. Hersma was President and Chief Operating Officer for CIS Technologies, Inc., a healthcare claims transaction software company. Mr. Hersma has also held various management positions with Baxter Healthcare Corporation, including Southern Zone Vice President and Corporate Sales Vice

President. Mr. Hersma is on the board of directors of TriStar Aerospace, Inc., a distributor of aerospace parts and supplies.


     CHARLES R. SMITH served as a member of our board of directors from September 1998 to January 2000 and served as our President from September 1998 to November 1999. In November 1999, Mr. Smith was appointed Executive Vice President, Customer Advocacy. From April 1994 to August 1998, Mr. Smith was Executive Vice President of NCI, Inc., a healthcare sales and marketing consulting company. Mr. Smith has also been Chief Executive Officer of Southern California Materials Management Alliance, a healthcare purchasing and distribution alliance.


     NORMAN R. FARQUHAR has served as our Executive Vice President, Chief Financial Officer and Secretary since November 1999. From December 1998 to October 1999, Mr. Farquhar was Executive Vice President and Chief Financial Officer of Platinum Software Corporation, a developer of client/server enterprise resources planning software which changed its name to Epicor Software Corporation in May 1999. From February 1996 to December 1998, he was Executive Vice President and Chief Financial Officer of DataWorks Corporation, a supplier of information systems, which in December 1998 was merged into Platinum Software Corporation. From April 1993 to December 1995, Mr. Farquhar served as Senior Vice President, Chief Financial Officer and Secretary at Wonderware Corporation, a software manufacturer. Mr. Farquhar serves as a director for Dot Hill Corporation, a manufacturer of host and network-attached data storage products.



     ROBERT B. WITT has served as our Executive Vice President and Chief Information Officer since May 1999. From September 1998 to May 1999, Mr. Witt was Chief Information Officer at Oracle Corporation, a software manufacturer. From November 1994 to September 1998, Mr. Witt was Chief Information Officer at Sequent Computer Systems, Inc., a computer manufacturer. Mr. Witt serves as a director for Concentrex Incorporated, a software development company. Mr. Witt is a Certified Public Accountant.


     DON R. BROWN has served as Chief Executive Officer of PartNET, Inc. since its formation in 1993. Mr. Brown has also served as an Associate Professor of Mechanical Engineering and an Adjunct Professor of Computer Science with the University of Utah since 1989.


     DOUGLAS C. ALLRED has served as a member of our board of directors since November 1999. Mr. Allred has been the Senior Vice President/Vice President, Customer Advocacy at Cisco Systems, Inc., a provider of networking equipment, since August 1991. Mr. Allred serves as a director of several privately held software development companies.


     BROOK H. BYERS has served as a member of our board of directors since June 1999. Mr. Byers is a partner of Kleiner Perkins Caufield & Byers, a private venture capital firm that he joined in 1977. Mr. Byers has been the founding president and chairman of four life sciences companies: Athena Neurosciences, Inc., Idec Pharmaceuticals Corporation, InSite Vision Opthalmics Inc. and Ligand Pharmaceuticals, Inc. Mr. Byers also serves as a director of Chemdex.com, Inc., Drugstore.com, Inc. and a number of privately held technology companies. Mr. Byers sits on the Board of Directors of the University of California, San Francisco Foundation and is a director of the California Healthcare Institute.

     ANN H. LAMONT has served as a member of our board of directors since June 1999. Since 1986, Ms. Lamont has served as general partner and managing member of various limited partnerships affiliated with Oak Investment Partners, a venture capital organization. Ms. Lamont joined Oak Investment Partners in 1982 as an associate. Prior to joining Oak Investment Partners she was in the research department at Hambrecht & Quist. Ms. Lamont also serves on the Board of Directors of Viropharma, Inc., a company she co-founded.

     JOHN H. STEVENS, M.D. has served as a member of our board of directors since June 1999. Since November 1999, Dr. Stevens has served as Chairman and Chief Executive Officer of

Netlens, Inc., an Internet technology company. Dr. Stevens was also the founder and Chief Executive Officer of hippo.com, Inc., an Internet start-up company founded in February 1999 that we acquired in June 1999. Dr. Stevens served as Chief Technology Officer of Heartport, Inc., a medical device company that he co-founded in 1991, from 1996 to 1997. Dr. Stevens has continued to serve as a director of Heartport since its inception. Dr. Stevens is on the board of several privately held companies. Dr. Stevens graduated from the University of Utah and received his M.D. from the Stanford University School of Medicine. Effective upon our acquisition of Premier Health Exchange, Dr. Stevens will be elected Vice Chairman of our board of directors.



     MARK A. STEVENS has served as a member of our board of directors since June 1999. Mr. Stevens has been a general partner of Sequoia Capital, a venture capital investment firm, since March 1993. Prior to that time, beginning in July 1989, he was an associate at Sequoia Capital. Prior to joining Sequoia Capital, he held technical sales and marketing positions at Intel. Mr. Stevens currently serves on the board of directors of MP3.com, Inc., Medicalogic, Inc., Terayon Communication Systems, Inc., Nvidia Corporation, and several privately held companies.



     Upon our acquisition of Premier Health Exchange, the following individual will be appointed to our board of directors:



     RICHARD A. NORLING will serve as Chairman of our board of directors. Since September 1998, Mr. Norling has served as Chief Executive Officer and a member of the board of directors of Premier, Inc., an alliance of not-for-profit hospital and healthcare systems in the United States. Prior to serving as Chief Executive Officer, he served as Chief Operating Officer of Premier. From 1989 until 1997, Mr. Norling served as President and Chief Executive Officer of Fairview Hospital and Healthcare System, a statewide integrated health system. Prior to joining Fairview, Mr. Norling served as Executive Vice President and Chief Operating Officer of Uni Health America, a not-for-profit system of hospitals and healthcare organizations. Mr. Norling also serves as a director of Premier Practice Management, Inc., Express Scripts, Inc., the Institute For Healthcare Improvement, the Healthcare Leadership Council, the Malcolm Baldrige Foundation and the Council on Competitiveness.



BOARD COMPOSITION


     Upon the closing of this offering, in accordance with the terms of our restated certificate of incorporation, the terms of office of the board of directors will be divided into three classes:

- Class I directors, whose term will expire at the annual meeting of the stockholders to be held in 2000

- Class II directors, whose term will expire at the annual meeting of stockholders to be held in 2001

- Class III directors, whose term will expire at the annual meeting of stockholders to be held in 2002


     Our Class I directors will be Mr. Mark Stevens and Mr. Allred, our Class II directors will be Dr. John Stevens and Ms. Lamont, and our Class III directors will be Messrs. Murphy and Norling. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms are then expiring will be elected to serve from the time of election and qualification until the third annual meeting following their election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of our company.


     Each officer is elected by, and serves at the discretion of, the board of directors. Each of our officers and directors, other than non-employee directors and officers, devotes full time to the affairs of medibuy.com. Our non-employee directors devote their time to the affairs of medibuy.com as is necessary to discharge their duties. There are no family relationships among any of our directors, officers or key employees.

COMMITTEES OF THE BOARD OF DIRECTORS


     The audit committee of the board of directors reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The audit committee currently consists of Ms. Lamont, Dr. John Stevens and Mr. Byers. Upon our acquisition of Premier Health Exchange, Mr. Byers will resign from the audit committee.



     Our compensation committee of the board of directors reviews and recommends to the Board the compensation and benefits of all of our executive officers, administers our stock option plan and establishes and reviews general policies relating to compensation and benefits of our employees. The compensation committee currently consists of Mr. Allred, Mr. Mark Stevens and Dr. John Stevens. Upon our acquisition of Premier Health Exchange, Mr. Mark Stevens will resign from the compensation committee and Mr. Norling will join the compensation committee. There are no interlocking relationships between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.


DIRECTOR COMPENSATION

     Our directors do not currently receive cash compensation for their service as members of the board of directors, although they are reimbursed for some expenses in connection with attendance at board and committee meetings. We do not provide additional compensation for committee participation or special assignments of the board of directors. From time to time, some of our directors have received grants of options to purchase shares of our common stock under our 1999 Equity Incentive Plan and our 1999 Omnibus Equity Plan in connection with their employment agreements. See "-- Executive Compensation -- Employment Agreements" for a description of employment agreements with employee directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.


     Messrs. Allred and Mark Stevens and Dr. John Stevens serve on our compensation committee. Mr. Byers previously served on our compensation committee. No member of our compensation committee is or was an officer or employee of medibuy.com. Investment entities affiliated with Messrs. Mark Stevens and Byers have purchased shares of our preferred stock. In addition, we have granted Mr. Allred stock options to purchase our common stock and Mr. Allred has purchased shares of our Series D preferred stock. We issued Dr. John Stevens shares of our common stock in connection with our acquisition of hippo.com, Inc. See "Related Party Transactions" for a more detailed description of these transactions.


1999 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN


     In December 1999, the board adopted our 1999 Non-Employee Directors' Stock Option Plan. The plan has not been approved by our stockholders. 375,000 shares of our common stock are reserved for issuance under the plan. Additionally, starting with the 2001 annual stockholders meeting, at each annual stockholders meeting, the number of shares reserved for issuance under the plan shall be increased automatically by the lesser of (i) 0.1% of the total number of shares of our common stock then outstanding, including unexercised stock options and warrants, (ii) 62,500 shares or (iii) a number determined by the board. Members of our Board who are not employees are eligible to participate in the non-employee directors' plan. On the date that each new director first becomes a director he or she will automatically be granted an option to purchase 18,750 shares. At our annual meeting each year, each eligible director will automatically be granted an additional option to purchase 6,250 shares if that director has served continuously as a member of our Board since the date of that director's initial grant. The option grants under the non-employee directors' plan are automatic and nondiscretionary, and the exercise price of the options must be 100% of the fair market value of the common stock on the date of grant. The term of options granted under the non-employee directors' plan is ten years, but they will terminate three months after the date on which the director ceases to be one of our directors or consultants or 12 months if the termination is due to disability or 18 months if termination is due to death. All options granted under the non-employee directors' plan will vest as to 1/36(th) of the shares each month until they are fully vested on the third anniversary of the date of grant.


EXECUTIVE COMPENSATION

                          EXECUTIVE COMPENSATION TABLE

     The following table sets forth all compensation awarded to, earned by, or paid for services rendered to us in all capacities during the years ended December 31, 1998 and December 31, 1999, by (1) our chief executive officer and
(2) the other four most highly compensated executive officers other than the chief executive officer who were serving as executive officers as of December 31, 1998, and December 31, 1999, respectively, collectively, the "Named Executive Officers."


                                                                               LONG TERM COMPENSATION
                                                                              ------------------------
                                             ANNUAL COMPENSATION              RESTRICTED     # SHARES
                                    --------------------------------------      STOCK         UNDER         ALL
   NAME AND PRINCIPAL POSITION      YEAR    SALARY      BONUS       OTHER       AWARD        OPTIONS       OTHER
   ---------------------------      ----   --------    --------     ------    ----------    ----------    --------
Dennis Murphy, CEO and President..  1999   $156,333(1)              $2,243(2)                2,100,000    $ 82,080(3)
Norman Farquhar, Executive Vice
  President, CFO and Secretary....  1999     42,188(4) $150,000(5)                             750,000
James Hersma, Executive Vice
  President, Market Development...  1999    107,917(6)                                       1,050,000       2,960(7)
Charles Smith, Executive Vice
  President, Customer Advocacy....  1999    194,250(8)   18,000(9)                             100,000
  President.......................  1998     41,726(10)                       900,000(11)
Robert Witt, Executive Vice
  President, Chief Information
  Officer.........................  1999    118,708(12)                                        500,000     130,000(13)


---------------
 (1) Mr. Murphy's annual salary was initially $195,000 pursuant to his employment agreement dated March 29, 1999. Mr. Murphy's annual salary was raised to $250,000 on October 26, 1999. Mr. Murphy began his employment with us on March 29, 1999. The amount reflected in this table represents only the actual salary earned by Mr. Murphy for his services from that date through December 31, 1999.

 (2) We agreed to reimburse Mr. Murphy up to $5,000 annually for the cost of disability insurance premiums.

 (3) Includes an $80,000 relocation allowance and $2,080 as reimbursement for Mr. Murphy's legal fees incurred negotiating his employment agreement.

 (4) Mr. Farquhar's annual salary is $225,000. Mr. Farquhar began his employment with us on November 1, 1999. The amount reflected in this table represents only the actual salary earned by Mr. Farquhar for his services from that date through December 31, 1999.

 (5) Signing bonus paid to Mr. Farquhar.

 (6) Mr. Hersma's annual salary is $185,000. Mr. Hersma began his employment with us on June 14, 1999. The amount reflected in this table represents only the actual salary earned by Mr. Hersma for his services from that date through December 31, 1999.

 (7) Reimbursement, under Mr. Hersma's employment agreement, for legal fees he incurred negotiating his employment agreement with us.

 (8) Mr. Smith's base annual salary is $198,000 effective as of May 14, 1999.

 (9) A one-time cash bonus paid to Mr. Smith pursuant to letter agreement dated May 14, 1999.

(10) Mr. Smith's employment with us began on September 26, 1998. The amount reflected in this table represents only the actual salary paid to Mr. Smith for his services from that date through December 31, 1998. His equivalent annual salary for 1998 was $150,000.


(11) Mr. Smith purchased 900,000 shares of our common stock for an aggregate purchase price of $360, subject to our right to re-acquire some of these shares as described under "Employment Agreements".


(12) Mr. Witt's annual salary is $185,000. Mr. Witt began his employment with us on May 10, 1999. The amount reflected in this table represents only the actual salary earned by Mr. Witt for his services from that date through December 31, 1999.

(13) Represents reimbursement of his relocation expenses.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning the grant of stock options to our Chief Executive Officer and each of our other four most highly compensated executed officers during the fiscal year ended December 31, 1999.

     - All of the stock options are intended to be incentive stock options except for Mr. Farquhar's stock option, which is a nonstatutory stock option.

     - All of the stock options vest over four to five years, except for the options granted to Messrs. Murphy and Hersma with an expiration date of December 28, 2009, which were fully vested on the date of grant.

     - The exercise price per share of each option was equal to the fair market value of the common stock of the date of grant as determined by the board of directors, except that Mr. Farquhar's stock option was granted with an exercise price below deemed fair market value.

     - The potential realizable value is calculated based on the term of the option at its time of grant, which is 10 years. It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the SEC and do not reflect our estimate of future stock price growth.


                                   INDIVIDUAL GRANTS                                       POTENTIAL REALIZABLE
                       -----------------------------------------                          VALUE AT ASSUMED ANNUAL
                       NUMBER OF                                     FAIR                  RATES OF STOCK PRICE
                       SECURITIES   PERCENT OF TOTAL                MARKET                APPRECIATION FOR OPTION
                       UNDERLYING   OPTIONS GRANTED    EXERCISE    VALUE ON                        TERM
                        OPTIONS       TO EMPLOYEES     PRICE PER   DATE OF                -----------------------
        NAME            GRANTED         IN 1999          SHARE      GRANT     EXP. DATE       5%          10%
        ----           ----------   ----------------   ---------   --------   ---------   ----------   ----------
Dennis Murphy........   1,462,500         13.8%         $ 0.06      $ 0.06     3/31/09    $   55,224   $  140,400
                          262,500          2.5            4.35        4.35    11/17/09       718,410    1,820,700
                          375,000          3.5            8.22        8.22    12/28/09     1,937,700    4,910,400
Norman Farquhar......     750,000          7.1            1.44        4.35    10/26/09     4,236,600    7,386,000
James Hersma.........     781,250          7.4            0.06        0.06     5/26/09        29,500       75,000
                           81,250          0.8            4.35        4.35    11/17/09       222,365      563,550
                          187,500          1.8            8.22        8.22    12/28/09       968,850    2,455,200
Charles Smith........     100,000          0.9            4.35        4.35    10/26/09       273,680      693,600
Robert Witt..........     500,000          4.7            0.06        0.06     3/31/09        18,880       48,000



     The following table provides information concerning exercises of options to purchase our common stock in the fiscal year ended December 31, 1999, and unexercised options held as of December 31, 1999, by the Named Executive Officers. The year end fair value of the unexercised in-the-money options is based upon an assumed initial public offering price of 11.00 per share, less the exercise price of such options. The option exercise prices were set by our board of directors and generally reflect its best estimate of the fair value of our stock on the date of each grant based on recent sales of our equity securities, developments in our business and developments in the financial markets. When the board of directors elects to grant options at a lower price we recognize stock-based compensation expense for the difference.


                  AGGREGATE OPTION EXERCISES AND OPTION VALUES


                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                        OPTIONS AT YEAR-END(#)              AT YEAR-END
                         SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
         NAME            ON EXERCISE(#)    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            ---------------   --------   -----------   -------------   -----------   -------------
Dennis Murphy..........      212,500       $540,100     440,625       1,446,875     $1,480,275     $14,983,825
Norman Farquhar........                                      --         750,000             --       7,170,000
James Hersma...........      195,313        590,625     207,813         646,875        657,038       7,481,925
Charles Smith..........                                      --         100,000             --         664,800
Robert Witt............                                  65,000         435,000        711,100       4,758,900


---------------

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with each of our Named Executive Officers. Each agreement has a term of one year and automatically renews for successive one-year periods unless it is otherwise terminated by its terms. Each agreement may be terminated by the executive officer upon prior written notice to us, though he will receive no severance pay if he does so. Each agreement will also automatically terminate upon the executive's death or disability. We may terminate each of these agreements for cause or without cause. If we terminate an executive officer for cause he will receive no severance pay. If we terminate an executive officer without cause, he will be entitled to payment of his then-current base annual salary for an additional year after his termination. Each executive officer is entitled to participate in any incentive bonus program we establish, up to a maximum cash bonus equal to one-half of his then-current base annual salary. The stock options granted to the newest executive officers under their employment agreements are listed below. All of the stock options vest over four years, except for Mr. Murphy's stock option, which vests over five years. The table and bullets below describes other terms that are specific to each executive officer under his employment agreement.


                                                                 # SHARES
                                                                SUBJECT TO
                                                      BASE       INITIAL
                              DATE OF EMPLOYMENT     ANNUAL       OPTION      EXERCISE
 NAME OF EXECUTIVE OFFICER        AGREEMENT          SALARY       GRANT        PRICE
 -------------------------    ------------------    --------    ----------    --------
Dennis Murphy...............      March 29, 1999    $250,000    1,462,500      $0.06
Norman Farquhar.............    October 26, 1999     225,000      750,000       1.44
James Hersma................        May 26, 1999     185,000      781,250       0.06
Charles Smith...............  September 26, 1998     198,000           --        N/A
Robert Witt.................        May 10, 1999     185,000      500,000       0.06


- Mr. Murphy's employment agreement provides for a relocation allowance of $80,000, reimbursement of up to $5,000 annually for disability insurance premiums and reimbursement of attorneys fees related to the negotiation of his employment agreement. In the event of a change of control of our company, 60% of the shares covered by his stock options will become immediately vested and the remaining shares vest monthly over the following year. The entire unvested portion of Mr. Murphy's stock option will immediately vest if he is terminated or if his duties significantly change within 12 months of a change in control.

- Mr. Farquhar received a signing bonus of $150,000 upon entering into his employment agreement with us. Mr. Farquhar's employment agreement also provides that the unvested portion of Mr. Farquhar's stock option will immediately vest if he is terminated or if his duties are significantly changed within two years following a change of control.


- Mr. Hersma's employment agreement provides that upon the first renewal, his base salary will be increased to $300,000. In addition, if we terminate Mr. Hersma without cause before his first anniversary with us or if we do not renew his agreement for a second year, he will be entitled to receive severance payments for 18 months. If we terminate Mr. Hersma without cause before his second anniversary with us or if we do not renew his agreement for a third year, he will be entitled to receive severance payments for 12 months. Mr. Hersma may be required to relocate to San Diego, California. If he relocates, he will be entitled to relocation expense reimbursement of up to $130,000. In the event of a change of control, 50% of the shares covered by his stock options will become immediately vested and the remaining shares vest monthly over the following year. The entire unvested portion of Mr. Hersma's stock option will immediately vest if he is terminated or if his duties are significantly changed within one year following a change of control. We reimbursed Mr. Hersma for legal expenses related to his negotiation of his employment agreement.



- Mr. Smith purchased 900,000 shares of our common stock, however the shares are subject to a right of repurchase by us at the price paid for the shares. Our repurchase right lapses over a 48 equal monthly vesting schedule; however, our repurchase right will immediately and entirely lapse if within the period of one month before or 12 months following a change of control, Mr. Smith is terminated by us without cause or if he voluntarily terminates his employment for good reason, as defined in his employment agreement.


- Mr. Witt's employment agreement provides for reimbursement of up to $130,000 for his relocation to the San Diego area. In addition, the entire unvested portion of Mr. Witt's stock option will immediately vest if he is terminated or if his duties are significantly changed within one year following a change of control.

1999 EQUITY INCENTIVE PLAN


     On March 12, 1999, our board adopted and our stockholders subsequently approved our 1999 Equity Incentive Plan. The equity incentive plan was subsequently amended to increase the number of authorized shares of common stock which may be issued under the plan to 7,214,100 shares. The equity incentive plan was suspended by our board on July 27, 1999. Consequently, we will not grant any additional stock options under the equity incentive plan. Shares subject to stock awards granted under the plan that have expired or otherwise terminated without having been exercised in full will not be made available for subsequent grants under the plan. In addition, exercised shares repurchased by us under a right of repurchase will not again become available for grant.


     Before it was suspended, the equity incentive plan permitted the grant of options to our directors, officers, key employees and consultants as well as consultants to or directors of our corporate parents or subsidiaries. Options granted under the plan could be either nonstatutory stock options or incentive stock options within the meaning of Section 422 of the Internal Revenue Code. Incentive stock options could be granted only to employees under the plan. In addition, the equity incentive plan permitted the grant of stock bonuses and rights to purchase restricted stock.

     According to its terms, the equity incentive plan could be administered by the board or a committee appointed by the board. The board delegated the authority to administer the equity incentive plan to the compensation committee and, as administrator for non-officer stock awards, to Dennis Murphy. Subject to the limitations set forth in the equity incentive plan, the compensation committee and the administrator, Dennis Murphy, had the authority to select the persons to whom award grants were to be made, to designate the number of shares to be covered by each award, to determine whether an option was to be an incentive stock option or a nonstatutory stock option, to establish vesting schedules, to specify the exercise price of options and the type of consideration to be paid upon exercise and, subject to applicable restrictions, to specify other terms of awards.

     The maximum term of options granted under the equity incentive plan is ten years. Incentive stock options granted under the equity incentive plan are non-transferable except by the laws of descent. Options expire three months after the termination of an optionholder's service unless the participant's option agreement provides otherwise. However, if an optionholder is permanently disabled or dies during his or her service, that person's options may be exercised up to 12 months following his or her disability or 18 months following his or her death, unless his or her option agreement provides otherwise.

     The exercise price of options granted under the equity incentive plan was determined by the board, committee or administrator. The exercise price of an incentive stock option could not be set at less than 100% of the fair market value of the underlying common stock on the date of the grant. The exercise price of a nonstatutory stock option could not be set at less than 85% of the fair market value of the underlying common stock on the date of the grant.

     The board, committee or administrator has the power to accelerate the exercise date or vesting schedule of any option or stock granted under the plan.

     Options granted under the equity incentive plan vest at the rate determined by the board, committee or administrator and specified in the participant's option agreement. The terms of any stock bonuses or restricted stock purchase awards granted under the equity incentive plan were determined by the board, committee or administrator. The purchase price of restricted stock under any restricted stock purchase agreement was not to be less than 85% of the fair market value of our common stock on the date of the grant. Stock bonuses and restricted stock purchase agreements awarded under the equity incentive plan are nontransferable except by will or devise.

     Stock bonuses granted under the plan are subject to repurchase by us upon termination of employment or in accordance with a vesting schedule as provided by the participant's stock award agreement. Repurchase may be effected at the stock's full market value if the agreement so provides but in no event at less than the original purchase price.

     Upon the occurrence of a transaction resulting in a change of control of our company, as this is defined under the equity incentive plan, the surviving entity must either assume or substitute equivalent securities for all outstanding stock awards. Under the plan transactions which constitute a change in control include: a dissolution, liquidation or sale of all or substantially all of our assets, a merger or consolidation in which we are not the surviving entity or in which our stockholders are left holding only property other than stock in the surviving entity, an acquisition which results in the concentration of ownership of at least half of the voting power of our voting securities in a person or group other than our employee benefit plan, or, after the completion of this offering, an acquisition resulting in the replacement of at least half of our board without the consent of at least half of the incumbent board members. In the event the surviving entity does not assume or substitute the stock awards, then the vesting and exercisability of outstanding awards will accelerate fully prior to the change in control and the awards will terminate to the extent not exercised prior to the change in control. In the event the outstanding stock awards are assumed, and if any holder of an award is terminated within 12 months following the transaction by the surviving company or the holder voluntarily terminates employment under specified conditions, then the vesting of all outstanding options and stock awards held by the holder will accelerate and become immediately exercisable.

     The Board could amend or terminate the equity incentive plan at any time. Amendments were submitted for stockholder approval to the extent required by applicable law.


     As of March 1, 2000, we had issued and outstanding, under the equity incentive plan, options to purchase 4,523,063 shares of our common stock. The weighted average exercise price of these options is $0.15 per share.


1999 OMNIBUS EQUITY PLAN


     On July 27, 1999, our board adopted, and on October 25, 1999 our stockholders approved, our 1999 Omnibus Equity Plan and the authorization of a total of 3,325,500 shares of our common stock for issuance under the omnibus equity plan. The compensation committee of our board of directors approved, on December 14, 1999 and March 1, 2000, increases in the number of shares of our common stock reserved for issuance under the plan by 1,500,000 shares and 6,487,500 shares, bringing the total shares reserved to 11,313,000. Our stockholders have not yet approved these increases. Each year upon the annual meeting of stockholders starting in 2001, the total number of shares reserved for issuance under the plan will increase by an amount equal to the lesser of:
(i) 2% of our outstanding capital stock, including unexercised stock options and warrants, on such date, (ii) 1,500,000 shares or (iii) an amount set by the board. Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for grant under the plan, but exercised shares repurchased by us under a right of repurchase will not again become available for grant under the plan.



     The omnibus equity plan permits the grant of options to our directors, officers, key employees and consultants as well as those of our corporate parents or subsidiaries. Options granted under the plan may be either nonstatutory stock options or incentive stock options within the meaning of
Section 422 of the Internal Revenue Code. Incentive stock options may only be granted to employees. In addition, the omnibus equity plan permits the grant of stock bonuses and rights to purchase restricted stock. No person may be granted options to purchase more than 2,500,000 shares of common stock in any calendar year.

     The omnibus equity plan is administered by the board or a committee appointed by the board. The board has delegated the authority to administer the omnibus equity plan to the compensation committee and for non-officer stock awards to Dennis Murphy, as administrator. Subject to the limitations set forth in the omnibus equity plan, the compensation committee and the administrator have the authority to select the eligible persons to whom award grants are to be made, to designate the number of shares to be covered by each award, to determine whether an option is to be an incentive stock option or a nonstatutory stock option, to establish vesting schedules, to specify the exercise price of options and the type of consideration to be paid upon exercise and, subject to applicable restrictions, to specify other terms of awards.

     The maximum term of options granted under the omnibus equity plan is ten years. Incentive stock options granted under the omnibus equity plan generally are non-transferable. Nonstatutory stock options generally are nontransferable, although the applicable option agreement may permit some transfers. Options generally expire three months after the termination of an optionholder's service. However, if an optionholder is permanently disabled or dies during his or her service, that person's options generally may be exercised up to 12 months following his or her disability or 18 months following his or her death.

     The exercise price of options granted under the omnibus equity plan is determined by the board, a committee of the board or the administrator in accordance with the guidelines set forth in the omnibus equity plan. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the underlying common stock on the date of the grant. The exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of the underlying common stock on the date of grant.

     Options granted under the omnibus equity plan vest at rates determined by the Board, a committee of the Board or the administrator. The vesting schedule of each option is specified in each option agreement. The terms of any stock bonuses or restricted stock purchase awards granted under the omnibus equity plan will be determined by the board, a committee of the board or the administrator. The purchase price of restricted stock under any restricted stock purchase agreement cannot be less than 85% of the fair market value of our common stock on the date of grant. Stock bonuses and restricted stock purchase agreements awarded under the omnibus equity plan are generally nontransferable (except by will), although the applicable award agreement may permit some transfers.

     If we are acquired through the sale or lease of all or substantially all of our assets or in a merger in which we are not the surviving entity or in which our stockholders are left holding only property other than our stock, the surviving entity must either assume, or substitute similar securities for all outstanding options and other stock awards under the plan. In the event the surviving entity does not assume or substitute for these securities, then the vesting of outstanding options and stock awards will accelerate fully prior to the transaction and the options and stock awards will terminate to the extent not exercised prior to the closing of the transaction. Additionally, if securities representing at least half of our voting power are acquired by a person, entity or group other than our employee benefit plan, or if at least half of our board is replaced by directors who are not approved by a majority of the current board then the vesting and exercisability of outstanding options and other stock awards held by currently eligible participants will accelerate fully.

     The board may amend or terminate the omnibus equity plan at any time. Amendments will be submitted for stockholder approval to the extent required by applicable law.


     As of March 1, 2000, we had issued and outstanding under the omnibus equity plan options to purchase 6,588,932 shares of our common stock. The weighted average exercise price of these options is $5.33 per share.

EMPLOYEE STOCK PURCHASE PLAN


     Effective upon the completion of this offering, we will implement an employee stock purchase plan. A total of 1,250,000 shares of common stock have been reserved for issuance under this purchase plan. Each year upon the annual meeting of stockholders, the number of shares reserved for issuance under the purchase plan will automatically be increased by 500,000 shares or a lesser amount determined by the board. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the purchase plan, the board of directors or a committee comprised of one or more members of the board of directors may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the purchase plan. The initial offering under the purchase plan will commence on the effective date of this offering and terminate on January 31, 2002.


     Unless otherwise determined by the board of directors, employees are eligible to participate in the purchase plan only if they are customarily employed by us or one of our subsidiaries designated by the board of directors for at least 20 hours per week and at least five months per calendar year. Employees who participate in an offering may have up to 15% of their eligible earnings withheld under the purchase plan. The amount withheld is then used to purchase shares of the common stock on specified dates determined by the board of directors. The price of common stock purchased under the purchase plan will be equal to 85% of the lower of the fair market value of the common stock at the commencement date of each offering period or the relevant purchase date. Employees may end their participation in an offering at any time during that offering, and their participation will end automatically on termination of their employment with us or one of our affiliates.

     In the event of a merger, reorganization, consolidation or liquidation that involves us, the board of directors has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation or the board of directors may provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to a merger or other transaction. The board of directors has the authority to amend or terminate the purchase plan.

401(k) PLAN

     In October 1999, the board of directors adopted the medibuy.com, Inc. 401(k) plan covering our employees who are at least 21 years of age and have at least one month of service with us. Eligible employees may make pre-tax contributions to the 401(k) plan of up to 20% of their eligible earnings, subject to a statutorily determined annual limit. Each participant is fully vested in his or her deferred salary contributions. Participant contributions are held and invested by the 401(k) plan's trustee. In addition, eligible employees may make roll-over contributions to the 401(k) plan from a tax-qualified retirement plan. The 401(k) plan allows us to make discretionary matching contributions to a participant's account.

     In July 1997, PartNET's board of directors adopted the PartNET, Inc. 401(k) plan covering employees of PartNET who are at least 21 years of age. This 401(k) plan was assumed by us in connection with our acquisition of PartNET. Eligible employees may make pre-tax contributions to the 401(k) plan of up to 15% of their eligible earnings, subject to a statutorily determined annual limit. Each participant is fully vested in his or her deferred salary contributions. Participant contributions are held and invested by the 401(k) plan's trustee. In addition, eligible employees may make roll-over contributions to the 401(k) plan from a tax-qualified retirement plan. The 401(k) plan allows us to make discretionary matching contributions to a participant's account.

     The 401(k) plans are intended to qualify under Section 401 of the Internal Revenue Code so that contributions by us or plan participants to the 401(k) plan and income earned on the

401(k) plan contributions, are not taxable to employees until withdrawn from the plan, and so that our contributions, if any, will be deductible by us when made.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. In addition, our bylaws require us to indemnify our directors and officers, and allow us to indemnify our other employees and agents, to the fullest extent permitted by law. We have also entered into agreements to indemnify some of our directors and executive officers. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                           RELATED PARTY TRANSACTIONS


     Other than compensation agreements and other arrangements which are described in "Management," and the transactions described below, since our inception in August 1998, there has not been, nor is there currently proposed, any transaction or series of similar transactions with related parties to which we were or will be a party:



     - in which the amount involved exceeded or will exceed $60,000; and



     - in which any director, executive officer, holder of more than 5% of our common stock on an as-converted basis or any member of their immediate family had or will have a direct or indirect material interest. (The table and information below identifies transactions with holders who held more than 5% of our common stock prior to the acquisition of Premier Health Exchange LLC and holders who hold more than 5% of our common stock following the acquisition.)



FINANCING TRANSACTIONS



     Purchases of our preferred and common stock include, among others, the following of our executive officers, directors and holders of more than 5% of our outstanding stock:



                                                                         PREFERRED STOCK
                                    COMMON       ----------------------------------------------------------------     ASSUMED
           PURCHASER                STOCK         SERIES A     SERIES B     SERIES C     SERIES D      SERIES E       VALUE(3)
           ---------              ----------     ----------   ----------   ----------   -----------   -----------   ------------
DIRECTORS AND EXECUTIVE OFFICERS
Dennis Murphy...................     100,000             --           --           --            --            --   $  1,100,000
Charles Smith...................     900,000             --           --           --            --            --      9,900,000
John H. Stevens.................   1,000,000             --           --       62,500            --            --     12,718,750
Douglas Allred..................          --             --           --           --        20,000            --        550,000
Don R. Brown....................   1,159,968             --           --           --            --            --     12,759,648

ENTITIES AFFILIATED WITH
 DIRECTORS
Entity affiliated with Kleiner,
 Perkins, Caulfield & Byers.....          --             --           --    2,722,222       165,429            --     79,410,403
Entities affiliated with Oak
 Investment Partners(1).........          --             --           --      833,333       413,565       243,248     40,979,015
Entities affiliated with Sequoia
 Capital........................          --             --           --      826,388       827,129       243,248     52,161,038
Premier Purchasing Partners,
 L.P. ..........................  50,000,000             --           --           --            --            --    550,000,000

ENTITIES AFFILIATED WITH 5%
 HOLDERS
Acorn Technology Fund, L.P.(1)..          --             --      133,333           --        82,713        48,686     40,280,048
Entities affiliated with Allianz
 Capital Partners, GmbH(1)......          --             --           --           --        49,442     1,188,035     34,030,618
Entities affiliated with
 MeriTech Capital Partners(1)...          --             --           --           --        50,654     1,217,138     34,864,280
Entity affiliated with Ridgewood
 Capital........................      82,413             --      200,000           --       248,139            --     62,730,366
Price per share.................  $       --(2)      $10.00       $15.00        $3.60        $12.09        $20.54
Dates of acquisition............  9/98 - 3/00    9/98 - 1/99     3/99         6/99      8/99 - 12/99  12/99 - 1/00


---------------

(1) Following our acquisition of Premier Health Exchange, holds less than 5% of our common stock on an as-converted basis.



(2) Shares purchased by Mr. Murphy were at $0.12 per share, shares purchased by Mr. Smith were at $0.004 per share, and shares issued to Dr. Stevens, Mr. Brown, Ridgewood Capital and Premier Purchasing Partners were in connection with transactions described below.



(3) Aggregate value of shares for holder based upon an assumed offering price of $11.00 per share on an as-converted to common stock basis.



     The shares held by Mr. Smith are subject to repurchase by us if Mr. Smith's employment terminates for any reason other than a change in control of our company. The number of shares subject to repurchase decreases ratably over a four-year period from the purchase date.

     On March 5, 1999, we entered into a Consulting Agreement with Ridgewood Capital Management, LLC. As part of this agreement, Ridgewood Capital was issued 82,413 shares of common stock as part of this agreement in exchange for providing us with financial management services. These services were extended and we issued Ridgewood Capital stock options to purchase 34,823 shares of common stock at a weighted average exercise price of $2.07 per share.



     The shares of common stock were issued to Dr. John Stevens in June 1999, in exchange for all of the outstanding capital stock of hippo.com, Inc., a Delaware corporation founded by Dr. Stevens. We have the right to repurchase up to 590,000 shares of the common stock issued to Dr. Stevens until June 2002 if Dr. Stevens' services as a member of our Board of Directors cease for any reason. The shares subject to repurchase decrease ratably over a three-year period. The remaining shares have been accounted for as stock-based compensation to Dr. Stevens because hippo.com was not considered a business and had minimal assets.


     Under an Amended and Restated Investors' Rights Agreement dated June 11, 1999 among us and several of our investors, the investors have registration rights for shares of common stock held by them. The investors who are parties to the agreement include John H. Stevens, one of our directors, and the funds that are affiliated with Sequoia Capital, Kleiner Perkins Caulfield & Byers, Oak Investment Partners, and Ridgewood Capital. See "Description of Capital
Stock -- Registration Rights" for a more complete description of these registration rights.


     In connection with the sale and issuance of our Series C preferred stock in June 1999, we entered into a call option agreement with some of our stockholders, including some of the investors who purchased our Series B and Series C preferred stock. In August 1999, we exercised our right to sell our Series D preferred stock under that agreement following our achievement of specified milestones under the agreement. The sale of the Series D stock is described in the table above.



     In connection with our November 1999 acquisition of PartNET, Inc., we issued Don R. Brown, President of PartNET, 1,159,968 shares of our common stock in exchange for his shares of PartNET. We also entered into an employment agreement with Mr. Brown and granted him an incentive stock option to purchase 250,000 shares of our common stock. The stock option vests over four years and has an exercise price of $4.35 per share.



     In addition, Mr. Brown owns a minority interest in Paradigm Resources, L.C., the owner of the property leased by PartNET. The lease expires in January 2004, and has a base monthly rent of approximately $8,300. In March 2000, this office space under this lease was expanded, the monthly rent increased to $17,550 and the expiration date extended to March 31, 2004.



     In January 2000, we entered into a Strategic Relationship Agreement with Allianz Capital Partners in connection with the development of our European marketplace. In connection with that agreement, we granted Allianz Capital Partners a warrant to purchase 387,133 shares of our common stock at an exercise price of $.12 per share. The warrant will become exercisable upon the effectiveness of this offering.



     In connection with our acquisition of Premier Health Exchange, we will be issuing to Premier Purchasing Partners 50,000,000 shares of our common stock in exchange for its ownership interest in Premier Health Exchange and we will issue to Premier Purchasing Partners a warrant to purchase 11,162,901 shares of our common stock. Premier Health Exchange is a party to a ten-year e-commerce outsourcing agreement with Premier Purchasing Partners. Under the agreement, we will be the exclusive e-commerce marketplace that Premier will offer to its members for a scheduled six-year term and Premier will pay us a total of $159 million over the six-year exclusivity period for providing integration and maintenance services. See "Business -- Strategic Relationships" for a further description of the terms of the e-commerce outsourcing agreement.

     In March 2000, Premier Health Exchange and Premier, Inc. entered into a Premier Support Agreement. The agreement has a term of ten years and is renewable for successive five-year periods, but will be terminated if the e-commerce outsourcing agreement is terminated. Under the agreement, Premier will provide us with services and support, including opportunity identification, analysis, business development and management. In consideration for these services, we have agreed to pay Premier support fees based upon a percent of the purchases by Premier members related to these services or actual costs related to the Premier services. We have also agreed to pay Premier an aggregate of $20.0 million over the ten-year term of the agreement for management services provided to us under the agreement. The agreement provides for additional payments based upon milestones related to the introduction and integration of our e-commerce marketplace to Premier members.



     In connection with our acquisition of Premier Health Exchange, Premier Purchasing Partners will enter into a Lock-Up and Registration Rights Agreement. Under the agreement, we will grant Premier registration rights pertaining to the shares of our common stock that it will receive and will be entitled to purchase in connection with our acquisition of Premier Health Exchange. In addition, under the agreement, Premier will be restricted from transferring our shares for a period of at least one year following this offering. However, the restriction on transfer will not apply to shares registered under Premier's registration rights. See "Description of Capital Stock -- Registration Rights" for a description of these registration rights. Under the agreement, Premier Purchasing Partners will also agree that for two years following the closing of this offering, it will not, except in limited situations, acquire any additional shares of our securities or assets or initiate any proxy solicitation or tender offer for our securities. Further, in March 2000 we entered into a Voting Agreement with Premier Purchasing Partners under which Premier Purchasing Partners will be required to vote all of its ownership interests in Premier Health Exchange in favor of the acquisition and against transactions that would adversely affect the acquisition.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information with respect to the beneficial ownership of our common stock as of March 1, 2000, adjusted for our acquisition of Premier Health Exchange LLC and the conversion of our preferred stock, and, following the sale of shares in this offering, by


- each person who is known by us to own beneficially more than 5% of our outstanding common stock

- each named executive officer

- each of our directors

- all of our current directors and executive officers as a group


     Except as indicated below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the address for each stockholder is c/o medibuy.com, Inc., 10120 Pacific Heights Boulevard, San Diego, California 92121. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Percentage of beneficial ownership is based on 101,404,743 pro forma shares of common stock outstanding as of March 1, 2000 increased by an additional 13,000,000 shares of common stock to be outstanding after completion of this offering.



     The table assumes no exercise of the underwriters' over-allotment option. If the underwriters' over-allotment option is exercised in full, we will sell up to an aggregate of 14,950,000 shares of our common stock, and up to 116,354,743 shares of common stock will be outstanding after completion of this offering.



                                                                                     PERCENTAGE OF
                                                                                        SHARES
                                                                                      OUTSTANDING
                                                                                  -------------------
                                                              NUMBER OF SHARES     BEFORE     AFTER
           NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIALLY OWNED   OFFERING   OFFERING
           ------------------------------------              ------------------   --------   --------
Richard Norling and
Premier Purchasing Partners, L.P.(1).......................      50,000,000         49.3%      43.7%
  12225 El Camino Real
  San Diego, CA 92130
Brook H. Byers and
Kleiner Perkins Caulfield & Byers(2).......................       7,219,128          7.1        6.3
  2750 Sand Hill Road
  Menlo Park, Ca 94025
Mark A. Stevens and Sequoia Capital(3).....................       5,419,238          5.3        4.7
  3000 Sand Hill Road, Bldg. 4, Suite 280
  Menlo Park, CA 94025
Ann H. Lamont and Oak Investment Partners(4)...............       4,402,690          4.3        3.8
  1 Gorham Island
  Westport, CT 06880
Ridgewood Capital Management, LLC(5).......................       5,737,583          5.7        5.0
  947 Linwood Avenue
  Ridgewood, NJ 07450
Acorn Technology Fund L.P.(6)..............................       3,661,823          3.6        3.2
  5 Vaughn Drive
  Princeton, NJ 08540

                                                                                     PERCENTAGE OF
                                                                                        SHARES
                                                                                      OUTSTANDING
                                                                                  -------------------
                                                              NUMBER OF SHARES     BEFORE     AFTER
           NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIALLY OWNED   OFFERING   OFFERING
           ------------------------------------              ------------------   --------   --------
MeriTech Capital Partners(7)...............................       3,169,480          3.1        2.8
  90 Middlefield Road, Suite 201
  Menlo Park, CA 94025
Allianz Capital Partners, Gmbh(8)..........................       3,480,825          3.4        3.0
  Theresienstrase 1-5
  80333 Munich, Germany
Douglas C. Allred(9).......................................          87,500          0.1        0.1
Dennis J. Murphy(10).......................................         749,168          0.7        0.7
James L. Hersma(11)........................................         403,125          0.4        0.4
Charles R. Smith...........................................         787,500          0.8        0.7
Norman R. Farquhar(12).....................................         172,500          0.2        0.2
Robert B. Witt(13).........................................          65,000          0.1        0.1
Don R. Brown...............................................       1,159,968          1.1        1.0
John H. Stevens, M.D.(14)..................................       1,156,250          1.1        1.0
All executive officers and directors as a group
  (12 persons)(15).........................................      71,622,065         69.9       62.0


---------------

(1) Includes 50,000,000 shares of common stock owned by Premier Purchasing Partners, L.P., a wholly-owned entity of Premier, Inc. Mr. Norling serves on the board of directors of Premier, Inc.



(2) Includes:



     - 7,219,128 shares of common stock issuable upon conversion of our Series C and Series D preferred stock held by KPCB Holdings, Inc.


     - Mr. Byers is a partner of KPCB Holdings, and shares investment and voting power over these shares with the other managing members or general partners of the fund, none of whom are affiliated with us. Mr. Byers disclaims beneficial ownership of those shares except to the extent of this pecuniary interest in the fund.


(3) Includes:



     - 1,872,387 shares of common stock issuable upon conversion of our Series C preferred stock and 613,453 shares of common stock held by Sequoia Capital VIII, which represents 2.5% and 2.2%, respectively, of the total number of shares outstanding before and after this offering.



     - 23,760 shares of common stock issuable upon conversion of our Series C preferred stock and 7,785 shares of common stock held by Sequoia International Technology Partners VIII, which represents less than 0.1% of the total number of shares outstanding before and after this offering.



     - 123,958 shares of common stock issuable upon conversion of our Series C preferred stock and 40,613 shares of common stock held by Sequoia International Technology Partners VIII (Q), which represents 0.2% and 0.1%, respectively, of the total number of shares outstanding before and after this offering.



     - 41,320 shares of common stock issuable upon conversion of our Series C preferred stock and 13,538 shares of common stock held by CMS Partners LLC, which represents 0.1% and less than 0.1%, respectively, of the total number of shares outstanding before and after this offering.

     - 4,545 shares of common stock issuable upon conversion of our Series C preferred stock and 1,488 shares of common stock held by Sequoia 1997, which represents less than 0.1% of the total number of shares outstanding before and after this offering.



     - 279,810 shares of common stock issuable upon conversion of our Series D and Series E preferred stock held by Sequoia Capital Franchise Partners, which represents 0.3% and 0.2%, respectively, of the total number of shares outstanding before and after this offering.



     - 2,396,583 shares of common stock issuable upon conversion of our Series D and Series E preferred stock held by Sequoia Capital Franchise Fund, which represents 2.4% and 2.1%, respectively, of the total number of shares outstanding before and after this offering.


     - Mark A. Stevens is a managing member of the general partner, or a partner, of each of the above-listed investment funds, and shares investment and voting power over these shares with the other managing members or general partners of these funds, none of whom are affiliated with us. Mr. Stevens disclaims beneficial ownership of those shares except to the extent of his pecuniary interest in those funds.


(4) Includes:



     - 3,655,025 shares of common stock issuable upon conversion of our Series C, Series D and Series E preferred stock and 664,015 shares of common stock held by Oak Investment Partners VIII, L.P., which represents 4.3% and 3.8%, respectively, of the total number of shares outstanding before and after this offering.



     - 70,790 shares of common stock issuable upon conversion of our Series C, Series D and Series E preferred stock and 12,860 shares of common stock held by Oak VIII Affiliates Fund, L.P., which represents 0.1% and 0.1%, respectively, of the total number of shares outstanding before and after this offering.


     - Ann H. Lamont is a managing member of the general partner of each of the above-listed investment funds, and shares investment and voting power over these shares with the other managing members of the general partners of these funds, none of whom are affiliated with us. Ms. Lamont disclaims beneficial ownership of those shares except to the extent of her pecuniary interest in the funds.


 (5) Includes 5,620,348 shares of common stock issuable upon conversion of our Series B preferred stock and Series D preferred stock held by Ridgewood Medibuy LLC and 117,235 shares of common stock and options exercisable within 60 days of March 1, 2000 held by Ridgewood Capital Management LLC. Ridgewood Capital Management LLC is an affiliate of Ridgewood Medibuy LLC.



 (6) Includes 3,661,823 shares of common stock issuable upon conversion of our Series B, Series D and Series E preferred stock.



 (7) Includes:



     - 3,118,770 shares of common stock issuable upon conversion of our Series D and Series E preferred stock held by MeriTech Capital Partners, LP, which represents 3.1% and 2.7%, respectively, of the total number of shares outstanding before and after this offering.



     - 50,710 shares of common stock issuable upon conversion of our Series D and Series E preferred stock held by Meritech Capital Affiliates, LP, which represents 0.1% and less than 0.1%, respectively, of the total number of shares outstanding before and after this offering.

 (8) 3,093,692 shares of common stock issuable upon conversion of our Series D and Series E preferred stock and a warrant to purchase 387,133 shares of common stock which becomes exercisable effective upon this offering.



 (9) Includes 75,000 shares of common stock issuable upon conversion of our Series B preferred stock and Series D preferred stock held by the Allred Family Trust dated March 23, 1995, Douglas Allred and Loretta Allred Trustees. Mr. Allred disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the trust. Also includes 12,500 shares subject to options exercisable within 60 days of March 1, 2000.



(10) Includes 78,750 shares of common stock held by Dennis Murphy and Veronica Murphy, Trustees of the Murphy 1999 Trust No. 1 dated October 25, 1999 and 78,750 shares of common stock held by Dennis Murphy and Veronica Murphy, Trustees of the Murphy 1999 Trust No. 2 dated October 25, 1999. Mr. Murphy disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the trusts. Also includes 591,668 shares subject to options exercisable within 60 days of March 1, 2000.



(11) Includes 207,813 shares subject to options exercisable within 60 days of March 1, 2000.



(12) Includes 172,500 shares subject to options exercisable within 60 days of March 1, 2000.



(13) Includes 65,000 shares subject to options exercisable within 60 days of March 1, 2000.



(14) Includes 156,250 shares of common stock issuable upon conversion of our Series C preferred stock.



(15) Includes shares and options listed in footnotes (1) through (4) and (9) through (14).


                          DESCRIPTION OF CAPITAL STOCK


     Upon this offering, we will be authorized to issue 300,000,000 shares of common stock, $0.001 par value, and 15,000,000 shares of preferred stock, $0.001 par value. The following description of our capital stock is qualified in all respects by reference to our amended and restated certificate of incorporation, which has been filed as an exhibit to the registration statement incorporating this prospectus.


COMMON STOCK


     At March 1, 2000, there were 15,920,810 shares of common stock outstanding, which were held of record by 63 stockholders. The holders of outstanding common stock are entitled to receive dividends out of assets legally available therefore at times and in amounts as our board of directors may, from time to time, determine, subject to any preferences which may be granted to the holders of preferred stock. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote. The common stock is not entitled to preemptive rights and is not subject to redemption or conversion. Upon our liquidation, dissolution or winding-up, the assets (if any) legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of all our debt and liabilities and the liquidation preference of any outstanding class or series of preferred stock, and the shares of common stock to be issued under this offering will be, when issued and delivered, validly issued, fully paid and nonassessable.


PREFERRED STOCK


     Upon the closing of this offering, all outstanding shares of our preferred stock will be converted into 35,483,933 shares of common stock. See our financial statements for a description of our currently outstanding preferred stock. After this offering, preferred stock may be issued from time to time in one or more series, and our board of directors, without action by the holders of the common stock, may fix or alter the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences, conversion rights and any other rights, preferences, privileges and restrictions of any wholly unissued series of preferred stock. Our board of directors, without stockholder approval, can issue shares of preferred stock with rights that could adversely affect the rights of holders of common stock. No shares of preferred stock will be outstanding upon the closing of this offering and we have no present plans to issue any preferred stock shares. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying, deferring or preventing a change in control or other corporate action.

WARRANTS


     In January 2000, we issued to Allianz Capital Partners and an individual in connection with a strategic relationship agreement, warrants to purchase an aggregate of 474,960 shares of our common stock at an exercise price of $0.12 per share. These warrants will become exercisable effective upon this offering. These warrants will expire on the second anniversary of the date of grant, or earlier in connection with a reorganization transaction or if the average daily closing price of our stock over a 60 trading day period equals or exceeds $16.43 per share. The exercise price and number of shares issuable upon exercise of the warrant are automatically adjusted for any stock split, stock combination or reclassification of our stock.



     In March 2000, we issued to drugstore.com a two-year warrant to purchase an aggregate of 500,000 shares of our common stock at an exercise price of $.004 per share. This warrant was immediately exercisable. The exercise price and number of shares issuable upon exercise of the warrant are automatically adjusted in the event of any stock split, stock combination, reclassification of stock or specified form of reorganization transaction. In addition, we agreed to issue to drugstore.com an 18-month warrant to purchase 200,000 shares of common stock upon the effectiveness of this offering. The warrant will be immediately exercisable and will have an exercise price of $0.01 per share.



     In connection with our acquisition of Premier Health Exchange, we will issue warrants to purchase an aggregate of 11,162,901 shares of our common stock.



     Our board of directors has approved a Strategic Warrant Program in connection with our strategic relationships. Under the program, we have reserved an aggregate of 13,925,000 shares for issuance upon the exercise of warrants issued in connection with our strategic relationships. Warrants issued under the program will generally include the following terms:



     - Exercise price of $.01 per share.



     - Time-based or performance-based exercisability, normally over a three-year period.



     - Exercisability terms of up to five years from the date of issuance.



     Our board of directors will have discretion to modify the terms of any warrant granted under the program or issue additional warrants in the future.


REGISTRATION RIGHTS


     Under our Second Amended and Restated Investor Rights Agreement dated January 7, 2000 between us and several of our investors, the investors, holding an aggregate of 33,781,433 shares of our common stock issued or issuable upon conversion of our preferred stock, have registration rights pertaining to the securities they hold. These investors may only exercise these rights after 180 days following this offering, however, if we propose to register any of our securities under the Securities Act for our own account or the account of any of our stockholders other than these holders of registrable shares, holders of the registrable shares are entitled, subject to specified limitations and conditions, to notice of the registration and are, subject to specified conditions and limitations, entitled to include registrable shares in the offering, provided, among other conditions, that the underwriters of the offering have the right to limit the number of shares included in the registration. In addition, we may be required to prepare and file a registration statement under the Securities Act at our expense if requested to do so by the holders of at least 30% in interest of the registrable shares. We are required to use our best efforts to effect the registration, subject to specified conditions and limitations. We are not obligated to effect more than two stockholder-initiated registrations. Further, holders of registrable securities may require us to file additional registration statements on Form S-3, subject to conditions and limitations. We are required to bear substantially all costs incurred in connection with those registrations, other than underwriting discounts and commissions. The foregoing registration rights could result in substantial future expenses for us and adversely affect any future equity or debt offerings.


     Other investors holding an aggregate of 1,702,500 shares of our common stock issued or issuable upon conversion of our Series A preferred stock have registration rights under their subscription agreements for their purchase of our stock. These rights are similar to those registration rights granted to the other investors as described above, however, these investors do not have the right to require us to prepare and file a registration statement under the Securities Act unless the registration statement is on Form S-3 and we are eligible to use that form.



     In connection with our acquisition of Premier Health Exchange, we will enter into a Lock-Up and Registration Rights Agreement with Premier Purchasing Partners. Under the agreement, Premier will have registration rights pertaining to the shares of common stock it will receive in the acquisition and the shares of common stock it may purchase upon exercise of warrants we will issue to Premier in connection with the acquisition. After 180 days following this offering and if we propose to register any of our securities under the Securities Act of our own account or the account of any of our stockholders other than Premier Purchasing Partners, Premier Purchasing Partners is entitled to include shares in the offering. However, the underwriters of the offering will have the right to limit the number of their shares included in the registration. In addition, Premier may require us to file additional registration statements on Form S-3 subject to conditions and limitations. We are required to bear substantially all costs incurred in connection with those registrations, other than underwriting discounts and commissions. The foregoing registration rights could result in substantial future expenses for us and adversely affect any future equity or debt offerings.


POSSIBLE ANTI-TAKEOVER MATTERS

CERTIFICATE OF INCORPORATION AND BYLAWS

     Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance. See "-- preferred stock" for a description of our preferred stock. Our amended and restated certificate of incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. Our bylaws provide that our board of directors will be classified into three classes of directors. Please see "Management -- Board Composition" for a list of our directors and the class to which they belong. Our bylaws also require that stockholders give advance notice to our secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting and require a supermajority vote of members of our board of directors and/or stockholders to amend some bylaw provisions. These provisions of our amended and restated certificate of incorporation and our bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions may also have the effect of preventing changes in our management.

DELAWARE ANTI-TAKEOVER STATUTE

     We are subject to Section 203 of the Delaware General Corporation Law which, subject to specified exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder -- defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock -- for a period of three years following the time that the stockholder became an interested stockholder, unless:

- prior to that time, the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder

- upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer

- at or subsequent to that time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder

     Section 203 defines business combination to include:

- any merger or consolidation involving the corporation and the interested stockholder

- any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested stockholder and 10% or more of the assets of the corporation

- subject to specified exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder

- any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class of series of the corporation beneficially owned by the interested stockholder

- the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation

NASDAQ NATIONAL MARKET

     We have applied to list our common stock on the Nasdaq National Market under the trading symbol "MBUY".

TRANSFER AGENT AND REGISTRAR

     The stock transfer agent and registrar for our common stock is ChaseMellon Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.


     Upon completion of this offering, we will have outstanding 114,404,743 shares of common stock, assuming no exercise of the underwriters' over-allotment option. Of these shares, the 13,000,000 shares sold in this offering will generally be freely tradable without restriction or further registration under the Securities Act. Of the remaining 101,404,743 shares, subject to the volume and other restrictions of Rule 144 (including the requirement that we have been subject to the reporting requirements under the Securities Exchange Act of 1934 for 90 days prior to sale), the shares of common stock may be sold in the public market upon release under lock-up agreements in the amounts and on the dates set forth below:



                                                   Released
                                                    Shares
                                                  ----------
Third business day following the date we release
  our earnings for the quarter ending March 31,
  2000..........................................
Third business day following the date we release
  our earnings for the quarter ending June 30,
  2000..........................................
The date 180 days after the date of this
  prospectus....................................



     Of the remaining 72,865,597 shares: (1) 50,000,000 shares owned by Premier Purchasing Partners will become eligible for sale one year from the completion of this offering, (2) 22,865,597 shares will become eligible for sale under Rule 144 upon the expiration of holding periods of one to two years.



     An aggregate of 15,099,960 shares of our common stock are reserved for issuance upon exercise of warrants that are currently outstanding or are expected to be issued in connection with our strategic relationships in the future. An aggregate of 12,347,333 shares are exercisable under outstanding options. In addition, we will be issuing options and warrants to purchase an aggregate of 14,288,602 shares of common stock in connection with our acquisition of Premier Health Exchange. Additional shares could become issuable as outstanding warrants and options vest and new warrants are issued. The public resale of our shares issued upon exercise of our options and warrants will be subject to lock-up restrictions generally equivalent to the lock-up agreements described above and are subject to the volume and other restrictions of Rule 144.


     In general, under Rule 144 as currently in effect, our affiliates, or persons (or persons whose shares are aggregated) who have beneficially owned restricted shares for at least one year will be entitled to sell in any three-month period a number of shares that does not exceed the greater of

- one percent of the then outstanding shares of our common stock or

- the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the SEC

     Sales under Rule 144 are subject to requirements relating to manner of sale, notice, and the availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted shares for at least two years is entitled to sell those shares under Rule 144(k) without regard to the limitations described above.

     Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 of the Securities Act, as currently in effect, may be relied upon with respect to the resales of securities originally purchased from us by our employees, directors, officers, consultants or advisers prior to the date we become subject to the reporting requirements of the Securities Exchange Act, under written compensatory benefit plans or written contracts relating to the compensation of those persons. In addition, the SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of the options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its minimum holding period requirements.


     Shortly after this offering, we may also file a registration statement under the Securities Act covering shares of common stock reserved for issuance under our equity incentive plan, our omnibus equity plan, or non-employee directors' stock option plan and our employee stock purchase plan. The registration statement will cover approximately 18,696,400 shares. Shares registered under this registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless the shares are subject to the lock-up agreements described above.

                                  UNDERWRITING


     medibuy.com and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation, Thomas Weisel Partners LLC and SoundView Technology Group, Inc. are the representatives of the underwriters.



                                                              Number of
                        Underwriters                            Shares
                        ------------                          ----------
Goldman, Sachs & Co.........................................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Thomas Weisel Partners LLC..................................
SoundView Technology Group, Inc. ...........................
                                                              ----------
     Total..................................................  13,000,000
                                                              ==========



     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,950,000 shares from medibuy.com to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.



     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by medibuy.com. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,950,000 additional shares.


                                                            Paid by medibuy.com
                                                        ----------------------------
                                                        No Exercise    Full Exercise
                                                        -----------    -------------
Per Share.............................................    $            $
Total.................................................    $            $


     The following table shows other underwriting compensation deemed to be paid by medibuy.com and received by certain underwriters. The amount shown is in addition to the underwriting discounts and commissions shown in the table above. This additional amount reflects the purchase by these underwriters of Series D and Series E preferred stock as described in greater detail below. The National Association of Securities Dealers, or NASD, considers these amounts to be underwriting compensation for purposes of the NASD's rules of fair practice.



                                                              Paid by medibuy.com
                                                              -------------------
Other underwriting compensation.............................       $


     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $ per share from the initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

     medibuy.com and its directors and officers and stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except as permitted by the lock-up agreements at various dates prior to the end of the 180-day lock-up period, and except with the prior written consent of the representatives. See "Shares Eligible for Future Sale" for a discussion of these provisions and other transfer restrictions.


     Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among medibuy.com and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be medibuy.com's historical performance, estimates of the business potential and earnings prospects of medibuy.com, an assessment of medibuy.com's management and the consideration of the above factors in relation to market valuation of companies in related businesses. The underwriting discounts and commissions will be determined by negotiation between medibuy.com and the representatives when they negotiate the public offering price.


     Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "MBUY".

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.


     The underwriters have reserved for sale, at the initial public offering price, approximately 650,000 shares of the common stock offered hereby for individuals designated by medibuy.com who have expressed an interest in purchasing such shares of common stock in this offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.



     medibuy.com estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1,450,000.


     medibuy.com has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.


     In December 1999, each of Goldman, Sachs & Co., Donaldson Lufkin & Jenrette Securities Corporation and Thomas Weisel Partners LLC purchased 41,357 shares of medibuy.com's Series D preferred stock in a private placement. The aggregate purchase price for the Series D shares purchased by the representatives was $1,500,018. In addition, in December 1999, these three representatives of the underwriters purchased shares of medibuy.com's Series E preferred stock in a private placement in the following amounts:


Goldman, Sachs & Co.........................................  24,343 shares
Donaldson, Lufkin & Jenrette Securities Corporation.........  48,686 shares
Thomas Weisel Partners LLC..................................  24,343 shares



     The aggregate purchase price for the Series E shares purchased by the representatives was $2,000,021. Based on our assumed stock split, each of the shares of Series D and Series E preferred stock purchased is convertible into two and one-half shares of medibuy.com common stock immediately prior to the closing of this offering.



     Goldman, Sachs & Co. acted as financial advisor to both medibuy.com and Premier Health Exchange LLC in connection with medibuy.com's acquisition of Premier Health Exchange, and will receive customary fees upon the closing of the acquisition.



     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager on 135 filed public offerings of equity securities, of which 101 have been completed, and has acted as a syndicate member in an additional 73 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or other controlling persons, except for its contractual relationship with us under the terms of the underwriting agreement entered into in connection with this offering and the purchase of Series D and Series E preferred stock of medibuy.com as described above.



     A prospectus in electronic format will be made available on the Web sites maintained by one or more of the lead managers of this offering and may also be made available on Web sites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.


                            VALIDITY OF COMMON STOCK


     Cooley Godward LLP, San Diego, California and Sullivan & Cromwell, Los Angeles, California, will pass on the validity of the shares of common stock offered by this prospectus for us and for the underwriters, respectively. Attorneys at Cooley Godward LLP are the beneficial owners, through an investment partnership, of 8,271 shares of our Series D preferred stock which, based on our assumed stock split, are convertible into 20,678 shares of our common stock.


                                    EXPERTS


     The consolidated financial statements of medibuy.com, Inc. as of December 31, 1998 and 1999 and for the period from August 18, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999, and the financial statements of PartNET, Inc. as of December 31, 1997 and 1998 and for each of the two years in the period ended December 31, 1998, included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The financial statements of Premier Health Exchange, LLC (a development stage company) as of December 31, 1998, December 31, 1999 and February 29, 2000 and for the period from September 16, 1998 (inception) to December 31, 1998, the year ended December 31, 1999, the two months ended February 29, 2000, and for the period from September 16, 1998 (inception) to February 29, 2000 appearing in this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C., a registration statement on Form S-1 under the Securities Act of 1933, with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or document filed as an exhibit to the registration statement are qualified by reference to the applicable exhibit as filed.

     A copy of the registration statement, and the exhibits and schedules to the registration statement, as well as reports and other information filed by us with the SEC may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from those offices upon the payment of the fees prescribed by the SEC. You can obtain information about the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. In addition, registration statements and other filings we make with the SEC through its electronic data gathering, analysis and retrieval, or EDGAR, system, including our registration statement, are publicly available through the Internet. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC's Web site is http://www.sec.gov.

     As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC. Upon approval of the common stock for listing on Nasdaq, these reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                               MEDIBUY.COM, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
MEDIBUY.COM, INC. CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Accountants...........................   F-2
Consolidated Balance Sheet..................................   F-3
Consolidated Statement of Operations........................   F-4
Consolidated Statement of Cash Flows........................   F-5
Consolidated Statement of Stockholders' Equity (Deficit)....   F-6
Notes to Consolidated Financial Statements..................   F-7

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Overview....................................................  F-23
Unaudited Pro Forma Condensed Combined Balance Sheet........  F-25
Unaudited Pro Forma Condensed Combined Statement of
  Operations................................................  F-26
Notes to Unaudited Pro Forma Condensed Combined Financial
  Information...............................................  F-27

PARTNET, INC. FINANCIAL STATEMENTS
Report of Independent Accountants...........................  F-29
Balance Sheet...............................................  F-30
Statement of Operations.....................................  F-31
Statement of Cash Flows.....................................  F-32
Statement of Stockholders' Equity...........................  F-33
Notes to Financial Statements...............................  F-34

PREMIER HEALTH EXCHANGE, LLC FINANCIAL STATEMENTS
Report of Independent Auditors..............................  F-41
Balance Sheets..............................................  F-42
Statements of Operations....................................  F-43
Statements of Members' Capital..............................  F-44
Statements of Cash Flows....................................  F-45
Notes to Financial Statements...............................  F-46

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of medibuy.com, Inc.


The two and one-half-for-one Common Stock split described in Note 1 to the consolidated financial statements has not been consummated at March 15, 2000. When it has been consummated, we will be in a position to furnish the following report:



     "In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of cash flows and of stockholders' equity (deficit) present fairly, in all material respects, the financial position of medibuy.com, Inc. and its subsidiary (the "Company") at December 31, 1998 and 1999, and the results of their operations and their cash flows for the period from August 18, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."



PRICEWATERHOUSECOOPERS LLP


San Diego, California

February 3, 2000, except


for the portion of Note 11


discussing drugstore.com


to which the date is


February 14, 2000,


the portion of Note 3


discussing Premier Health


Exchange, LLC to which the date


is March 6, 2000, and


the portion of Note 1


discussing the two and


one-half-for-one Common


Stock split to which the


date is         , 2000

                               MEDIBUY.COM, INC.


                           CONSOLIDATED BALANCE SHEET

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                                PRO FORMA
                                                                                              STOCKHOLDERS'
                                                                                                 EQUITY
                                                              DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                  1998            1999            1999
                                                              ------------    ------------    -------------
                                                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $    54         $ 63,780
  Accounts receivable.......................................         --              216
  Prepaid expenses and other current assets.................         21            1,425
                                                                -------         --------
  Total current assets......................................         75           65,421
Property and equipment, net.................................        425            7,781
Goodwill, net...............................................         --            7,589
Purchased technology, net...................................         --            2,917
Other assets................................................         20              974
                                                                -------         --------
        Total assets........................................    $   520         $ 84,682
                                                                =======         ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................    $   414         $  4,126
  Accrued expenses..........................................        132            2,702
  Amounts due to customers..................................         --              114
  Deferred revenue..........................................         --              175
  Deferred tax liability....................................         --              400
  Capital lease obligations.................................         --               49
                                                                -------         --------
  Total current liabilities.................................        546            7,566
Deferred tax liability, net of current portion..............         --              767
Capital lease obligations, net of current portion...........         --              111
Commitments (Note 9)
Stockholders' equity (deficit):
  Preferred Stock; $0.001 par value; 15,000,000 shares
    authorized:
    Series A, convertible; 68,100 shares authorized; 0,
      68,100 and 0 shares issued and outstanding at December
      31, 1998, December 31, 1999 and December 31, 1999 pro
      forma, respectively. Liquidation preference -- $681...         --               --        $     --
    Series B, convertible; 334,907 shares authorized; 0,
      334,907 and 0 shares issued and outstanding at
      December 31, 1998, December 31, 1999 and December 31,
      1999 pro forma, respectively. Liquidation
      preference -- $5,024..................................         --               --              --
    Series C, convertible; 5,000,000 shares authorized; 0,
      4,458,332 and 0 shares issued and outstanding at
      December 31, 1998, December 31, 1999 and December 31,
      1999 pro forma, respectively. Liquidation
      preference -- $16,050.................................         --                5              --
    Series D, convertible; 2,800,000 shares authorized; 0,
      2,423,656 and 0 shares issued and outstanding at
      December 31, 1998, December 31, 1999 and December 31,
      1999 pro forma, respectively. Liquidation
      preference -- $29,302.................................         --                2              --
    Series E, convertible; 4,900,000 shares authorized; 0,
      1,801,366 and 0 shares issued and outstanding at
      December 31, 1998, December 31, 1999 and December 31,
      1999 pro forma, respectively. Liquidation
      preference -- $37,000.................................         --                2              --
  Common Stock; $0.001 par value; 40,000,000 shares
    authorized; 14,227,500, 15,895,185 and 47,678,745 shares
    issued and outstanding at December 31, 1998, December
    31, 1999 and December 31, 1999 pro forma,
    respectively............................................         14               16              48
  Additional paid-in capital................................      2,224          135,925         135,902
  Unearned stock-based compensation.........................       (808)         (12,381)        (12,381)
  Receivables from stockholders.............................         (4)              --              --
  Accumulated deficit.......................................     (1,452)         (47,331)        (47,331)
                                                                -------         --------        --------
    Total stockholders' equity (deficit)....................        (26)          76,238        $ 76,238
                                                                -------         --------        ========
        Total liabilities and stockholders' equity
          (deficit).........................................    $   520         $ 84,682
                                                                =======         ========



  The accompanying notes are an integral part of these consolidated financial statements.

                               MEDIBUY.COM, INC.


                      CONSOLIDATED STATEMENT OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                  FOR THE
                                                                PERIOD FROM
                                                              AUGUST 18, 1998
                                                              (INCEPTION) TO        YEAR ENDED
                                                             DECEMBER 31, 1998   DECEMBER 31, 1999
                                                             -----------------   -----------------
Revenues...................................................
  e-commerce transaction fees..............................     $       --          $        58
  Contract and other services..............................             --                  112
                                                                ----------          -----------
  Total revenues...........................................             --                  170
                                                                ----------          -----------
Operating expenses:
  Cost of revenues, contract and other services............             --                   57
  Sales and marketing .....................................            368               10,846
  Systems development and operations.......................             84                8,478
  General and administrative...............................            731               15,037
  Amortization of stock-based compensation(*)..............            271                5,945
                                                                ----------          -----------
  Total operating expenses.................................          1,454               40,363
                                                                ----------          -----------
Loss from operations.......................................         (1,454)             (40,193)
Other income (expense):
  Interest income..........................................              2                  439
                                                                ----------          -----------
Loss before income taxes...................................         (1,452)             (39,754)
Income tax benefit.........................................             --                  (33)
                                                                ----------          -----------
Net loss...................................................         (1,452)             (39,721)
Beneficial conversion feature associated with the sale of
  Preferred Stock (Note 7).................................             --               (6,158)
                                                                ----------          -----------
Net loss attributable to Common Stockholders...............     $   (1,452)         $   (45,879)
                                                                ==========          ===========
Net loss per share attributable to Common Stockholders,
  basic and diluted........................................     $    (0.16)         $     (4.01)
                                                                ==========          ===========
Shares used in per share computations, basic and diluted...      8,987,269           11,445,535
                                                                ==========          ===========
Pro forma net loss per share, basic and diluted
  (unaudited)..............................................                         $     (1.37)
                                                                                    ===========
Shares used in pro forma per share computations, basic and
  diluted (unaudited)......................................                          28,902,712
                                                                                    ===========
---------------
(*) Amortization of stock-based compensation
       Sales and marketing.................................     $       --          $     1,311
       Systems development and operations..................             --                  539
       General and administrative..........................            271                4,095
                                                                ----------          -----------
                                                                $      271          $     5,945
                                                                ==========          ===========



  The accompanying notes are an integral part of these consolidated financial statements.

                               MEDIBUY.COM, INC.


                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                   FOR THE
                                                                 PERIOD FROM           YEAR
                                                               AUGUST 18, 1998         ENDED
                                                               (INCEPTION) TO      DECEMBER 31,
                                                              DECEMBER 31, 1998        1999
                                                              -----------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................       $(1,452)          $(39,721)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................            48              5,447
     Equity-based compensation..............................           790             12,573
     Compensation expense resulting from security
       transaction (Note 7).................................            --              3,661
     Income tax benefit (Note 5)............................            --                (33)
     Changes in assets and liabilities, net of acquisition
       of PartNET, Inc.:
       Accounts receivable..................................            --                118
       Prepaid expenses and other current assets............           (41)            (1,313)
       Other assets.........................................            --               (949)
       Accounts payable.....................................           414              3,054
       Accrued expenses.....................................           132              2,371
       Deferred revenue.....................................            --                (11)
       Amounts due to customers.............................            --                114
                                                                   -------           --------
  Net cash used in operating activities.....................          (109)           (14,689)
                                                                   -------           --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash acquired in acquisition of PartNET, Inc. ............            --                238
  Purchases of property and equipment.......................          (473)            (8,481)
                                                                   -------           --------
  Net cash used in investing activities.....................          (473)            (8,243)
                                                                   -------           --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of Common Stock..................................           636                150
  Issuance of Preferred Stock...............................            --             86,462
  Exercise of stock options.................................            --                 48
  Collection of receivables from stockholders...............            --                  4
  Principal payments on capital lease obligations...........            --                 (6)
                                                                   -------           --------
  Net cash provided by financing activities.................           636             86,658
                                                                   -------           --------
Net increase in cash and cash equivalents...................            54             63,726
Cash and cash equivalents, beginning of period..............            --                 54
                                                                   -------           --------
Cash and cash equivalents, end of period....................       $    54           $ 63,780
                                                                   =======           ========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Issuance of Common Stock for acquisition of PartNET,
     Inc....................................................       $    --           $  9,269
  Liabilities incurred in conjunction with acquisition of
     PartNET, Inc. .........................................            --                200
  Vesting Common Stock issued to consultants for development
     of internal-use software...............................            --              3,820
  Exchange of Common Stock for Series A Preferred Stock.....            --                681
  Issuance of Common Stock options to consultant for
     services associated with sales of Preferred Stock......            --                 40
  Receivables from stockholders.............................             4                 --



  The accompanying notes are an integral part of these consolidated financial statements.

                               MEDIBUY.COM, INC.


            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                 CONVERTIBLE PREFERRED STOCK
                                                                     ----------------------------------------------------
                                                   COMMON STOCK         SERIES A         SERIES B           SERIES C
                                                ------------------   --------------   ---------------   -----------------
                                                              PAR              PAR               PAR                 PAR
                                                  SHARES     VALUE   SHARES   VALUE   SHARES    VALUE    SHARES     VALUE
                                                ----------   -----   ------   -----   -------   -----   ---------   -----
Issuance of Common Stock......................  14,227,500    $14        --    $--         --    $--           --    $--
Unearned stock-based compensation.............          --     --        --    --          --    --            --    --
Amortization of stock-based compensation......          --     --        --    --          --    --            --    --
Net loss......................................          --     --        --    --          --    --            --    --
                                                ----------    ---    ------    --     -------    --     ---------    --
BALANCE AT DECEMBER 31, 1998..................  14,227,500     14        --    --          --    --            --    --
Issuance of Common Stock......................   1,285,650      1        --    --          --    --            --    --
Exchange of Common Stock for Series A
 Preferred Stock..............................  (1,702,500)    --    68,100    --          --    --            --    --
Issuance of Series B Preferred Stock..........          --     --        --    --     334,907    --            --    --
Issuance of Series C Preferred Stock..........          --     --        --    --          --    --     4,458,332     5
Compensation expense resulting from security
 transaction (Note 7).........................          --     --        --    --          --    --            --    --
Issuance of Series D Preferred Stock..........          --     --        --    --          --    --            --    --
Beneficial conversion feature associated with
 the sale of Series D Preferred Stock.........          --     --        --    --          --    --            --    --
Issuance of Series E Preferred Stock..........          --     --        --    --          --    --            --    --
Issuance of Common stock for acquisition of
 PartNET, Inc.................................   1,462,622      1        --    --          --    --            --    --
Valuation of variable stock-based awards
 issued to non-employees......................     189,100     --        --    --          --    --            --    --
Exercise of stock options.....................     520,313     --        --    --          --    --            --    --
Unearned stock-based compensation.............          --     --        --    --          --    --            --    --
Amortization of stock-based compensation......          --     --        --    --          --    --            --    --
Repurchase of unvested Common Stock...........     (87,500)    --        --    --          --    --            --    --
Collection of receivables from stockholders...          --     --        --    --          --    --            --    --
Net loss......................................          --     --        --    --          --    --            --    --
                                                ----------    ---    ------    --     -------    --     ---------    --
BALANCE AT DECEMBER 31, 1999..................  15,895,185    $16    68,100    $--    334,907    $--    4,458,332    $5
                                                ==========    ===    ======    ==     =======    ==     =========    ==

                                                     CONVERTIBLE PREFERRED STOCK
                                                -------------------------------------
                                                    SERIES D            SERIES E
                                                -----------------   -----------------   ADDITIONAL     UNEARNED     RECEIVABLES
                                                             PAR                 PAR     PAID-IN     STOCK-BASED        FROM
                                                 SHARES     VALUE    SHARES     VALUE    CAPITAL     COMPENSATION   STOCKHOLDERS
                                                ---------   -----   ---------   -----   ----------   ------------   ------------
Issuance of Common Stock......................         --    $--           --    $--     $  1,145      $     --         $(4)
Unearned stock-based compensation.............         --    --            --    --         1,079        (1,079)         --
Amortization of stock-based compensation......         --    --            --    --            --           271          --
Net loss......................................         --    --            --    --            --            --          --
                                                ---------    --     ---------    --      --------      --------         ---
BALANCE AT DECEMBER 31, 1998..................         --    --            --    --         2,224          (808)         (4)
Issuance of Common Stock......................         --    --            --    --           149            --          --
Exchange of Common Stock for Series A
 Preferred Stock..............................         --    --            --    --            --            --          --
Issuance of Series B Preferred Stock..........         --    --            --    --         4,918            --          --
Issuance of Series C Preferred Stock..........         --    --            --    --        15,396            --          --
Compensation expense resulting from security
 transaction (Note 7).........................         --    --            --    --         3,661            --          --
Issuance of Series D Preferred Stock..........  2,423,656     2            --    --        29,131            --          --
Beneficial conversion feature associated with
 the sale of Series D Preferred Stock.........         --    --            --               6,158            --          --
Issuance of Series E Preferred Stock..........         --    --     1,801,366     2        36,968            --          --
Issuance of Common stock for acquisition of
 PartNET, Inc.................................         --    --            --    --         9,268            --          --
Valuation of variable stock-based awards
 issued to non-employees......................         --    --            --    --        10,983            --          --
Exercise of stock options.....................         --    --            --    --            48            --          --
Unearned stock-based compensation.............         --    --            --    --        17,518       (17,518)         --
Amortization of stock-based compensation......         --    --                  --            --         5,945          --
Repurchase of unvested Common Stock...........         --    --            --    --          (497)           --          --
Collection of receivables from stockholders...         --    --            --    --            --            --           4
Net loss......................................         --    --            --    --            --            --          --
                                                ---------    --     ---------    --      --------      --------         ---
BALANCE AT DECEMBER 31, 1999..................  2,423,656    $2     1,801,366    $2      $135,925      $(12,381)        $--
                                                =========    ==     =========    ==      ========      ========         ===


                                                ACCUMULATED
                                                  DEFICIT      TOTAL
                                                -----------   --------
Issuance of Common Stock......................   $     --     $  1,155
Unearned stock-based compensation.............         --           --
Amortization of stock-based compensation......         --          271
Net loss......................................     (1,452)      (1,452)
                                                 --------     --------
BALANCE AT DECEMBER 31, 1998..................     (1,452)         (26)
Issuance of Common Stock......................         --          150
Exchange of Common Stock for Series A
 Preferred Stock..............................         --           --
Issuance of Series B Preferred Stock..........         --        4,918
Issuance of Series C Preferred Stock..........         --       15,401
Compensation expense resulting from security
 transaction (Note 7).........................         --        3,661
Issuance of Series D Preferred Stock..........         --       29,133
Beneficial conversion feature associated with
 the sale of Series D Preferred Stock.........     (6,158)          --
Issuance of Series E Preferred Stock..........         --       36,970
Issuance of Common stock for acquisition of
 PartNET, Inc.................................         --        9,269
Valuation of variable stock-based awards
 issued to non-employees......................         --       10,983
Exercise of stock options.....................         --           48
Unearned stock-based compensation.............         --           --
Amortization of stock-based compensation......         --        5,945
Repurchase of unvested Common Stock...........         --         (497)
Collection of receivables from stockholders...         --            4
Net loss......................................    (39,721)     (39,721)
                                                 --------     --------
BALANCE AT DECEMBER 31, 1999..................   $(47,331)    $ 76,238
                                                 ========     ========



  The accompanying notes are an integral part of these consolidated financial statements.

                               MEDIBUY.COM, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

 1. THE COMPANY

ORGANIZATION AND BUSINESS


     medibuy.com, Inc. (the "Company") was incorporated on August 18, 1998. The Company operates a business-to-business Internet marketplace for the purchase and sale of medical and non-medical products and services used by the healthcare industry worldwide. Through the Company's Web site, registered buyers purchase, directly from registered sellers, medical and non-medical supplies and services used in the operation of healthcare facilities. The Company's revenues are from two primary service lines, e-commerce transaction fees calculated as a percentage of the gross transaction value of a buyer's purchase of goods and services from our electronic marketplace and fees from software development and other contract services.



     The Company's business consists of a single operating segment and its operations and customers are located primarily in the United States. The Company did not record any revenue during 1998.



STOCK SPLIT


     On June 4, 1999, the Company effected a ten-for-one Common Stock split. All per share and share amounts in the financial statements have been retroactively restated to reflect the effect of this stock split.


     In connection with its proposed initial public offering ("IPO"), the Company will be effecting a two and one-half-for-one Common Stock split. All per share and share amounts in the financial statements have been retroactively restated to reflect the effect of this stock split.


 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


UNAUDITED PRO FORMA CONSOLIDATED STOCKHOLDERS' EQUITY



     The Company's Board of Directors has authorized the filing of a Registration Statement with the Securities and Exchange Commission to register shares of its Common Stock in an IPO. If the IPO is consummated as presently anticipated, all outstanding shares of Preferred Stock will automatically convert into shares of Common Stock under the terms of the Preferred Stock agreements (see Note 6) and the authorized amount of shares of Common Stock will increase to 300,000,000. Unaudited pro forma Stockholders' Equity as of December 31, 1999 reflects the conversion of all outstanding Preferred Stock into Common Stock as if such conversion had occurred as of December 31, 1999.



PRINCIPLES OF CONSOLIDATION



     The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany transactions and balances have been eliminated.


USE OF ESTIMATES


     In the normal course of preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the financial statement date, as well as the reported and contingent amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               MEDIBUY.COM, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

CASH EQUIVALENTS

     The Company considers all highly-liquid investments with a maturity date of three months or less from the date of purchase to be cash equivalents.

CONCENTRATION OF CREDIT RISK


     Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. Substantially all of the Company's cash and cash equivalents are invested in U.S. Treasury Bills and short-term money market accounts which bear minimal risk, and are available on demand.


FAIR VALUE OF FINANCIAL INSTRUMENTS


     The carrying amounts of the Company's cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and amounts due to customers approximate their fair value due to the short-term nature of these balances. The carrying amounts of the Company's capital lease obligations approximate fair value as the rates of interest for these instruments approximate market rates of interest currently available to the Company for similar instruments.


PROPERTY AND EQUIPMENT


     Property and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the assets ranging from two to five years. Leasehold improvements and assets recorded under capital leases are amortized over the shorter of the assets' useful lives or the related lease terms. Additions to property and equipment together with major renewals and betterments are capitalized. Expenditures for repairs, maintenance and minor renewals and betterments are charged to expense as incurred. When assets are sold or retired, the cost and related accumulated amortization and depreciation are removed from the accounts and any resulting gain or loss is included in operations.



LONG-LIVED AND INTANGIBLE ASSETS



     Intangible assets consist of goodwill and purchased technology which are being amortized on a straight line basis over their estimated useful lives of three years.



     The Company assesses potential impairments to its long-lived and intangible assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the undiscounted cash flows expected to be generated by an asset (or group of assets) is less than its carrying amount. Any required impairment loss would be measured as the amount by which the asset's carrying value exceeds its fair value, and would be recorded as a reduction in the carrying value of the related asset and a charge to results of operations. The Company has not incurred any such losses.



REVENUE RECOGNITION



     The Company categorizes its services into two primary service lines: e-commerce transaction fees and contract and other services. e-commerce transaction fees are charged to sellers of goods and services on the Company's Web site. Contract and other services revenues represent software development services and other services fees charged to customers.

                               MEDIBUY.COM, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     e-commerce transaction fees are calculated as a percentage of the gross transaction value the seller negotiates with the buyer for goods or services purchased through the Company's marketplace. The Company does not take title to the underlying equipment or products. Through December 31, 1999, the Company has generated transaction fee revenues from its eAuction and eRFP services.



     eAuction transaction fees are recognized when the buyer accepts the related equipment. All other e-commerce transaction fees are recognized at the time a buyer's order is confirmed by a seller and when collection is reasonably assured.



     Contract and other services revenue is recognized as services are performed. Through December 31, 1999, contract and other services revenues consisted primarily of software development services performed under a long-term contract with the United States Government that expires in 2001 and provides for the reimbursement of costs plus a fixed percentage fee. Revenues earned on the contract totaled $103 which represents approximately 92% and 61% of contract and other services revenues and total revenues, respectively. Government contract costs, including indirect costs, are subject to audit by the United States Government. Contract and other services revenue earned under the government contract are stated at amounts that are expected to be realized upon final settlement.



     Provisions for doubtful accounts are provided at the time revenue is recognized based upon the Company's historical experience and expectations.



     Amounts due to customers represents cash payments received from buyers involved in eAuction transactions prior to equipment acceptance and are subject to return if the related transaction is not completed. Deferred revenue represents other e-commerce transaction fees and service fees billed to customers in advance of being earned by the Company.



     The Company has entered into rebate agreements with certain buyers which provide for payments to buyers calculated as a percentage of the e-commerce transaction fees earned by the Company for goods and services purchased by the buyers through our marketplace. The Company records rebates payable under these agreements, which to date have been insignificant, as a reduction of revenue.


ADVERTISING COSTS


     Advertising costs are expensed as incurred. Advertising expense for the periods ended December 31, 1998 and 1999 was $29 and $1,376, respectively.



SYSTEMS DEVELOPMENT AND OPERATIONS COSTS



     Systems development and operations costs include expenses incurred by the Company to enhance, manage, monitor and operate the Company's marketplace and are generally expensed as incurred.



     The Company does not sell or license the rights to future use of its software; accordingly, software development costs, consisting of internally developed software and Web site development costs, are accounted for in accordance with Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." In accordance with SOP 98-1, internal and external costs incurred to develop internal-use computer software during the application development stage are capitalized. Application development stage costs generally include software configuration, coding, installation to hardware and testing. Costs

                               MEDIBUY.COM, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


of significant upgrades and enhancements that result in additional functionality are also capitalized. Costs incurred for maintenance and minor upgrades and enhancements are expensed as incurred. Capitalized internal-use software development costs are included in property and equipment and are amortized on a straight-line basis over the estimated useful lives of the related software applications of up to three years. The estimated useful lives are based on planned or expected significant modification or replacement of software applications, in response to the rapid rate of change in the internet industry and technology in general. The Company capitalized $0 and $6,711 of systems development costs for the periods ended December 31, 1998 and 1999, respectively. Systems development and operations costs include depreciation and amortization expense of $0, and $4,545 for the periods ended December 31, 1998 and 1999, respectively.


INCOME TAXES


     The Company provides for income taxes utilizing the liability method. Under the liability method, current income tax expense or benefit represents income taxes expected to be payable or refundable for the current period. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax and financial reporting bases of assets and liabilities and for the expected future tax benefit to be derived from tax credit and loss carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized in future tax returns. Tax rate changes are reflected in income in the period such changes are enacted.



EMPLOYEE STOCK-BASED COMPENSATION



     The Company measures compensation expense for its employee stock-based compensation plans using the intrinsic value method and provides pro forma disclosures of net loss and net loss per share as if a fair value-based method had been applied in measuring compensation expense. Accordingly, compensation cost for stock awards is measured as the excess, if any, of the deemed fair value for financial reporting purposes of the Company's Common Stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation cost is amortized over the related vesting periods using an accelerated graded method in accordance with Financial Accounting Standards Board Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans." Accrued compensation costs for awards that are forfeited are reversed against compensation expense in the period of forfeiture.


NON-EMPLOYEE STOCK-BASED COMPENSATION


     Stock-based awards issued to non-employees are accounted for using a fair value method and are remeasured to estimated fair value at each period end until the earlier of the date that performance by the counterparty is complete or the awards are fully vested. Estimated fair value is generally based on the deemed fair value for financial reporting purposes of the Company's Common Stock.

                               MEDIBUY.COM, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

COMPREHENSIVE INCOME (LOSS)

     Comprehensive income (loss) for all periods presented consists solely of net loss.

EARNINGS (LOSS) PER SHARE


     Basic earnings (loss) per share attributable to Common Stockholders' is computed by dividing earnings (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Weighted average shares exclude shares of unvested Common Stock subject to repurchase by the Company. Diluted earnings (loss) per share attributable to Common Stockholders' is computed by dividing net earnings (loss) available to common stockholders by the weighted average number of common shares outstanding during the period increased to include, if dilutive, the number of additional common shares that would have been outstanding if potential common shares had been issued. The dilutive effect of outstanding stock options and unvested Common Stock subject to repurchase is reflected in diluted earnings (loss) per share attributable to Common Stockholders' by application of the treasury stock method.



     The Company has excluded all convertible Preferred Stock, unvested Common Stock subject to repurchase by the Company and outstanding stock options from the calculation of diluted loss per share attributable to Common Stockholders' for the periods ended December 31, 1998 and 1999 because all such securities are antidilutive. The number of potential common shares excluded from the calculations of diluted loss per share attributable to Common Stockholders' was 2,400,000 and 41,858,270 for the periods ended December 31, 1998 and 1999, respectively.



     Unaudited pro forma net loss per common share, basic and diluted, is calculated assuming the conversion of all outstanding shares of Preferred Stock into Common Stock at the date of issuance. The calculation of unaudited pro forma net loss per share for the year ended December 31, 1999 excludes 10,074,710 potential common shares as their impact would be antidilutive.



     A reconciliation of shares used in the calculation of pro forma net loss per share attributable to common shareholders, basic and diluted, is as follows:



                                                              YEAR ENDED
                                                           DECEMBER 31, 1999
                                                          -------------------
Weighted average shares outstanding.....................      11,445,535
Adjustments to reflect the assumed conversion of
  outstanding preferred stock...........................      17,457,177
                                                              ----------
Shares used in computing pro forma net loss per common
  share, basic and diluted..............................      28,902,712
                                                              ==========



NEW ACCOUNTING PRONOUNCEMENTS


     In June 1998, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income,

                               MEDIBUY.COM, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its financial statements because it does not currently hold any derivative instruments and does not engage in any hedging activities.


 3. ACQUISITIONS



 PARTNET, INC.



     In November 1999, the Company acquired all the outstanding shares of common stock of PartNET, Inc. ("PartNET") in exchange for 1,462,622 shares of Common Stock and the issuance of 724,813 stock options to purchase Common Stock of the Company. PartNET is a software developer engaged in the business of developing electronic commerce catalog software. The acquisition was accounted for using the purchase method of accounting. The total purchase price for PartNET has been valued approximately at $9,469. The Company's stock and options issued have an estimated fair value of approximately $9,269. Other direct expenses of the acquisition totaled approximately $200. The purchase price was allocated to the fair value of the net tangible liabilities assumed totaling approximately $137, deferred tax liabilities totaling approximately $1,200, purchased technology totaling approximately $3,000 and goodwill totaling approximately $7,806. The goodwill and purchased technology are being amortized over their estimated useful lives of three years. Management believes that a three-year useful life is responsive to the rapid rate of change in the internet industry. Accumulated amortization of goodwill and purchased technology at December 31, 1999 totaled $217 and $83, respectively.



PREMIER HEALTH EXCHANGE, LLC



     In March 2000, the Company entered into an agreement to acquire all the member's interests of Premier Health Exchange, LLC ("Premier Health Exchange") an Internet commerce company. This agreement is scheduled to close at the time of the Company's IPO. In connection with the acquisition, the Company will issue 50,000,000 shares of Common Stock, warrants to purchase 11,162,901 shares of Common Stock and options to purchase 3,125,701 shares of Common Stock. The acquisition will be accounted for using the purchase method of accounting.



     In March 2000, Premier Health Exchange entered into a ten-year e-commerce outsourcing agreement with Premier Purchasing Partners L.P. ("Premier Purchasing Partners") to develop, integrate and maintain an online marketplace on behalf of Premier Purchasing Partners. Premier Health Exchange will receive from Premier Purchasing Partners $159 million over the term of the agreement for integration and maintenance services. Additionally, Premier Health Exchange will receive e-commerce transaction fees from Premier Purchasing Partners based on a percentage of the gross transaction value of certain products and services purchased on the marketplace through standard group purchasing agreements in excess of contracted minimum purchasing volumes. Premier Health Exchange is required to pay Premier Purchasing Partners a sales commission equal to a contracted percentage of the e-commerce transaction fees it earns on the online marketplace related to goods and services not purchased through the standard group purchasing agreements maintained by Premier Purchasing Partners.



     In March 2000, Premier Health Exchange also entered into a renewable ten-year agreement with Premier, Inc., whereby Premier, Inc. will provide promotion, marketing and management support services for certain e-commerce offerings of Premier Health Exchange. Premier Health Exchange is required to make minimum payments totaling $20.0 million over the ten-year term of the agreement.

                               MEDIBUY.COM, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     The unaudited pro forma combined results of the Company, PartNET and Premier Exchange for the periods ended December 31, 1998 and 1999, assuming the acquisition of PartNET took place on January 1, 1998 and the acquisition of Premier Exchange took place on January 1, 1999, are as follows:



                                                               FOR THE YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                               1998        1999
                                                              -------    ---------
                                                                  (UNAUDITED)
Net revenues................................................  $ 1,811    $   2,549
Net loss....................................................   (4,497)    (115,377)
Net loss per share, basic and diluted (assuming conversion
  of all shares of Preferred Stock).........................    (0.54)       (1.44)


 4. COMPOSITION OF CERTAIN BALANCE SHEET CAPTIONS


                                                               DECEMBER 31,
                                                              ---------------
                                                              1998     1999
                                                              ----    -------
Property and equipment:
  Computer equipment and internal-use software..............  $443    $11,838
  Furniture and fixtures....................................    19        667
  Leasehold improvements....................................    --        430
  Communications equipment..................................    11        187
                                                              ----    -------
                                                               473     13,122
  Accumulated depreciation and amortization.................   (48)    (5,341)
                                                              ----    -------
                                                              $425    $ 7,781
                                                              ====    =======



     Depreciation and amortization expense for the periods ended December 31, 1998 and 1999 was $48 and $5,147, respectively.





                                                               DECEMBER 31,
                                                              ---------------
                                                              1998     1999
                                                              ----    -------
Accrued expenses:
  Accrued payroll...........................................  $ 78    $   933
  Accrued vacation..........................................    --        239
  Accrued professional fees.................................    10      1,266
  Other accrued expenses....................................    44        264
                                                              ----    -------
                                                              $132    $ 2,702
                                                              ====    =======



 5. INCOME TAXES



     No income tax provision was recorded during the period from August 18, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999 due to cumulative net losses of the Company. Based upon the lack of prior earnings history of the Company and uncertainty regarding future earnings, a full valuation allowance has been recorded against the Company's deferred tax assets as it is more likely than not that such assets will not be realized.



     At December 31, 1999, the Company has federal and state net operating loss carryforwards totaling approximately $19,455 and $19,453, which expire beginning in 2018 and 2006, respectively. Pursuant to Section 382 of the Internal Revenue Code, annual use of the

                               MEDIBUY.COM, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Company's net operating loss carryforwards will be limited due to cumulative changes in ownership of more than 50%.

     The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate to loss before income taxes as follows:


                                                              PERIOD FROM
                                                               AUGUST 18,        YEAR
                                                                1998 TO         ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1999
                                                              ------------   ------------
Federal income tax at statutory rate of 34%.................     $(494)        $(13,517)
State income taxes, net of federal benefit..................       (46)          (1,316)
Stock-based compensation....................................       221            5,741
Amortization of acquired intangibles........................        --               74
Change in valuation allowance...............................       315            8,986
Other.......................................................         4               (1)
                                                                 -----         --------
                                                                 $  --         $    (33)
                                                                 =====         ========



     Significant components of the Company's net deferred tax assets (liabilities) are as follows:



                                                               DECEMBER 31,
                                                              ---------------
                                                              1998     1999
                                                              -----   -------
Capitalized start-up costs..................................  $ 349   $ 1,045
Net operating loss carryforwards............................      3     7,750
Accrued liabilities and other...............................     16       163
Stock-based compensation....................................     56       802
Acquired intangibles........................................     --    (1,167)
Depreciation and amortization...............................   (109)     (459)
                                                              -----   -------
                                                                315     8,134
Valuation allowance.........................................   (315)   (9,301)
                                                              -----   -------
                                                                 --    (1,167)
Less current portion........................................     --       400
                                                              -----   -------
Deferred tax liability, net of current portion..............  $  --   $   767
                                                              =====   =======



     Future benefits related to stock option transactions will be credited to paid-in-capital.


 6. STOCKHOLDERS' EQUITY

PREFERRED STOCK RIGHTS AND PREFERENCES


     The Board of Directors of the Company (the "Board") is authorized to issue Preferred Stock and determine the series and number of preferred shares to be issued and any related designations, powers, preferences, rights, qualifications, limitations or restrictions. As of December 31, 1998, no preferred shares were authorized. As of December 31, 1999, the total number of preferred shares authorized was 15,000,000. The Board has authorized 68,100 shares as Series A Preferred Stock ("Series A"); 334,907 shares as Series B Preferred Stock ("Series B"); 5,000,000 as Series C Preferred Stock ("Series C"); 2,800,000 as Series D Preferred Stock ("Series D"); and 4,900,000 as Series E Preferred Stock ("Series E"). The remaining 1,896,993 shares are undesignated.

                               MEDIBUY.COM, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     All Series of Preferred Stock are convertible into Common Stock at any time at the option of the holder, or automatically upon the close of an underwritten initial public offering. The automatic conversion of Series B, Series C and Series D stock is contingent on the public offering resulting in gross proceeds to the Company of at least $15,000 at a price of at least $4.84 per share. For the Series E stock, gross proceeds must exceed $40,000 at a price of at least $10.00 per share. Each share of Series A and Series B stock is convertible into 25 shares of Common Stock. Each share of Series C, Series D and Series E stock is convertible into two and one-half shares of Common Stock. The conversion rate is subject to adjustment for dilution, including stock splits, stock combinations, stock dividends and stock distributions. The Company has reserved sufficient shares of Common Stock for the conversion of its Preferred Stock.


     In the event of a liquidation of the Company, holders of Series C, Series D and Series E stock are entitled to be paid (in preference to the holders of Series A, Series B and Common Stock) an amount equal to $3.60, $12.09 and $20.54 per share, respectively, plus declared and unpaid dividends. After the Series C, Series D and Series E stockholders are paid, the holders of Series A and Series B stock are entitled to be paid (in preference to the holders of Common Stock) $10.00 and $15.00 per share, respectively, plus declared and unpaid dividends. In the event that the assets of the Company are insufficient to make full payment according to this schedule, assets will be distributed among the holders of Series C, Series D and Series E stock ratably in proportion to the full amounts they are entitled to under the liquidation preference described above; if any assets are remaining, they will be distributed among the holders of Series A and Series B stock ratably in proportion to the full amounts they are entitled to under the liquidation preference described above. After the distributions to the holders of Preferred Stock have been made, the remaining assets of the Company will be distributed ratably to the holders of Common Stock.

     The holders of Preferred Stock are entitled to a number of votes equal to the number of shares of Common Stock into which such Preferred Stock is convertible. The holders of Preferred Stock are entitled to receive dividends if declared by the Board, in preference to the holders of Common Stock. These rights are not cumulative.


COMMON STOCK



     As of December 31, 1999, the total number of authorized shares of Common Stock was 40,000,000, with a par value of $0.001.



     During the period ended December 31, 1998, the Company issued 7,448,325 shares of unrestricted Common Stock at their estimated fair value and issued 1,525,000 shares of unrestricted Common Stock and 5,254,175 shares of vesting Common Stock at below their deemed fair value. During the year ended December 31, 1999, the Company issued 112,500 shares of unrestricted Common Stock at their fair value and issued 520,650 shares of unrestricted Common Stock and 841,600 shares of vesting Common Stock at below their deemed fair value. Common Stock issued at below its deemed fair value is described in Note 7.



     All vesting Common Stock issued in 1998 and 577,500 shares of vesting Common Stock issued in 1999 vest at 25% one year from the date of grant and monthly thereafter for three years; 87,500 shares of the vesting common stock issued in 1999 vest monthly over 24 months; and the remaining shares of vesting Common Stock issued in 1999 vest at 50% immediately and monthly thereafter for five months. In 1999, the Company accelerated the vesting provisions of 771,838 shares of unvested Common Stock.

                               MEDIBUY.COM, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     At December 31, 1999, shares of authorized Common Stock reserved for future issuance consist of the following (after giving effect to an increase in the authorized Common Stock to 300,000,000 in connection with the Company's IPO):



Conversion of Preferred Stock...............................  31,783,560
Shares reserved for future stock option exercises...........  11,082,025
Shares reserved for future employee stock purchases.........   1,250,000
                                                              ----------
                                                              44,115,585
                                                              ==========


 7. STOCK-BASED COMPENSATION

STOCK OPTIONS


     In 1999, the Company adopted its 1999 Equity Incentive Plan and its 1999 Omnibus Equity Plan (the "Plans"). The 1999 Equity Incentive Plan provides for the issuance of up to 7,214,100 shares of the Company's Common Stock (of which 1,838,000 shares were no longer available for issuance when the Equity Incentive Plan was suspended in July 1999), and the 1999 Omnibus Equity Plan provides for the issuance of up to 4,825,500 shares of the Company's Common Stock. The Plans allow for the issuance of incentive stock options, non-qualified stock options, stock bonuses and vesting stock to employees, directors and consultants. In addition, in 1999 the Company issued 1,235,338 non-qualified options outside of the Plans. The provisions for vesting and all other terms and conditions are determined by the Board of Directors at the time of grant. Generally, no option is exercisable after ten years from the date of grant. Awards granted contain various vesting provisions, although generally awards vest over three- to five-year periods. At December 31, 1999, there were 632,315 shares of Common Stock available for future issuance under the 1999 Omnibus Equity Plan.



     The following table summarizes option activity related to employees and non-employees for the year ended December 31, 1999:



                                                                           WEIGHTED
                                                                           AVERAGE
                                                              NUMBER OF    EXERCISE
                                                               OPTIONS      PRICE
                                                              ----------   --------
Outstanding at December 31, 1998............................          --    $  --
  Granted...................................................  10,621,023     1.64
  Exercised.................................................    (520,313)    0.09
  Forfeited.................................................     (26,000)    0.20
                                                              ----------
Outstanding at December 31, 1999............................  10,074,710     1.74
                                                              ==========

                               MEDIBUY.COM, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     The following summarizes information regarding outstanding and exercisable options as of December 31, 1999:



                                        OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                               --------------------------------------   -----------------------
                                              WEIGHTED-     WEIGHTED-                 WEIGHTED-
          RANGE OF                             AVERAGE       AVERAGE                   AVERAGE
          EXERCISE               NUMBER       REMAINING     EXERCISE      NUMBER      EXERCISE
           PRICES              OUTSTANDING   LIFE (YEARS)     PRICE     EXERCISABLE     PRICE
          --------             -----------   ------------   ---------   -----------   ---------
$0.06 to 0.07................   4,274,455        9.08         $0.06        508,575      $0.06
0.65 to 0.72.................   2,178,042        9.02          0.70        170,890       0.65
1.44.........................     750,000        9.82          1.44             --         --
4.35.........................   2,309,713        9.88          4.35        103,993       4.35
8.22.........................     562,500        9.99          8.22        562,500       8.22
                               ----------                                ---------
                               10,074,710                                1,345,958
                               ==========                                =========



     For the year ended December 31, 1999, the weighted average exercise price and weighted average grant date fair value for options to purchase 9,512,210 shares of Common Stock that were granted at exercise prices less than deemed fair value were approximately $1.36 per share and $3.44 per share, respectively. The remaining options to purchase 562,500 shares of Common Stock were granted at exercise prices equal to the deemed fair value of $8.22 per share.



VESTING STOCK AND OTHER EMPLOYEE STOCK AWARDS



     The Company issued 2,325,000 shares of vesting Common Stock to employees and directors during the period from August 18, 1998 (inception) to December 31, 1998, and 665,000 shares of vesting Common Stock to employees and directors during the year ended December 31, 1999. In 1999, the Company accelerated the vesting provisions of 215,625 shares of unvested Common Stock, which resulted in a new measurement date for purposes of determining the related stock-based compensation. In addition, from August 18, 1998 to December 31, 1998 and the year ended December 31, 1999, the Company issued 375,000 shares and 508,150 shares, respectively, of unrestricted Common Stock to employees and directors.



     The weighted-average grant-date fair value per share of vesting Common Stock issued to employees and directors during the period from August 18, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999 was $0.40 and $1.20, respectively. The weighted-average grant-date fair value per share of unrestricted Common Stock issued to employees and directors during the period from August 18, 1998 to December 31, 1998 and the year ended December 31, 1999 was $0.40 and $1.04, respectively.


EMPLOYEE STOCK-BASED COMPENSATION


     Employee stock-based compensation is recognized using the intrinsic value method. In connection with the grant of stock options and the issuance of vesting Common Stock and unrestricted Common Stock to employees and directors, the Company recorded unearned stock-based compensation within stockholders' equity of $1,079 and $17,518 during the period from August 18, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, respectively. This represents the difference between the exercise price of these stock-based awards and the deemed fair value of the underlying Common Stock on the date of grant. Amortization of unearned stock-based compensation, net of any charges reversed during the

                               MEDIBUY.COM, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


period for the forfeiture of unvested awards, was $271 and $5,945 for the period from August 18, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, respectively.



     The remaining unearned stock-based compensation of $12,381 at December 31, 1999 will be amortized as follows: $6,606 in 2000, $3,485 in 2001, $1,779 in
2002 and $511 in 2003. The amount of stock-based compensation expense to be recorded in future periods could decrease if awards are forfeited for which accrued but unamortized compensation expense has been recorded.


NON-EMPLOYEE STOCK-BASED COMPENSATION


     In 1998, the Company issued 2,929,175 shares of vesting Common Stock to a third party in exchange for a software license and development services. The shares were subject to return to the Company in the event of non-performance. As of December 31, 1998, the third party had not earned any shares. In February 1999, the number of shares earned was determined, and 625,000 shares were returned to the Company. The remaining shares were valued during 1999 at $1,142, which was recorded as capitalized internal-use software, with an associated credit to additional paid-in capital.



     In February 1999, the Company issued 625,000 shares to a third party in exchange for software development services. These shares vested to the third party in August 1999 and the Company recorded $2,678 as capitalized internal-use software, with an associated credit to additional paid-in capital, related to these services.



     The Company issued 1,150,000 shares of unrestricted Common Stock to non-employees during the period from August 18, 1998 (inception) to December 31, 1998. The Company issued 376,593 stock options, 176,600 shares of vesting Common Stock and 12,500 shares of unrestricted Common Stock to non-employees for consulting services during the year ended December 31, 1999. In addition, several employees and directors entered into consulting agreements with the Company upon their termination during the year ended December 31, 1999. These consulting agreements allow the former employees and directors to retain 675,000 shares of vesting Common Stock according to their original vesting periods. In 1999, the Company accelerated the vesting provisions of 556,213 shares of unvested Common Stock which resulted in a new measurement date for purposes of determining the related stock-based compensation. Additionally, in 1999, the Company repurchased 87,500 shares of unvested Common Stock. In connection with these transactions, the Company recorded $519 and $6,140 of general and administrative expense during the periods ended December 31, 1998 and 1999, respectively, and $486 of sales and marketing expense in 1999.



     The weighted-average grant-date fair value per share of vesting Common Stock issued to non-employees during the year ended December 31, 1999 was $0.50. The weighted-average grant-date fair value per share of unrestricted Common Stock issued to non-employees during the period from August 18, 1998 to December 31, 1998 and the year ended December 31, 1999 was $0.40 and $1.45, respectively. The weighted-average grant-date fair value per share of stock options issued to non-employees during the year ended December 31, 1999 was $3.23. The fair value of the grants was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions during the year ended December 31, 1999: expected dividend yield of 0.0%, risk-free interest rate of 5.75%, expected volatility of 80% and expected life of 5 months.

                               MEDIBUY.COM, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


PRO FORMA EMPLOYEE COMPENSATION EXPENSE



     Had compensation expense for employee stock options been determined based on the fair value of the options on the date of grant, the Company's net loss attributable to common shareholders and net loss per share attributable to common stockholders would have been as follows:



                                                                  YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              ------------------
Net loss attributable to Common Stockholders:
  As reported...............................................       $(45,879)
  Pro forma.................................................        (46,877)
Net loss per share attributable to Common Stockholders,
  basic and diluted:
  As reported...............................................       $  (4.01)
  Pro forma.................................................          (4.10)



     The fair value of the options was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants during the year ended December 31, 1999:



Expected life...............................................  3 years
Risk-free interest rate.....................................  5.66%
Expected volatility.........................................  0%
Expected dividend yield.....................................  0%



     The volatility of the Company's Common Stock underlying the options was not considered because the Company's equity was not publicly traded as of December 31, 1999. For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting periods using an accelerated graded method.



STOCK SOLD BY SHAREHOLDERS



     In June 1999, the Company arranged for existing stockholders of the Company, including two of its officers, to sell 1,353,750 shares of Common Stock to certain of the investors in Series C Preferred Stock of the Company. These investors paid more for the Common Stock than its deemed fair value for financial reporting purposes at the time of the sale. This difference of $3,661 was attributed to the Company and therefore recorded as non-cash compensation expense included in general and administrative expenses.



BENEFICIAL CONVERSION FEATURE



     In December 1999, the Company sold 728,716 shares of Series D Preferred Stock, for net proceeds of $8,810, at a price below their deemed fair value for financial reporting purposes. As a result, the Company recorded a beneficial conversion feature of $6,158, which is reflected as an increase in net loss attributable to common stockholders in the consolidated statement of operations.



 8. EMPLOYEE COMPENSATION PLANS



     In October 1999, the Company adopted the medibuy.com, Inc. 401(k) Profit Sharing Plan (the "401(k) Plan"). The 401(k) Plan covers substantially all employees of the Company who are at least 21 years of age and have at least one month of service. Employees may contribute

                               MEDIBUY.COM, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


up to 20% of their annual pre-tax compensation per year, not to exceed the maximum limit imposed by federal tax law. Company contributions to the 401(k) Plan are determined at management's discretion. Participants vest to Company contributions and related earnings after four years of continuous service with the Company. The Company has made no contributions to the 401(k) Plan.



     In July 1997, PartNET's board of directors adopted the PartNET, Inc. 401(k) plan covering employees of PartNET who are at least 21 years of age. This 401(k) plan was assumed by the Company in connection with the acquisition of PartNET. Eligible employees may make pre-tax contributions to the 401(k) plan of up to 15% of their eligible earnings, not to exceed the maximum limit imposed by federal tax law. The 401(k) plan allows the Company to make discretionary matching contributions to a participant's account.



     In December 1999, the Company adopted an Employee Stock Purchase Plan ("ESPP") to be effective upon the completion of its proposed IPO. Under the ESPP, employees of the Company who elect to participate may purchase Common Stock at 85% of the lower of the fair market value of the Common Stock at the commencement date of each offering period or the relevant purchase date. Employees who participate in an offering may have up to 15% of their eligible earnings withheld under the ESPP. The maximum number of shares that may be issued under the ESPP is 1,250,000. The ESPP is subject to approval by Company stockholders.



     In December 1999, the Company adopted a non-employee Directors' stock option plan ("Director Plan") to be effective upon the completion of its proposed IPO. Under the Director Plan, non-employee Directors are eligible to receive annual distributions of stock options that will vest over a three-year period. The Company has reserved 375,000 shares of Common Stock under the Director Plan subject to approval by Company stockholders.



 9. COMMITMENTS



     Rent expense under noncancellable operating lease arrangements is accounted for on a straight-line basis and totaled $10 and $335 for the periods ended December 31, 1998 and 1999, respectively.



     The Company has capital lease agreements for tenant improvements and furniture that mature on various dates through July 2004 and have interest rates ranging from 9.25% to 10.00%. As of December 31, 1998 and 1999, equipment held under capital leases totaled $0 and $194,000, respectively, and related accumulated amortization totaled $0 and $50,000, respectively.

                               MEDIBUY.COM, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     Future minimum payments under the Company's lease agreements at December 31, 1999 are as follows:



                                                              Capital    Operating
                                                              Leases      Leases
                                                              -------    ---------
Year Ending December 31,
  2000......................................................   $ 50       $1,238
  2001......................................................     40          996
  2002......................................................     40          781
  2003......................................................     40          754
  2004......................................................     14          612
  Thereafter................................................     --            8
                                                               ----       ------
                                                                184       $4,389
                                                                          ======
  Less amount representing interest.........................    (24)
                                                               ----
  Present value of minimum lease payments...................    160
  Less current portion......................................    (49)
                                                               ----
  Long-term portion of capital lease obligations............   $111
                                                               ====



10. RELATED PARTY TRANSACTIONS


     In September 1998, the Company purchased software under an exclusive agreement from a related party for $370 that is included in accounts payable at December 31, 1998. At the time of purchase, an executive of the related party was a director of the Company.


     The Company entered into an operating lease agreement for office space under a noncancellable lease that expires in January 2004 and has annual rentals of $100. An officer of the Company is also a limited partner of the lessor of this office facility.



     From January 1, 1999 to December 31, 1999, the Company utilized the professional services of certain former directors or their affiliates. These parties provided general business consulting, financial consulting and assistance with the sale of Series C Preferred Stock. The Company incurred fees of $669 in cash and $5,752 in the form of stock options and vesting Common Stock.



11. SUBSEQUENT EVENTS



     In January 2000, the Company sold 1,480,149 shares of Series E Preferred Stock for net proceeds of $30,402.



     In January 2000, in connection with a strategic relationship, the Company issued warrants to purchase 474,960 shares of Common Stock at an exercise price of $0.12 per share. These warrants are valued at $3,845, which will be recorded as a sales and marketing expense in 2000. The fair value of the warrants was estimated using the Black-Scholes option-pricing model with the following assumptions: expected dividend yield of 0.0%, risk-free interest rate of 6.38%, expected volatility of 80% and expected life of two years.



     In January 2000, the Company entered into an agreement with Healtheon/WebMD Corporation, an Internet healthcare company, for the development, maintenance and marketing of a co-branded electronic marketplace. Under the three-year term of the agreement, the Company is obligated to make total minimum payments of $45,500 to Healtheon/WebMD for its obligations to exclusivity promote the co-branded electronic marketplace to their customers. Healtheon/

                               MEDIBUY.COM, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


WebMD is obligated to make payments to the Company totaling $22,800 over the term of the agreement for software development and maintenance services.



     In February 2000, the Company entered into a five-year agreement with drugstore.com, Inc., an online drug retailer, to develop, maintain and market a co-branded marketplace to offer products and services to the home healthcare industry. The agreement may be terminated earlier by either party upon the occurrence of specified events. The agreement requires drugstore.com to pay e-commerce transaction fees on a quarterly basis to us for goods it sells on the co-branded Web site. drugstore.com will also pay new customer referral fees on a quarterly basis to us for customers we refer to drugstore.com. We are required to make quarterly payments to drugstore.com based on the volume of goods or services sold by sellers other than drugstore.com on the co-branded Web site. The payments are calculated as a contracted percentage of e-commerce transaction fees generated on the co-branded Web site from sellers other than drugstore.com. We are also required to spend at least $10.0 million over the five-year term of the agreement to promote the co-branded Web site. In connection with the agreement, we have agreed to issue warrants to purchase 700,000 shares of our common stock.



     In the first quarter of 2000, the Company increased the shares available for issuance under its 1999 Omnibus Equity Plan by 6,487,500 shares. Additionally, in the first quarter of 2000, the Company issued options to purchase 2,412,438 shares of Common Stock at an weighted average exercise price of $8.22 per share.

                               MEDIBUY.COM, INC.


          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                    OVERVIEW


     Effective November 22, 1999, medibuy.com, Inc. (the "Company") acquired all the outstanding shares of common stock of PartNET, Inc. ("PartNET"), a software developer that specializes in electronic commerce systems that combine the Internet with instant access multiple distributed databases designed for business-to-business buyers and sellers. On March 6, 2000, the Company entered into an agreement to acquire all the members' capital of Premier Health Exchange, LLC ("Premier Exchange"), an Internet commerce company. The acquisition of Premier Exchange will be effective on the date of this Offering. Both acquisitions are reflected using the purchase method of accounting which requires the purchase price to be allocated to the fair values of the tangible and identifiable intangible assets acquired and liabilities assumed on the acquisition date. Any excess of the purchase price over the fair values of tangible and identifiable intangible assets acquired less liabilities assumed is assigned to goodwill.



     The fair value of purchased technology was based on valuations prepared by management of the Company based on estimated actual costs incurred by PartNET in developing the purchased technology. The purchased technology and goodwill from the PartNET acquisition are being amortized over their estimated useful lives of three years. The goodwill resulting from the Premier Exchange acquisition is to be amortized over the ten-year term of the agreement with Premier Purchasing Partners, LP.



     The following table summarizes information with respect to the Company's acquisitions of i) PartNET on November 22, 1999, the close date, and ii) Premier Exchange at December 31, 1999 on a pro forma basis:



                                                                          PREMIER
                                                           PARTNET       EXCHANGE
                                                          ----------    -----------
Securities issued:
  Shares of common stock................................   1,462,622     50,000,000
  Options to purchase common stock......................     724,813      3,125,701
  Warrants to purchase common stock.....................          --     11,162,901
Purchase price..........................................  $    9,469    $   706,462
Fair value of issued securities.........................       9,269        701,212
Acquisition related expenses............................         200          5,250
Allocation of purchase price:
  Fair value of net tangible assets.....................          --         12,707
  Fair value of net tangible liabilities................         137             --
  Deferred tax liabilities..............................       1,200             --
  Purchased technology..................................       3,000             --
  Goodwill..............................................       7,806        693,755



     The PartNET acquisition was structured as tax-free exchange of stock; therefore, the differences between the fair values of acquired assets, including tangible assets, and their historical tax bases are not deductible for tax purposes. The Premier Exchange acquisition will be structured as a taxable exchange of stock; therefore, the fair values of assets to be acquired will be assigned as the new tax basis for the related assets.



     The unaudited pro forma condensed balance sheet is provided as of December 31, 1999, giving effect to the acquisition of Premier Exchange as though it had been consummated on that date. The unaudited pro forma condensed combined statement of operations gives effect to the acquisitions of PartNET and Premier Exchange as if they had occurred on January 1, 1999, by combining the results of operations of PartNET, from January 1, 1999 to November 22, 1999, and Premier Exchange, for the year ended December 31, 1999, with the consolidated results of operations of medibuy.com, Inc. for the year ended December 31, 1999.



     The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial position that would have been achieved had the transactions been in effect as of January 1, 1999 and should not be construed as being representative of future operating results or financial position.



     The historical financial statements of the Company, PartNET and Premier Exchange are included elsewhere in this Prospectus and the unaudited pro forma condensed combined financial information presented herein should be read conjunction with this financial information and related notes.

                               MEDIBUY.COM, INC.


              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 (IN THOUSANDS)

                               DECEMBER 31, 1999



                                                 PREMIER
                                   MEDIBUY.COM   EXCHANGE   ADJUSTMENTS   NOTES   PRO FORMA
                                   -----------   --------   -----------   -----   ---------
ASSETS
Current assets:
  Cash and cash equivalents......   $ 63,780     $    --     $     --             $ 63,780
  Accounts receivable............        216          --           --                  216
  Prepaid expenses and other
     current assets..............      1,425          --           --                1,425
                                    --------     -------     --------             --------
  Total current assets...........     65,421          --           --               65,421
Property and equipment, net......      7,781      12,707           --               20,488
Intangibles, net.................     10,506          --      693,755      (A)     704,261
Other assets.....................        974          --           --                  974
                                    --------     -------     --------             --------
  Total assets...................   $ 84,682     $12,707     $693,755             $791,144
                                    ========     =======     ========             ========

LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities:
  Accounts payable...............   $  4,126     $    --     $     --             $  4,126
  Accrued expenses and other
     current liabilities.........      2,702          --        5,250      (A)       7,952
  Amounts due to customers.......        114          --           --                  114
  Deferred revenue...............        175          --           --                  175
  Deferred tax liability.........        400          --           --                  400
  Capital lease obligations......         49          --           --                   49
                                    --------     -------     --------             --------
  Total current liabilities......      7,566          --        5,250               12,816
Capital lease obligations, net of
  current portion................        111          --           --                  111
Deferred tax liability, net of
  current portion................        767          --           --                  767
Stockholders' equity:
  Preferred stock................          9          --           --                    9
  Common stock...................         16          --           50      (A)          66
  Additional paid-in capital and
     members' capital............    135,925      16,438      684,724      (A)     837,087
  Unearned stock-based
     compensation................    (12,381)         --           --              (12,381)
  Accumulated deficit............    (47,331)     (3,731)       3,731      (A)     (47,331)
                                    --------     -------     --------             --------
  Total stockholders' equity.....     76,238      12,707      688,505              777,450
                                    --------     -------     --------             --------
  Total liabilities and
     stockholders' equity........   $ 84,682     $12,707     $693,755             $791,144
                                    ========     =======     ========             ========



   See accompanying notes to unaudited pro forma condensed combined financial information.

                               MEDIBUY.COM, INC.


         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                       YEAR ENDED DECEMBER 31, 1999
                                  ----------------------------------------------------------------------
                                                          PREMIER
                                  MEDIBUY.COM   PARTNET   EXCHANGE   ADJUSTMENTS   NOTES      PRO FORMA
                                  -----------   -------   --------   -----------   ------    -----------
Revenues........................  $      170    $2,379    $     --    $     --               $     2,549
                                  -----------   ------    --------    --------               -----------
Operating expenses:
  Cost of revenues..............          57     1,100          --          --                     1,157
  Sales and marketing...........      10,846       184          --      69,378        (B)         80,408
  Systems development and
    operations..................       8,478        --          --         917        (C)          9,395
  General and administrative....      15,037       944       3,390       2,383        (C)         21,754
  Amortization of stock-based
    compensation................       5,945       111          --          --                     6,056
                                  -----------   ------    --------    --------               -----------
  Total operating expenses......      40,363     2,339       3,390      72,678                   118,770
                                  -----------   ------    --------    --------               -----------
Income (loss) from operations...     (40,193)       40      (3,390)    (72,678)                 (116,221)
Other income (expense), net.....         439         5          --          --                       444
                                  -----------   ------    --------    --------               -----------
Income (loss) before income
  taxes.........................     (39,754)       45      (3,390)    (72,678)                 (115,777)
Provision (benefit) for income
  taxes.........................         (33)       15          --        (367)       (C)           (400)
                                                                           (15)       (D)
                                  -----------   ------    --------    --------               -----------
Net income (loss)...............     (39,721)       30      (3,390)    (72,296)                 (115,377)
Beneficial conversion feature
  associated with the sale of
  Preferred Stock...............      (6,158)       --          --       6,158        (E)             --
                                  -----------   ------    --------    --------               -----------
Net income (loss) attributable
  to common stockholders........  $  (45,879)   $   30    $ (3,390)    (66,138)              $  (115,377)
                                  ===========   ======    ========    ========               ===========
Net loss per share attributable
  to common stockholders, basic
  and diluted(F)................  $    (4.01)                                                $     (1.44)
                                  ===========                                                ===========
Shares used in per share
  computations, basic and
  diluted(F)....................  11,445,535                                                  80,243,449
                                  ===========                                                ===========



   See accompanying notes to unaudited pro forma condensed combined financial information.

                               MEDIBUY.COM, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                         COMBINED FINANCIAL INFORMATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)


     The following adjustments were applied to the Company's historical consolidated financial statements and the financial statements of PartNET and Premier Exchange to arrive at the unaudited pro forma condensed combined financial information.



(A) To record the issuance of 50,000,000 shares of medibuy.com Common Stock, warrants to purchase 11,162,901 shares of Common Stock and options to purchase 3,125,701 shares of Common Stock in exchange for all outstanding members' capital of Premier Exchange, including the elimination of Premier Exchange's historical equity accounts. The total purchase price was determined as follows:



Value of medibuy.com Common Stock, warrants and options.....  $701,212
Direct acquisition expenses.................................     5,250
                                                              --------
                                                              $706,462
                                                              ========



     The valuation of the medibuy.com Common Stock was based upon an assumed initial public offering price of $11.00 per share of Common Stock. The valuation of medibuy.com options and warrants to purchase Common Stock was based on fair value estimates on March 6, 2000 using the Black-Scholes option pricing model with the following weighted-average assumptions: expected life of three years, risk-free interest rate of 6.67%, expected volatility of 125% and expected dividend yield of 0%.



(B) To record the amortization of the intangible asset related to the Premier Exchange acquisition over its estimated period of benefit of ten years.



(C) To record the amortization of the intangible assets related to the PartNET acquisition over their estimated period of benefit of 36 months and the related tax effect.



(D) To offset PartNET income against medibuy.com operating losses.



(E) As a result of the conversion of Preferred Stock upon issuance, the beneficial conversion feature is eliminated.



(F) Pro forma basic and diluted net loss per share for the year ended December 31, 1999 are computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Preferred Stock into shares of the Company's Common Stock effective upon the closing of this Offering as if such conversion occurred on the date of original issuance. Pro forma basic and diluted net loss per share excludes vesting common shares and outstanding stock options and warrants as their effect is antidilutive. Differences between historical weighted average shares outstanding and pro forma weighted average shares outstanding used to compute net loss per share result from the inclusion of common shares issued in conjunction with the acquisition as if such shares were outstanding from January 1, 1999 and from the automatic conversion of the Company's Preferred Stock effective upon the close of this Offering. These differences are shown as follows:



                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                                 1999
                                                             ------------
Historical weighted average shares outstanding.............   11,445,535
Number of common shares issued on conversion of preferred
  stock....................................................   17,457,177
Number of weighted average common shares issued as part of
  the PartNET acquisition..................................    1,340,737
Number of common shares issued as part of the Premier
  Exchange acquisition.....................................   50,000,000
                                                              ----------
Pro forma weighted average shares outstanding..............   80,243,449
                                                              ==========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of PartNET, Inc.


In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of stockholders' equity present fairly, in all material respects, the financial position of PartNET, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PRICEWATERHOUSECOOPERS LLP

San Diego, California
November 5, 1999

                                 PARTNET, INC.

                                 BALANCE SHEET
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                            DECEMBER 31,
                                                            -------------    SEPTEMBER 30,
                                                            1997     1998        1999
                                                            -----    ----    -------------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...............................  $ 232    $377       $  649
  Accounts receivable (including unbilled amounts of $97,
     $104 and $36)........................................    121     170          170
  Prepaid expenses and other current assets...............     --       5           17
                                                            -----    ----       ------
       Total current assets...............................    353     552          836
Property and equipment, net...............................     75      38          200
Deferred tax assets.......................................     12      47           71
                                                            -----    ----       ------
       Total assets.......................................  $ 440    $637       $1,107
                                                            =====    ====       ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................  $  26    $ 20       $   68
  Accrued compensation and related expenses...............     59      56           40
  Deferred revenue........................................     30      30           72
  Bank line of credit.....................................     --      34           --
  Note payable to stockholder.............................     16      16           --
  Income taxes payable....................................     74     129          209
  Capital lease obligations...............................     22      23           39
                                                            -----    ----       ------
       Total current liabilities..........................    227     308          428
Note payable to stockholder, long-term portion............     16      --           --
Capital lease obligations, long-term portion..............     19       7          135
                                                            -----    ----       ------
       Total liabilities..................................    262     315          563
                                                            -----    ----       ------
Commitments (Note 7)
Stockholders' equity:
  Common stock, $0.01 par value; 1,000,000 shares
  authorized, 109,569 shares issued and outstanding.......      1       1            1
  Additional paid-in capital..............................    213     227          488
  Unearned stock-based compensation.......................   (112)    (60)        (256)
  Retained earnings.......................................     76     154          311
                                                            -----    ----       ------
       Total stockholders' equity.........................    178     322          544
                                                            -----    ----       ------
       Total liabilities and stockholder's equity.........  $ 440    $637       $1,107
                                                            =====    ====       ======

   The accompanying notes are an integral part of these financial statements.

                                 PARTNET, INC.

                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                    YEAR ENDED          NINE MONTHS ENDED
                                                   DECEMBER 31,           SEPTEMBER 30,
                                                  ---------------   -------------------------
                                                   1997     1998       1998          1999
                                                  ------   ------   -----------   -----------
                                                                    (UNAUDITED)   (UNAUDITED)
Revenues........................................  $1,655   $1,811     $1,257        $1,982
Cost of revenues................................     801      921        639           987
                                                  ------   ------     ------        ------
Gross profit....................................     854      890        618           995
General and administrative expenses.............     668      769        560           813
                                                  ------   ------     ------        ------
Income from operations..........................     186      121         58           182
                                                  ------   ------     ------        ------
Other income (expense):
  Other income..................................      --       --         --           100
  Interest income...............................       1        9          7            11
  Interest expense..............................     (11)      (7)        (7)          (43)
                                                  ------   ------     ------        ------
Other income (expense), net.....................     (10)       2         --            68
                                                  ------   ------     ------        ------
Income before income taxes......................     176      123         58           250
Provision for income taxes......................      54       45         20            93
                                                  ------   ------     ------        ------
Net income......................................  $  122   $   78     $   38        $  157
                                                  ======   ======     ======        ======

   The accompanying notes are an integral part of these financial statements.

                                 PARTNET, INC.

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                YEAR ENDED         NINE MONTHS ENDED
                                               DECEMBER 31,          SEPTEMBER 30,
                                               ------------    --------------------------
                                               1997    1998       1998           1999
                                               ----    ----    -----------    -----------
                                                               (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.................................  $122    $ 78       $ 38           $157
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Stock-based compensation................     5      66         40             65
     Deferred income taxes...................   (12)    (35)        --            (24)
     Depreciation and amortization...........    43      50         44             33
     Changes in assets and liabilities:
       Accounts receivable...................    32     (49)       (77)            --
       Prepaid expenses and other current
          assets.............................    --      (5)        (8)           (12)
       Accounts payable......................   (22)     (6)        (2)            48
       Income taxes payable..................    65      55          5             80
       Accrued compensation and related
          expenses...........................    24      (3)       (22)           (16)
       Deferred revenue......................    (2)     --         15             42
                                               ----    ----       ----           ----
          Net cash provided by operating
            activities.......................   255     151         33            373
                                               ----    ----       ----           ----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment........    (7)     (2)        (2)           (28)
                                               ----    ----       ----           ----
          Net cash used in investing
            activities.......................    (7)     (2)        (2)           (28)
                                               ----    ----       ----           ----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on capital lease
     obligations.............................   (17)    (22)       (17)           (23)
  Principal payments on note to
     stockholder.............................   (16)    (16)       (16)           (16)
  Principal payments on bank line of
     credit..................................    --      --         --            (34)
  Proceeds from bank line of credit..........    --      34         --             --
                                               ----    ----       ----           ----
          Net cash used in financing
            activities.......................   (33)     (4)       (33)           (73)
                                               ----    ----       ----           ----
Net increase (decrease) in cash and cash
  equivalents................................   215     145         (2)           272
Cash and cash equivalents, beginning of
  period.....................................    17     232        232            377
                                               ----    ----       ----           ----
Cash and cash equivalents, end of period.....  $232    $377       $230           $649
                                               ====    ====       ====           ====
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid for income taxes.................  $  2    $ 26       $ 17           $ 39
  Cash paid for interest.....................    11       7          5             43
SUPPLEMENT SCHEDULE OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES:
  Equipment acquired under capital leases....    --      11         11            166

   The accompanying notes are an integral part of these financial statements.

                                 PARTNET, INC.


                       STATEMENT OF STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                 COMMON STOCK     ADDITIONAL     UNEARNED
                               ----------------    PAID-IN     STOCK-BASED    RETAINED
                               SHARES    AMOUNT    CAPITAL     COMPENSATION   EARNINGS   TOTAL
                               -------   ------   ----------   ------------   --------   -----
BALANCE AT DECEMBER 31,
  1996.......................  109,569    $ 1        $ 96         $  --         $(46)    $ 51
  Unearned stock-based
     compensation............       --     --         117          (117)          --       --
  Amortization of stock-based
     compensation............       --     --          --             5           --        5
  Net income.................       --     --          --            --          122      122
                               -------    ---        ----         -----         ----     ----
BALANCE AT DECEMBER 31,
  1997.......................  109,569      1         213          (112)          76      178
  Unearned stock-based
     compensation............       --     --          14           (14)          --       --
  Amortization of stock-based
     compensation............       --     --          --            66           --       66
  Net income.................       --     --          --            --           78       78
                               -------    ---        ----         -----         ----     ----
BALANCE AT DECEMBER 31,
  1998.......................  109,569      1         227           (60)         154      322
  Unearned stock-based
     compensation
     (unaudited).............       --     --         261          (261)          --       --
  Amortization of stock-based
     compensation
     (unaudited).............       --     --          --            65           --       65
  Net income (unaudited).....       --     --          --            --          157      157
                               -------    ---        ----         -----         ----     ----
BALANCE AT SEPTEMBER 30, 1999
  (UNAUDITED)................  109,569    $ 1        $488         $(256)        $311     $544
                               =======    ===        ====         =====         ====     ====

   The accompanying notes are an integral part of these financial statements.

                                 PARTNET, INC.

                         NOTES TO FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

 1. ORGANIZATION AND BUSINESS

     PartNET, Inc. (the "Company") was incorporated in the State of Utah in May 1993. The Company is a software developer that specializes in electronic commerce systems that combine the Internet with instant access multiple distributed databases designed for business-to-business buyers and sellers. The Company's business consists of a single operating segment, and its operations and customers are located solely in the United States.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

UNAUDITED FINANCIAL STATEMENTS

     The interim financial statements as of September 30, 1999 and for the periods ended September 30, 1998 and 1999 are unaudited and have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. Operating results for interim periods are not necessarily indicative of operating results for an entire year.

USE OF ESTIMATES

     In the normal course of preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the financial statement date, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION AND CONCENTRATION OF CREDIT RISK

     The Company derives a majority of its revenues from software development and other services performed for the United States government, primarily under a long-term contract which provides for the reimbursement of costs plus a fixed percentage fee. Such revenues amounted to $1,552 and $1,628 for the years ended December 31, 1997 and 1998, respectively. Revenue under long-term contracts is recognized as services are performed using the percentage of completion method, measured primarily by costs incurred to date compared with total estimated costs at completion. The Company provides for anticipated losses on contracts by a charge to income during the period in which they are first identified.

     Contract costs, including indirect costs, are subject to audit and negotiations with government representatives. These audits have been completed and agreed upon through December 31, 1997. Contract revenues and accounts receivable are stated at amounts which are expected to be realized upon final settlement.

     The remainder of the Company's revenues result primarily from consulting contracts with commercial customers, which are recognized as revenue as the services are performed.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity date of three months or less from the date of purchase to be cash equivalents.

                                 PARTNET, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's cash and cash equivalents, accounts receivable, accounts payable, accrued compensation and related expenses and income taxes payable approximate fair value due to the short-term nature of these balances. The carrying amounts of the Company's bank line of credit, capital lease obligations and note payable to stockholder approximate fair value as the rates of interest for these instruments approximate market rates of interest currently available to the Company for similar instruments.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the assets ranging from three to five years. Leasehold improvements and assets recorded under capital leases are amortized over the shorter of the assets' useful lives or the related lease terms. Additions to property and equipment together with major renewals and betterments are capitalized. Expenditures for repairs, maintenance and minor renewals and betterments are charged to expense as incurred.

LONG-LIVED ASSETS

     The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when an asset's fair value, determined based on undiscounted cash flows, is less than its carrying amount. The Company has not identified any such losses.

INCOME TAXES

     The Company provides for income taxes utilizing the liability method. Under the liability method, current income tax expense or benefit represents income taxes expected to be payable or refundable for the current period. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax and financial reporting bases of assets and liabilities. Tax rate changes are reflected in income in the period such changes are enacted.

EMPLOYEE STOCK-BASED COMPENSATION

     The Company measures compensation expense for its employee stock-based compensation plans using the intrinsic value method and provides pro forma disclosures of net income as if a fair value-based method had been applied in measuring compensation expense. Accordingly, compensation cost for stock awards are measured as the excess, if any, of the deemed fair value for financial reporting purposes of the Company's Common Stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation cost is amortized over the related vesting periods using an accelerated graded method in accordance with Financial Accounting Standards Board Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans." Accrued compensation costs for awards that are forfeited are reversed against compensation expense in the period of forfeiture.

COMPREHENSIVE INCOME

     Comprehensive income for all periods presented consists solely of net income.

NEW ACCOUNTING PRONOUNCEMENT

     In June 1998, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its financial statements because it does not currently hold any derivative instruments and does not engage in any hedging activities.

 3. PROPERTY AND EQUIPMENT

     Property and equipment components are as follows:

                                                              DECEMBER 31,
                                                              -------------
                                                              1997    1998
                                                              ----    -----
Computer and other equipment................................  $ 16    $  19
Furniture and fixtures......................................    53       63
Leasehold improvements......................................    56       56
                                                              ----    -----
                                                               125      138
Accumulated depreciation and amortization...................   (50)    (100)
                                                              ----    -----
                                                              $ 75    $  38
                                                              ====    =====

 4. BANK LINE OF CREDIT

     Under terms of a revolving bank credit agreement negotiated in 1996, the Company may borrow up to $200. Borrowings under the credit line bear interest at a variable rate of 1% above the bank's prime rate (8.75% at December 31, 1998). The credit line is guaranteed by the Company's controlling stockholder. There are no restrictive covenants. The credit line matures on December 1, 1999. At December 31, 1998, $34 was outstanding under this facility. There were no borrowings outstanding under this facility at December 31, 1997.

 5. INCOME TAXES

     The provision for income taxes consists of the following:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                              1997    1998
                                                              ----    ----
Current
  Federal...................................................  $ 57    $ 70
  State.....................................................     9      10
                                                              ----    ----
                                                                66      80
                                                              ----    ----
Deferred
  Federal...................................................   (11)    (31)
  State.....................................................    (1)     (4)
                                                              ----    ----
                                                               (12)    (35)
                                                              ----    ----
                                                              $ 54    $ 45
                                                              ====    ====

     The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate to income before income taxes as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                              1997    1998
                                                              ----    ----
Federal income tax at statutory rate of 34%.................  $ 60    $42
State income taxes, net of federal benefit..................     4      6
Permanent differences and other.............................   (10)    (3)
                                                              ----    ---
                                                              $ 54    $45
                                                              ====    ===

     Significant components of the Company's deferred tax assets are as follows:

                                                              DECEMBER 31,
                                                              ------------
                                                              1997    1998
                                                              ----    ----
Stock-based compensation....................................  $ 3     $28
Depreciation and amortization...............................    8      17
Other.......................................................    1       2
                                                              ---     ---
                                                              $12     $47
                                                              ===     ===

 6. STOCK OPTION PLAN

     On December 1, 1995, the Company adopted a stock option plan (the "Plan") which provides for the grant of non-qualified stock options to employees, officers, directors, consultants and independent contractors. The Company reserved 46,868 shares of Common Stock for issuance under the Plan. The provisions for vesting and all other terms and conditions are determined by the Board of Directors at the time of grant. Generally, no option is exercisable after ten years from the date of grant. Options generally vest annually over four-year periods. At December 31, 1998, there were 17,518 shares of Common Stock available for future issuance under the Plan.

     The following table summarizes employee stock option activity under the
Plan:

                                                                          WEIGHTED-
                                                                           AVERAGE
                                                              NUMBER OF   EXERCISE
                                                               OPTIONS      PRICE
                                                              ---------   ---------
Outstanding at December 31, 1996............................       --          --
  Granted...................................................   24,150       $5.16
                                                               ------
Outstanding at December 31, 1997............................   24,150        5.16
  Granted...................................................    5,200        7.40
                                                               ------
Outstanding at December 31, 1998............................   29,350        5.55
                                                               ======

     No stock options have been issued to non-employees (which include consultants and independent contractors) during 1997 and 1998.

     The following table summarizes information about employee stock options outstanding and exercisable at December 31, 1998:

                                             WEIGHTED-
                                              AVERAGE
                                             REMAINING
          EXERCISE              OPTIONS        LIFE        OPTIONS
           PRICE              OUTSTANDING     (YEARS)    EXERCISABLE
          --------            ------------   ---------   ------------
$ 1.00......................     14,500        8.93         4,843
 10.00......................     14,850        8.74         4,986
                                 ------                     -----
                                 29,350                     9,829
                                 ======                     =====

     Employee stock-based compensation is recognized using the intrinsic value method. In connection with the grant of stock options to employees, the Company recorded unearned stock-based compensation within stockholders' equity of $117 and $14 during 1997 and 1998, respectively. This represents the difference between the deemed fair value of the Common Stock and the exercise price of these options on the date of grant. Amortization of unearned stock-based compensation, net of any charges reversed during the period for the forfeiture of unvested options, was $5 and $66 for 1997 and 1998, respectively.

     At December 31, 1998, the remaining unearned stock-based compensation of $60 will be amortized as follows: $34 in 1999, $15 in 2000, $8 in 2001 and $3 in 2002. The amount of stock-based compensation expense to be recorded in future periods could decrease if awards are forfeited for which accrued but unamortized compensation expense has been recorded.

     Had compensation expense for employee stock options been determined based on the fair value of the options on the date of grant, the Company's net income would have been as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              --------------
                                                              1997      1998
                                                              ----      ----
Net income:
  As reported...............................................  $122      $78
  Pro forma.................................................   117       63

     The weighted-average grant-date fair value per share of options granted during 1997 and 1998 was as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                                1997      1998
                                                              --------   -------
Weighted-average grant-date fair value of options granted:
  Exercise price equal to deemed fair value of Common Stock
     on the grant date:
       Weighted-average exercise price......................  $  10.00   $ 10.00
       Per share fair value.................................      2.20      2.00

  Exercise price less than deemed fair value of Common Stock on the grant date:
       Weighted-average exercise price......................      1.00      1.00
       Per share fair value.................................      9.21      9.20

     The fair value of the options was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for grants during 1997 and 1998:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1998
                                                              -------   -------
Expected life...............................................  4 years   4 years
Risk-free interest rate.....................................     6.0%      5.6%
Expected volatility.........................................       0%        0%
Expected dividend yield.....................................       0%        0%

     The volatility of the Company's Common Stock underlying the options was not considered because the Company's equity was not publicly traded as of December 31, 1997 and 1998. For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting periods using an accelerated graded method.

 7. COMMITMENTS

     The Company leased its office facility under an operating lease that terminated in March 1999. Rent expense was $40 for each of the years ended December 31, 1997 and 1998.

     The Company also leases certain equipment under capital lease agreements that mature on various dates through July 2004 and have interest rates ranging from 9.25% to 10.00%. As of December 31, 1997 and 1998, equipment held under capital leases totaled $59 and $70, respectively, and related accumulated amortization totaled $12 and $14, respectively.

     Future minimum payments under the Company's lease agreements at December 31, 1998 are as follows:

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
Year ending December 31,
  1999......................................................   $ 23       $  9
  2000......................................................      8         --
  2001......................................................      2         --
                                                               ----       ----
                                                                 33       $  9
                                                                          ====
  Less amount representing
     interest...............................................     (3)
                                                               ----
  Present value of minimum lease payments...................     30
  Less current portion......................................    (23)
                                                               ----
  Long-term portion of capital lease obligations............   $  7
                                                               ====

     In April 1999, the Company entered into an operating lease agreement for its office space under a noncancellable lease that expires in January 2004 and has annual rentals of $100. The controlling stockholder of the Company is also a limited partner of the lessor of the Company's office facility.

 8. RELATED PARTY TRANSACTIONS

     In 1996, the Company financed certain leasehold improvements with a loan obtained from a significant stockholder in the amount of $53. The loan is due in equal monthly installments of $2 and incurs interest at an annual rate of 10%. At December 31, 1997 and 1998, $32 and $16 remained outstanding under this loan, respectively.

 9. 401(k) PLAN

     In July 1997, the Company adopted the PartNET, Inc. 401(k) Profit Sharing Plan (the "401(k) Plan"). The 401(k) Plan covers substantially all employees of the Company who are at least 21 years of age. Employees may contribute up to 15% of their annual pre-tax compensation per year, not to exceed the maximum limit imposed by federal tax law. Company contributions to the 401(k) Plan are determined at management's discretion. Participants vest to Company contributions and related earnings after four years of continuous service with the Company. To date, the Company has made no contributions to the 401(k) Plan.

10. SUBSEQUENT EVENTS (UNAUDITED)

     In November 1999, the Company repurchased 15,000 shares of Common Stock from a significant stockholder for an aggregate purchase price of $600.

     In November 1999, the Company was acquired by medibuy.com, Inc., a company engaged in business-to-business Internet commerce in the healthcare industry.

                         REPORT OF INDEPENDENT AUDITORS



The Members


Premier Health Exchange, LLC



     We have audited the accompanying balance sheets of Premier Health Exchange, LLC, "PHx", (a development stage company) as of December 31, 1998, December 31, 1999 and February 29, 2000 and the related statements of operations, members' capital and cash flows for the period from September 16, 1998 (inception) to December 31, 1998, the year ended December 31, 1999, the two months ended February 29, 2000, and for the period from September 16, 1998 (inception) through February 29, 2000. These financial statements are the responsibility of PHx's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Premier Health Exchange, LLC as of December 31, 1998, December 31, 1999 and February 29, 2000, and the results of its operations and its cash flows for the period from September 16, 1998 (inception) to December 31, 1998, the year ended December 31, 1999, the two months ended February 29, 2000, and for the period from September 16, 1998 (inception) through February 29, 2000 in conformity with accounting principles generally accepted in the United States.



                                          /s/ Ernst & Young LLP



San Diego, California


March 6, 2000

                          PREMIER HEALTH EXCHANGE, LLC


                         (A DEVELOPMENT STAGE COMPANY)



                                 BALANCE SHEETS



                                                         DECEMBER 31,          FEBRUARY 29,
                                                     1998          1999            2000
                                                   ---------    -----------    ------------
ASSETS
Cash and cash equivalents........................  $      --    $        --    $23,650,000
                                                   ---------    -----------    -----------
Total current assets.............................         --             --     23,650,000
Software and equipment, net......................         --     12,707,000     18,271,000
                                                   ---------    -----------    -----------
Total assets.....................................  $      --    $12,707,000    $41,921,000
                                                   =========    ===========    ===========
LIABILITIES AND MEMBERS' CAPITAL
Accounts payable and accrued expenses............  $      --    $        --    $   750,000
                                                   ---------    -----------    -----------
Total liabilities................................         --             --        750,000
Commitments (Notes 3, 4 and 6)
Members' capital:
  Members' capital, no common membership units
     authorized, issued or outstanding at
     December 31, 1998 and 1999; 100,000,000
     common membership units authorized at
     February 29, 2000; 63,375,000 issued and
     outstanding at February 29, 2000............         --             --     47,711,000
  Members' capital subscribed....................    341,000     16,438,000             --
  Deficit accumulated during the development
     stage.......................................   (341,000)    (3,731,000)    (6,540,000)
                                                   ---------    -----------    -----------
Total members' capital...........................         --     12,707,000     41,171,000
                                                   ---------    -----------    -----------
Total liabilities and members' capital...........  $      --    $12,707,000    $41,921,000
                                                   =========    ===========    ===========



                            See accompanying Notes.

                          PREMIER HEALTH EXCHANGE, LLC


                         (A DEVELOPMENT STAGE COMPANY)



                            STATEMENTS OF OPERATIONS



                                FOR THE                                          FOR THE
                              PERIOD FROM                                      PERIOD FROM
                             SEPTEMBER 16,                                    SEPTEMBER 16,
                                 1998                         FOR THE TWO         1998
                              (INCEPTION)       FOR THE          MONTHS        (INCEPTION)
                                THROUGH        YEAR ENDED        ENDED           THROUGH
                             DECEMBER 31,     DECEMBER 31,    FEBRUARY 29,    FEBRUARY 29,
                                 1998             1999            2000            2000
                             -------------    ------------    ------------    -------------
General and administrative
  expenses (see Notes 1, 3
  and 4 regarding related
  party transactions with
  Premier Purchasing
  Partners, L.P.)..........    $341,000        $3,390,000      $2,809,000      $6,540,000
                               --------        ----------      ----------      ----------
Total operating expenses...     341,000         3,390,000       2,809,000       6,540,000
                               --------        ----------      ----------      ----------
Net loss...................    $341,000        $3,390,000      $2,809,000      $6,540,000
                               ========        ==========      ==========      ==========



                            See accompanying Notes.

                          PREMIER HEALTH EXCHANGE, LLC


                         (A DEVELOPMENT STAGE COMPANY)



                         STATEMENTS OF MEMBERS' CAPITAL



                                                                                 DEFICIT
                                                                               ACCUMULATED
                                       COMMON                     MEMBERS'     DURING THE
                                     MEMBERSHIP    MEMBERS'       CAPITAL      DEVELOPMENT
                                       UNITS        CAPITAL      SUBSCRIBED       STAGE         TOTAL
                                     ----------   -----------   ------------   -----------   ------------
Balance at September 16, 1998
  (inception)......................          --   $        --   $         --   $        --   $         --
  Subscription for Members'
    capital........................          --            --        341,000            --        341,000
  Net loss.........................          --            --             --      (341,000)      (341,000)
                                     ----------   -----------   ------------   -----------   ------------
Balance at December 31, 1998.......          --            --        341,000      (341,000)            --
    Subscription for Members'
      capital......................          --            --     16,097,000            --     16,097,000
    Net loss.......................          --                                 (3,390,000)    (3,390,000)
                                     ----------   -----------   ------------   -----------   ------------
Balance at December 31, 1999.......          --            --     16,438,000    (3,731,000)    12,707,000
  Subscription for Members'
    capital........................          --            --      7,623,000            --      7,623,000
  Issuance of common membership
    units in exchange for cash
    contribution ($.75 per
    membership unit)...............  31,414,532    23,650,000             --            --     23,650,000
  Issuance of common membership
    units in exchange for
    subscribed members' capital
    ($.75 per membership unit).....  31,960,468    24,061,000    (24,061,000)           --             --
  Net loss.........................                        --             --    (2,809,000)    (2,809,000)
                                     ----------   -----------   ------------   -----------   ------------
Balance at February 29, 2000.......  63,375,000   $47,711,000   $         --   $(6,540,000)  $ 41,171,000
                                     ==========   ===========   ============   ===========   ============



                            See accompanying Notes.

                          PREMIER HEALTH EXCHANGE, LLC


                         (A DEVELOPMENT STAGE COMPANY)



                            STATEMENTS OF CASH FLOWS



                                           FOR THE PERIOD                                 FOR THE PERIOD
                                                FROM                                           FROM
                                           SEPTEMBER 16,                                  SEPTEMBER 16,
                                                1998                       FOR THE TWO         1998
                                            (INCEPTION)     FOR THE YEAR      MONTHS       (INCEPTION)
                                              THROUGH          ENDED          ENDED          THROUGH
                                            DECEMBER 31,    DECEMBER 31,   FEBRUARY 29,    FEBRUARY 29,
                                                1998            1999           2000            2000
                                           --------------   ------------   ------------   --------------
OPERATING ACTIVITIES
Net loss.................................    $(341,000)     $(3,390,000)   $(2,809,000)    $(6,540,000)
Adjustments to reconcile net loss to cash
  used in operations:
    Depreciation and amortization........           --          873,000        560,000       1,433,000
    Net operations contributed to Premier
      Health Exchange, LLC (see Notes 1,
      3 and 4 regarding related party
      transactions with Premier
      Purchasing Partners, L.P.).........      341,000        2,517,000      1,499,000       4,357,000
  Change in accounts payable and accrued
    expenses.............................           --               --        750,000         750,000
                                             ---------      -----------    -----------     -----------
Net cash provided by (used in) operating
  activities.............................           --               --             --              --
                                             ---------      -----------    -----------     -----------

FINANCING ACTIVITIES
Member capital contribution..............           --               --     23,650,000      23,650,000
                                             ---------      -----------    -----------     -----------
Net cash provided by financing
  activities.............................           --               --     23,650,000      23,650,000
                                             ---------      -----------    -----------     -----------
Net increase in cash and cash
  equivalents............................           --               --     23,650,000      23,650,000
Cash and cash equivalents at beginning of
  period.................................           --               --             --              --
                                             ---------      -----------    -----------     -----------
Cash and cash equivalents at end of
  period.................................    $      --      $        --    $23,650,000     $23,650,000
                                             =========      ===========    ===========     ===========
SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES:
Software and equipment contributed to
  Premier Health Exchange, LLC (see Notes
  1, 3 and 4 regarding related party
  transactions with Premier Purchasing
  Partners, L.P.)........................    $      --      $13,580,000    $ 6,124,000     $19,704,000
                                             =========      ===========    ===========     ===========



                            See accompanying Notes.

                          PREMIER HEALTH EXCHANGE, LLC


                         (A DEVELOPMENT STAGE COMPANY)



                         NOTES TO FINANCIAL STATEMENTS


    FOR THE PERIOD FROM SEPTEMBER 16, 1998 (INCEPTION) TO FEBRUARY 29, 2000



 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



THE COMPANY



     Premier Health Exchange, LLC ("PHx"), a development stage company, is a limited liability company whose sole member is Premier Purchasing Partners, L.P. ("PPLP"). PPLP's general partner is Premier Plans, LLC, a limited liability company whose sole member is Premier, Inc. ("Premier"), a national strategic healthcare alliance of not for profit hospital and healthcare systems. Premier, through PPLP, offers the administration of group purchasing contracts through agreements with suppliers of medical and non-medical products and services. The nature of these agreements is to provide products and services to Premier's hospitals and healthcare systems at substantial cost savings. Certain of these hospitals and healthcare systems are also limited partners in PPLP.



     On September 16, 1998, PPLP commenced the development of a supply chain services and solutions software and equipment division ("Division"). The Division includes an Internet deployed electronic catalog to provide Premier's hospitals and healthcare systems with the ability to review contract products, prices and terms for all product categories of PPLP group purchasing contracts. In addition, the division has focused on the development of more advanced supply chain services and solutions including auction functionality and other dynamic purchasing capabilities.



BASIS OF PRESENTATION



     The accompanying financial statements have been prepared assuming that PHx will continue as a going concern. This basis of accounting contemplates the recovery of PHx's assets and the satisfaction of its liabilities in the normal course of business. Since inception, PHx has been engaged in organizational activities and the establishment of the electronic catalog. Through February 29, 2000, PHx has incurred accumulated losses of $6,540,000. Successful completion of PHx's development program and its transition to attaining profitable operations is dependent on obtaining financing adequate to complete its product development and the successful market introduction of its products and services. Management believes that the existing funds will be adequate to meet PHx's working capital requirements at least through February 28, 2001.



     As further discussed in Notes 4 and 5, on February 28, 2000, the assets, liabilities and operations of the Division, including all operations related to this project were contributed by PPLP to PHx in exchange for common membership units. PHx was formed on February 28, 2000 and shall continue until February 28, 2049 as defined in the operating agreement (see Note 5).



     The financial statements of PHx reflect the historical results of operations and cash flows of the Division during each respective period using PPLP's historical bases for the assets and liabilities and the historical results of operations of the Division. Changes in members' capital represent PPLP's transfer of its net investment in the Division, after giving effect to the net loss of the Division, plus cash transfers to PHx. The financial information included herein may not reflect the financial statements, operating results, changes in members' capital and cash flows of PHx in the future or what they would have been had PHx been a separate stand-alone entity during the periods presented.



     The financial statements include allocations of certain PPLP expenses, including centralized legal, accounting, treasury, information technology and management costs. The expense allocations have been determined on the basis that PPLP and PHx considered to be reasonable

                          PREMIER HEALTH EXCHANGE, LLC


                         (A DEVELOPMENT STAGE COMPANY)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


    FOR THE PERIOD FROM SEPTEMBER 16, 1998 (INCEPTION) TO FEBRUARY 29, 2000



reflections of the utilization of services provided or the benefit received by the Division. USE OF ESTIMATES



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



CASH AND CASH EQUIVALENTS



     Cash equivalents include liquid investments with remaining maturities of three months or less at the time of acquisition. The carrying value of these investments approximates fair value.



CONCENTRATION OF CREDIT RISK



     Financial instruments which potentially subject PHx to concentrations of credit risk consist primarily of cash and cash equivalents. PHx limits its exposure to credit loss by placing its cash with high credit quality financial institutions.



SOFTWARE AND EQUIPMENT



     Software and equipment are stated at cost and depreciated over the estimated useful lives of the assets (generally three to five years) using the straight-line method.



LONG-LIVED ASSETS



     PHx assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. An impairment loss would be recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset. While PHx's current and historical operating and cash flow losses are indicators of impairment, PHx believes the future cash flows to be received support the carrying value of its long lived assets, and accordingly, PHx has not recognized any impairment losses at February 29, 2000.



SOFTWARE DEVELOPMENT COSTS



     Software Development costs are accounted for in accordance with Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. In accordance with SOP 98-1, costs to develop internal-use computer software during the application development stage are capitalized. Capitalized software costs are amortized on a straight-line basis over the estimated useful lives of the related software applications of up to five years.



INCOME TAXES



     PHx is treated as a partnership for income tax purposes. Under provisions of the Internal Revenue Code, partnerships are not subject to federal income taxes. For income tax purposes, any income or losses realized are taxable to the individual members. Taxable income or loss is allocated to each member in accordance with the operating agreement.

                          PREMIER HEALTH EXCHANGE, LLC


                         (A DEVELOPMENT STAGE COMPANY)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


    FOR THE PERIOD FROM SEPTEMBER 16, 1998 (INCEPTION) TO FEBRUARY 29, 2000



EQUITY-BASED COMPENSATION



     PHx accounts for equity-based employee compensation arrangements using the intrinsic value method described by Accounting Principles Board Opinion No. 25 ("APB 25), Accounting for Stock Issued to Employees, and provides pro forma disclosures of net loss as if the minimum value method had been applied in measuring compensation expense in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. Under APB 25, compensation cost is recognized over the vesting period based on the excess, if any, on the date of grant of the estimated fair value of PHx's membership unit over the employee's exercise price. When the exercise price of the employee membership unit option is less than the fair value of the underlying membership unit on the grant date, deferred compensation is recognized and amortized to expense in accordance with the aggregation methodology prescribed by Financial Accounting Standards Board ("FASB") Interpretation No. 28 over the vesting period of the individual options, which is four years. Equity-based awards issued to non-employees are measured using fair value-based methods and are expensed over the period services are provided.



COMPREHENSIVE INCOME



     SFAS No. 130, Reporting Comprehensive Income, requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in members' capital during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments, and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income. For the period ended December 31, 1998, the year ended December 31, 1999, and the two months ended February 29, 2000, PHx had no items of other comprehensive income.



SEGMENT REPORTING



     SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. PHx has determined that it operates in only one segment. Accordingly, the adoption of this statement had no impact on PHx's financial statements.



EFFECT OF NEW ACCOUNTING STANDARDS



     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which will be effective January 1, 2001. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measure at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. PHx believes the adoption of SFAS No. 133 will not have a material effect on the financial statements.

                          PREMIER HEALTH EXCHANGE, LLC


                         (A DEVELOPMENT STAGE COMPANY)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


    FOR THE PERIOD FROM SEPTEMBER 16, 1998 (INCEPTION) TO FEBRUARY 29, 2000



 2. SOFTWARE AND EQUIPMENT



     Software and equipment consists of the following:



                                                   DECEMBER 31,
                                             -------------------------   FEBRUARY 29,
                                                1998          1999           2000
                                             -----------   -----------   ------------
Software...................................  $        --   $13,466,000   $18,614,000
Computer equipment.........................           --       114,000     1,090,000
                                             -----------   -----------   -----------
Total......................................           --    13,580,000    19,704,000
Accumulated depreciation and
  amortization.............................           --      (873,000)   (1,433,000)
                                             -----------   -----------   -----------
Software and equipment, net................  $        --   $12,707,000   $18,271,000
                                             ===========   ===========   ===========



 3. MEMBERS' CAPITAL



CAPITALIZATION



     On February 28, 2000, PHx issued 63,375,000 of it's common membership units and a warrant to purchase 14,930,381 units at an exercise price of $0.01 per unit to PPLP in exchange for $23,650,000 in cash and contributed operating expenses, software and equipment (See Note 4). The warrants are immediately exercisable; no warrants have been exercised to date.



MEMBERSHIP UNIT OPTIONS



     On February 28, 2000, PHx adopted the Employee Unit Option Plan (the "Plan") for the benefit of its eligible employees, consultants and independent directors. The Plan authorizes 4,180,625 common membership units of PHx for issuance. Under the terms of the Plan, non-qualified and incentive unit options may be granted at prices not less than 100% of the fair value on the date of grant. Options vest over four years and expire ten years from the date of grant.



     There were no unit options outstanding during the periods ended December 31, 1998, December 31, 1999, or February 29, 2000.



COMMON MEMBERSHIP UNITS RESERVED FOR ISSUANCE



     The following table summarizes common membership units reserved during issuance at February 29, 2000 on exercise or conversion of:



Common membership unit warrants.............................  14,930,381
Common membership unit options..............................   4,180,625
                                                              ----------
Total common membership units reserved for issuance.........  19,111,006
                                                              ==========



 4. RELATED PARTY TRANSACTIONS



     Prior to February 28, 2000, PHx was operated as a division of PPLP and the Division's operations were funded entirely by PPLP. For all periods through February 29, 2000, PPLP has allocated a portion of its corporate operating expenses to the Division, in accordance with SEC Staff Accounting Bulletin No. 55, "Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Less Business Components of Another Entity." These expenses have included centralized legal, accounting, treasury, information technology and

                          PREMIER HEALTH EXCHANGE, LLC


                         (A DEVELOPMENT STAGE COMPANY)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


    FOR THE PERIOD FROM SEPTEMBER 16, 1998 (INCEPTION) TO FEBRUARY 29, 2000



management costs. Allocations were based on a percentage allocation for such services provided based on relative expenditure levels. Management believes that the basis used for allocating corporate services is reasonable. While the terms of these transactions may differ from those that would result from transactions among unrelated parties, management does not believe such differences would be material. Software and equipment at the Division were transferred to PHx at their historical carryover basis.



     Contributions by PPLP to PHx are as follows:



                                        FOR THE                                          FOR THE
                                      PERIOD FROM                                      PERIOD FROM
                                     SEPTEMBER 16,                                    SEPTEMBER 16,
                                         1998                         FOR THE TWO          1998
                                      (INCEPTION)       FOR THE          MONTHS        (INCEPTION)
                                        THROUGH        YEAR ENDED        ENDED           THROUGH
                                     DECEMBER 31,     DECEMBER 31,    FEBRUARY 29,     FEBRUARY 29,
                                         1998             1999            2000             2000
                                     -------------    ------------    ------------    --------------
Operating expenses contributed by
  PPLP to PHx......................    $341,000       $ 2,517,000     $ 1,499,000      $ 4,357,000
Software and equipment contributed
  by PPLP to PHx...................          --        13,580,000       6,124,000       19,704,000
Cash contribution by PPLP to PHx...          --                --      23,650,000       23,650,000
                                       --------       -----------     -----------      -----------
                                       $341,000       $16,097,000     $31,273,000      $47,711,000
                                       ========       ===========     ===========      ===========



 5. UNIT PURCHASE AGREEMENT



     Pursuant to the Unit Purchase Agreement, PPLP transferred to PHx ownership of all assets reflected on PHx's balance sheet, including specified intellectual property and technology related to and necessary for PHx to conduct its business. As of the effective date, PHx also assumed all liabilities from PPLP primarily resulting from operations of the business or resulting from any asset that PPLP transferred to PHx. For its contribution, PPLP received 63,375,000 common membership units in PHx and a warrant to purchase up to 14,930,381 common membership units at an exercise price of $0.01 per unit.



 6. SUBSEQUENT EVENTS



     On March 1, 2000, PHx granted options to employees to purchase 4,180,625 common membership units at a purchase price of $4.00 per share. In connection with the issuance of these options, PHx recorded a deferred compensation charge of $17.6 million that will be amortized over the vesting period of the individual options.



     On March 4, 2000, PHx entered into a ten-year e-commerce outsourcing agreement with PPLP to develop, integrate and maintain an online marketplace on behalf of PPLP. PHx will receive minimum aggregate payments from PPLP of $159 million over the term of the agreement for integration and maintenance services. Additionally, PHx will receive e-commerce transaction fees from PPLP based on a percentage of the gross transaction value of certain products and services purchased on the marketplace through standard group purchasing agreements in excess of contracted minimum purchasing volumes. PHx is required to pay PPLP a sales commission equal to a contracted percentage of the e-commerce transaction fees it earns on the

                          PREMIER HEALTH EXCHANGE, LLC


                         (A DEVELOPMENT STAGE COMPANY)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


    FOR THE PERIOD FROM SEPTEMBER 16, 1998 (INCEPTION) TO FEBRUARY 29, 2000



online marketplace related to goods and services not purchased through the standard group purchasing agreements maintained by PPLP.



     On March 4, 2000, PHx also entered into a renewable ten-year agreement with Premier, Inc., whereby Premier, Inc. will provide promotion, marketing and management support services for certain e-commerce offerings of PHx. PHx is required to make payments totaling $20.0 million over the ten-year term of the agreement.



     On March 4, 2000, PHx signed a definitive agreement to merge its operations with medibuy.com, a healthcare electronic commerce supply chain services company.

----------------------------------------------------------
----------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                             ----------------------
                               TABLE OF CONTENTS


                                          Page
                                          ----
Prospectus Summary......................    3
Risk Factors............................    9
Special Note Regarding Forward-Looking
  Statements............................   24
Use of Proceeds.........................   25
Dividend Policy.........................   25
Capitalization..........................   26
Dilution................................   27
Selected Consolidated Financial
  Information...........................   28
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   30
Business................................   37
Management..............................   55
Related Party Transactions..............   68
Principal Stockholders..................   71
Description of Capital Stock............   74
Shares Eligible for Future Sale.........   78
Underwriting............................   80
Validity of Common Stock................   82
Experts.................................   82
Where You Can Find More Information.....   83
Index to Financial Statements...........  F-1


                             ----------------------

      Through and including             , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------


                               13,000,000 Shares

                               MEDIBUY.COM, INC.
                                  Common Stock
                             ----------------------
                                 [MEDIBUY LOGO]
                             ----------------------

                              GOLDMAN, SACHS & CO.
                          DONALDSON, LUFKIN & JENRETTE
                           THOMAS WEISEL PARTNERS LLC

                                 WIT SOUNDVIEW


                      REPRESENTATIVES OF THE UNDERWRITERS

----------------------------------------------------------
----------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the SEC registration fee and the NASD filing fee.


SEC Registration fee........................................  $   47,362
NASD filing fee.............................................      18,440
Nasdaq Listing Application fee..............................      95,000
Printing and engraving expenses.............................     330,000
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................     400,000
Transfer agent and registrar fees...........................      25,000
Miscellaneous...............................................      34,198
                                                              ----------
  Total.....................................................  $1,450,000
                                                              ==========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


The Registrant's Bylaws require that directors and officers be indemnified to the maximum extent permitted by Delaware law.

The Delaware General Corporation Law (the "Delaware GCL") provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative suit) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reason to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause (iii) if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. The indemnification described in clauses (ii) and (iii) above shall be made upon order by a court or a determination by (i) a majority of disinterested directors, (ii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion or (iii) the stockholders that indemnification is proper because the applicable standard of conduct is met. Expenses incurred by a director or officer in defending an action may be advanced by the corporation prior to the final disposition of such action upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified in connection with the proceeding to which the expenses relate. The Registrant's Amended and Restated Certificate of Incorporation includes a provision eliminating, to the fullest extent permitted by Delaware law, director liability for monetary damages for breaches of fiduciary duty.

The Registrant has entered into indemnity agreements (the "Indemnity Agreements") with each director or officer designated by the Board of Directors. The Indemnity Agreements require that the Registrant indemnify directors and officers who are parties thereto in all cases to the fullest extent permitted by Delaware law. Under the Delaware GCL, except in the case of litigation in which a director or officer is successful on the merits, indemnification of a director or officer is discretionary rather than mandatory. Consistent with the Registrant's Bylaw provision on the subject, the Indemnity Agreements require the Registrant to make prompt payment of litigation expenses at the request of the director or officer in advance of indemnification provided that he undertakes to repay the amounts if it is ultimately determined that he is not entitled to indemnification for such expenses. The advance of litigation expenses is mandatory; under the Delaware GCL such advance would be discretionary. Under the Indemnity Agreements, the director or officer is permitted to bring suit to seek recovery of amounts due under the Indemnity Agreements and is entitled to recover the expenses of seeking such recovery unless a court determines that the action was not made in good faith or was frivolous. Without the Indemnity Agreements, the Registrant would not be required to pay the director or officer for his expenses in seeking indemnification recovery against the Registrant. Under the Indemnity Agreements, directors and officers are not entitled to indemnity or advancing of expenses
(i) if such director or officer has recovered payment under an insurance policy for the subject claim, or has otherwise been indemnified against the subject claim, (ii) for actions initiated or brought by the director or officer and not by way of defense (except for actions seeking indemnity or expenses from the Registrant), (iii) if the director or officer violated section 16(b) of the Exchange Act or similar provisions of law or (iv) if a court of competent jurisdiction determines that the director or officer failed to act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant or, with respect to any proceeding which is of a criminal nature, had reasonable cause to believe his conduct was unlawful. Absent the Indemnity Agreements, indemnification that might be made available to directors and officers could be changed by amendments to the Registrant's Amended and Restated Certificate of Incorporation or Bylaws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Since inception, August 18, 1998, the Registrant has sold and issued the following unregistered securities:

          (a) Between August 22, 1998 and September 26, 1998, the Registrant issued and sold 10,110,000 shares of its common stock to 31 founding employees and consultants in exchange for an aggregate purchase price of $5,115.

          (b) Between September 30, 1998 and January 31, 1999, the Registrant sold and issued 1,362,000 shares of its common stock to 34 investors, including certain initial founder employees and consultants, for an aggregate purchase price of $681,000. The shares of common stock were subsequently exchanged for 68,100 shares of Series A preferred stock.

          (c) The Registrant issued two promissory notes dated January 15, 1999 and January 29, 1999, to two investors convertible into preferred stock of the Registrant, and a warrant to purchase shares of common stock dated January 29, 1999 to a single investor. The promissory notes and the warrant were canceled upon the closing of the sale and issuance of the Series B preferred stock. On March 17, 1999, the Registrant sold and issued 334,907 shares of its Series B preferred stock to three investors for an aggregate purchase price of $5,023,605.

          (d) On March 5, 1999, the Registrant granted Ridgewood Capital Management, LLC the right to receive up to 141,280 shares of common stock in exchange for financial management services.

          (e) On June 11, 1999, the Registrant issued and sold 4,458,332 shares of its Series C preferred stock to 9 investors for an aggregate purchase price of $16,049,995.

          (f) On June 11, 1999, the Registrant granted to six of its existing stockholders the right to purchase up to 1,819,865 shares of its Series D preferred stock. If exercised, the stockholders would have been entitled to purchase the shares for an aggregate purchase price of approximately $22 million.

          (g) From August 31, 1999, to December 21, 1999, the Registrant issued and sold 2,423,656 shares of its Series D preferred stock to 21 investors for an aggregate purchase price of $29,302,001.

          (h) Since March 1999, the Registrant has granted stock options to purchase shares of its common stock to various employees, directors and consultants pursuant to its 1999 Equity Incentive Plan and its 1999 Omnibus Equity Plan, and pursuant to stock options not under any plan. As of December 31, 1999, the Registrant had issued and sold, in the aggregate, 416,250 shares of its common stock for per share exercise prices ranging from $0.08 to $5.44 to employees and consultants pursuant to their exercise of stock options granted under the Registrant's 1999 Equity Incentive Plan and its 1999 Omnibus Equity Plan.

          (i) On November 30, 1999, the Registrant issued an aggregate of 1,170,098 shares of its common stock to the stockholders of PartNET, Inc. upon the acquisition of PartNET. In addition, the Registrant granted the optionholders of PartNET stock options to purchase up to an aggregate of 579,850 shares of the Registrant's common stock in substitution for the outstanding stock options of PartNET. The exercise prices of the stock options range from $0.08 to $0.81 per share, after giving effect of the exchange ratio in the acquisition.


          (j) From December 30, 1999 to January 11, 2000, the Registrant issued and sold 3,281,515 shares of its Series E preferred stock to 13 investors for an aggregate purchase price of $67,402,318. Investors in this offering included funds affiliated with each of MeriTech Capital Partners, Allianz Capital Partners, Goldman, Sachs & Co., Thomas Weisel Partners, Donaldson, Lufkin & Jenrette, and Acorn Technology Fund, L.P.



          (k) On January 11, 1999, the Registrant issued two warrants to purchase up to an aggregate of 379,968 shares of the Registrant's common stock to Allianz Capital Partners GmbH and Jochen Noelke.



          (l) In March 2000, we issued to drugstore.com, inc. a warrant to purchase 500,000 shares of our common stock for an exercise price of $0.004 per share. The shares subject to the warrant are immediately exercisable upon grant. The warrant expires on the second anniversary of the date of grant.



          (m) Concurrent with this offering, the Registrant will issue stock options and assume warrants upon the acquisition of Premier Health Exchange LLC. In the acquisition, the Registrant will grant to the optionholders of Premier Health Exchange LLC stock options to purchase up to an aggregate of 3,125,701 shares of the Registrant's common stock in substitution for the outstanding common membership unit options of Premier Health Exchange LLC. The exercise price of the stock options will be $5.35 per share. In addition, the Registrant will assume warrants to purchase membership units of Premier Health Exchange LLC. The assumed warrants will be converted into warrants to purchase an aggregate of 11,162,901 shares of common stock of the Registrant, with an exercise price of $.01 per share. The shares of common stock and warrants issued to the members of Premier Health Exchange LLC will be registered on a registration statement of Form S-4 which will become effective concurrently with this registration statement.



The common stock amounts and per share exercise prices in the descriptions above reflect an assumed two and one-half-for-one stock split of the Registrant's common stock which is assumed to take place prior to effectiveness of this offering.

The exchange of securities described under Item 15(b) was exempt under Section 3(a)(9) of the Securities Act. The issuances of equity securities described in Items 15(a), 15(c) through 15(g), 15(j) through 15(l) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The issuances of securities described in
Item 15(h) and the stock options issued in substitution for the stock options of PartNET described in Item 15(i) and the stock options issued in substitution for the stock options of Premier Health Exchange LLC described in Item 15(m) were deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act or on Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans approved by the Registrant's board of directors. The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the Registrant.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1      Form of Underwriting Agreement.
 3.1*     Registrant's Amended and Restated Certification of
          Incorporation, as currently in effect.
 3.2*     Registrant's Bylaws, as amended, as currently in effect.
 3.3      Form of Registrant's Amended and Restated Certificate of
          Incorporation, to be effective upon the closing of this
          offering.
 3.4      Form of Registrant's Amended and Restated Certificate of
          Incorporation, to be filed after the closing of this
          offering.
 3.5*     Form of Registrant's Amended and Restated Bylaws, to be
          effective upon the closing of this offering.
 4.1      Form of common stock Certificate of Registrant.
 5.1**    Opinion of Cooley Godward LLP.
10.1*     Form of Indemnity Agreement entered into between the
          Registrant and its directors and executive officers.
10.2*     1999 Equity Incentive Plan, as amended.
10.3*     Form of Stock Option Grant Notice and related Stock Option
          Agreement under the 1999 Equity Incentive Plan.
10.4*     1999 Omnibus Equity Plan.
10.5*     Form of Stock Option Grant Notice and related Stock Option
          Agreements under the 1999 Omnibus Equity Plan.
10.6*     1999 Non-Employee Directors' Stock Option Plan.
10.7*     Form of Stock Option Grant Notice and Related Stock Option
          Agreement under the 1999 Non-Employee Directors' Stock
          Option Plan.
10.8*     1999 Employee Stock Purchase Plan.
10.9*     Employee Stock Purchase Plan Offering.
10.10     Employment Agreement by and between the Registrant and
          Dennis J. Murphy dated March 29, 1999, as amended effective
          October 26, 1999 and January 28, 2000.
10.11     Employment Agreement by and between the Registrant and James
          L. Hersma dated May 26, 1999, as amended effective December
          28, 1999 and January 28, 2000.

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
10.12     Employment Agreement by and between the Registrant and
          Charles R. Smith dated November 12, 1998, as amended
          effective October 26, 1999 and January 28, 2000.
10.13     Employment Agreement by and between the Registrant and
          Norman R. Farquhar dated October 6, 1999, as amended
          effective January 28, 2000.
10.14     Employment Agreement by and between the Registrant and
          Robert B. Witt dated May 10, 1999, as amended effective
          January 28, 2000.
10.15*    Employment Agreement by and between the Registrant and Don
          Brown dated November 22, 1999.
10.16*    Consulting Agreement dated March 5, 1999, by and between the
          Registrant and Ridgewood Capital, Inc.
10.17*    Consulting Services Agreement between the Registrant and
          Ernst & Young LLP dated October 28, 1999.
10.18*    Common Stock Exchange Agreement by and between the
          Registrant and John H. Stevens dated June 11, 1999.
10.19*    Second Amended and Restated Investors Rights Agreement by
          and among the Registrant and the Investors identified
          therein dated January 7, 2000.
10.20*    Amended and Restated Stockholder Agreement by and among the
          Registrant and certain of its Stockholders, as identified
          therein dated January 7, 2000.
10.21*    Lease Agreement by and between the Registrant and Kilroy
          Realty, L.P. dated August 1, 1999.
10.22*    Lease Agreement by and between the Registrant and PHL-OPCO,
          LP dated April 1, 1999.
10.23*    Lease Agreement by and between the Registrant and Twenty
          First Properties, Inc. dated July 7, 1999.
10.24*    Sublease by and between the Registrant and Southwall
          Technologies, Inc. dated October 14, 1999 and Master Lease by and between C&J Development Co., and Southwall
          Technologies, Inc.
10.25     Lease by and between Paradigm Resources, L.C. and PartNET,
          Inc. dated January 12, 1999.
10.26*    Master Lease Agreement by and between the Registrant and Sun
          Microsystems dated October 7, 1999.
10.27*    Logistics Research and Development Program, BAA 95-25 by and
          between PartNET, Inc., and the Defense Advanced Research
          Projects Agency dated September 16, 1996, as amended.
10.28*    System/Data License Agreement by and between the Registrant and Healthdemographics, Inc. dated September 30, 1998, as
          amended.
10.29*    Supplyline License Agreement by and between the Registrant and Owen Healthcare, Inc. dated October 13, 1999.
10.30*    Web Content Agreement by and between the Registrant and
          physiciansite.com, Inc. dated October 28, 1999.
10.31*    Agreement and Plan of Merger and Reorganization by and among the Registrant, Medibuy Acquisition Corporation, PartNET,
          Inc. and the shareholders of PartNET, Inc. dated as of
          October 29, 1999.
10.32(+)  Software License and Services Agreement by and between the
          Registrant and Vitria Technology, Inc. dated December 17,
          1999.
10.33*    Strategic Relationship Agreement by and among the Registrant and Allianz Capital Partners, Gmbh and Jochen Noelke dated
          January 7, 2000.

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
10.34*    Form of Warrant to purchase shares of Common Stock of the
          Registrant issued to Allianz Capital Partners, Gmbh.
10.35*    Form of Warrant to purchase shares of Common Stock of the
          Registrant issued to Jochen Noelke.
10.36(+)  Joint Marketing and Promotion Agreement by and between the
          Registrant and Healtheon/WebMD Corporation, dated January
          18, 2000.
10.37     Strategic Alliance Agreement by and between the Registrant and drugstore.com, Inc., dated February 14, 2000.
10.38(+)  E-commerce Outsourcing Agreement by and between Premier
          Health Exchange LLC and Premier Purchasing Partners, L.P.,
          dated March 4, 2000.
10.39(+)  Premier Support Agreement by and between Premier Health
          Exchange LLC and Premier, Inc., dated March 4, 2000.
10.40     Agreement and Plan of Merger among the Registrant, Sapphire
          Acquisition Corp., Premier Health Exchange LLC, Premier
          Purchasing Partners, L.P. and Premier, Inc., as amended on
          March 15, 2000.
10.41     Voting Agreement by and between the Registrant and Premier
          Purchasing Partners, L.P. dated March 6, 2000.
10.42     Form of Lock-up and Registration Rights Agreement to be
          executed by and between the Registrant and Premier
          Purchasing Partners, L.P.
21.1*     Subsidiaries of the Registrant.
23.1      Consent of PricewaterhouseCoopers, LLP, Independent
          Accountants.
23.2      Consent of Ernst & Young LLP, Independent Auditors
23.3**    Consent of Cooley Godward LLP. Reference is made to Exhibit
          5.1.
24.1*     Power of Attorney. Reference is made to page II-7.
27.1      Financial Data Schedule.
99.1      Affidavit of Norman Farquhar regarding nomination of Richard
          A. Norling as a prospective director of the Registrant.


---------------

 * Previously filed.



** To be filed by amendment.



 (+) Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, in the City of San Diego, County of San Diego, State of California, on the 15th day of March, 2000.



                                          By:    /s/ NORMAN R. FARQUHAR

                                            ------------------------------------

                                              Norman R. Farquhar


                                              Executive Vice President
                                            Chief Financial Officer and
                                              Secretary



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                   TITLE                        DATE
                  ---------                                   -----                        ----

*                                              Chief Executive Officer, President     March 15, 2000
------------------------------------------     and Director (Principal Executive
Dennis J. Murphy                               Officer)

           /s/ NORMAN R. FARQUHAR              Executive Vice President, Chief        March 15, 2000
 ------------------------------------------    Financial Officer and Secretary
             Norman R. Farquhar                (Principal Financial and Accounting
                                               Officer)

*                                              Executive Vice President, Market       March 15, 2000
------------------------------------------     Development and Director
James L. Hersma

*                                              Director                               March 15, 2000
------------------------------------------
Douglas C. Allred

*                                              Director                               March 15, 2000
------------------------------------------
Brook H. Byers

*                                              Director                               March 15, 2000
---------------------------------------------
Ann H. Lamont

*                                              Director                               March 15, 2000
---------------------------------------------
John H. Stevens

*                                              Director                               March 15, 2000
------------------------------------------
Mark A. Stevens

         *By: /s/ NORMAN R. FARQUHAR
    ------------------------------------
            (Norman R. Farquhar)
             (Attorney-in-fact)

                                 EXHIBIT INDEX



EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1      Form of Underwriting Agreement.
 3.1*     Registrant's Amended and Restated Certification of
          Incorporation, as currently in effect.
 3.2*     Registrant's Bylaws, as amended, as currently in effect.
 3.3      Form of Registrant's Amended and Restated Certificate of
          Incorporation, to be effective upon the closing of this
          offering.
 3.4      Form of Registrant's Amended and Restated Certificate of
          Incorporation, to be filed after the closing of this
          offering.
 3.5*     Form of Registrant's Amended and Restated Bylaws, to be
          effective upon the closing of this offering.
 4.1      Form of common stock Certificate of Registrant.
 5.1**    Opinion of Cooley Godward LLP.
10.1*     Form of Indemnity Agreement entered into between the
          Registrant and its directors and executive officers.
10.2*     1999 Equity Incentive Plan, as amended.
10.3*     Form of Stock Option Grant Notice and related Stock Option
          Agreement under the 1999 Equity Incentive Plan.
10.4*     1999 Omnibus Equity Plan.
10.5*     Form of Stock Option Grant Notice and related Stock Option
          Agreements under the 1999 Omnibus Equity Plan.
10.6*     1999 Non-Employee Directors' Stock Option Plan.
10.7*     Form of Stock Option Grant Notice and Related Stock Option
          Agreement under the 1999 Non-Employee Directors' Stock
          Option Plan.
10.8*     1999 Employee Stock Purchase Plan.
10.9*     Employee Stock Purchase Plan Offering.
10.10     Employment Agreement by and between the Registrant and
          Dennis J. Murphy dated March 29, 1999, as amended effective
          October 26, 1999 and January 28, 2000.
10.11     Employment Agreement by and between the Registrant and James
          L. Hersma dated May 26, 1999, as amended effective December
          28, 1999 and January 28, 2000.
10.12     Employment Agreement by and between the Registrant and
          Charles R. Smith dated November 12, 1998, as amended
          effective October 26, 1999 and January 28, 2000.
10.13     Employment Agreement by and between the Registrant and
          Norman R. Farquhar dated October 6, 1999, as amended
          effective January 28, 2000.
10.14     Employment Agreement by and between the Registrant and
          Robert B. Witt dated May 10, 1999, as amended effective
          January 28, 2000.
10.15*    Employment Agreement by and between the Registrant and Don
          Brown dated November 22, 1999.
10.16*    Consulting Agreement dated March 5, 1999, by and between the
          Registrant and Ridgewood Capital, Inc.
10.17*    Consulting Services Agreement between the Registrant and
          Ernst & Young LLP dated October 28, 1999.
10.18*    Common Stock Exchange Agreement by and between the
          Registrant and John H. Stevens dated June 11, 1999.
10.19*    Second Amended and Restated Investors Rights Agreement by
          and among the Registrant and the Investors identified
          therein dated January 7, 2000.

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
10.20*    Amended and Restated Stockholder Agreement by and among the
          Registrant and certain of its Stockholders, as identified
          therein dated January 7, 2000.
10.21*    Lease Agreement by and between the Registrant and Kilroy
          Realty, L.P. dated August 1, 1999.
10.22*    Lease Agreement by and between the Registrant and PHL-OPCO,
          LP dated April 1, 1999.
10.23*    Lease Agreement by and between the Registrant and Twenty
          First Properties, Inc. dated July 7, 1999.
10.24*    Sublease by and between the Registrant and Southwall
          Technologies, Inc. dated October 14, 1999 and Master Lease by and between C&J Development Co., and Southwall
          Technologies, Inc.
10.25     Lease by and between Paradigm Resources, L.C. and PartNET,
          Inc. dated January 12, 1999.
10.26*    Master Lease Agreement by and between the Registrant and Sun
          Microsystems dated October 7, 1999.
10.27*    Logistics Research and Development Program, BAA 95-25 by and
          between PartNET, Inc., and the Defense Advanced Research
          Projects Agency dated September 16, 1996, as amended.
10.28*    System/Data License Agreement by and between the Registrant and Healthdemographics, Inc. dated September 30, 1998, as
          amended.
10.29*    Supplyline License Agreement by and between the Registrant and Owen Healthcare, Inc. dated October 13, 1999.
10.30*    Web Content Agreement by and between the Registrant and
          physiciansite.com, Inc. dated October 28, 1999.
10.31*    Agreement and Plan of Merger and Reorganization by and among the Registrant, Medibuy Acquisition Corporation, PartNET,
          Inc. and the shareholders of PartNET, Inc. dated as of
          October 29, 1999.
10.32(+)  Software License and Services Agreement by and between the
          Registrant and Vitria Technology, Inc. dated December 17,
          1999.
10.33*    Strategic Relationship Agreement by and among the Registrant and Allianz Capital Partners, Gmbh and Jochen Noelke dated
          January 7, 2000.
10.34*    Form of Warrant to purchase shares of Common Stock of the
          Registrant issued to Allianz Capital Partners, Gmbh.
10.35*    Form of Warrant to purchase shares of Common Stock of the
          Registrant issued to Jochen Noelke.
10.36(+)  Joint Marketing and Promotion Agreement by and between the
          Registrant and Healtheon/WebMD Corporation, dated January
          18, 2000.
10.37     Strategic Alliance Agreement by and between the Registrant and drugstore.com, Inc., dated February 14, 2000.
10.38(+)  E-commerce Outsourcing Agreement by and between Premier
          Health Exchange LLC and Premier Purchasing Partners, L.P.,
          dated March 4, 2000.
10.39(+)  Premier Support Agreement by and between Premier Health
          Exchange LLC and Premier, Inc., dated March 4, 2000.
10.40     Agreement and Plan of Merger among the Registrant, Sapphire
          Acquisition Corp., Premier Health Exchange LLC, Premier
          Purchasing Partners, L.P. and Premier, Inc., as amended on
          March 15, 2000.

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
10.41     Voting Agreement by and between the Registrant and Premier
          Purchasing Partners, L.P. dated March 6, 2000.
10.42     Form of Lock-up and Registration Rights Agreement by and
          between the Registrant and Premier Purchasing Partners, L.P.
          to be executed.
21.1*     Subsidiaries of the Registrant.
23.1      Consent of PricewaterhouseCoopers, LLP, Independent
          Accountants.
23.2      Consent of Ernst & Young LLP, Independent Auditors
23.3**    Consent of Cooley Godward LLP. Reference is made to Exhibit
          5.1.
24.1*     Power of Attorney. Reference is made to page II-7.
27.1      Financial Data Schedule.
99.1      Affidavit of Norman Farquhar regarding nomination of Richard
          A. Norling as a prospective director of the Registrant.


---------------

 * Previously filed.



** To be filed by amendment.



  (+) Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.